Filed Pursuant to Rule 424(b)(5)

File Number 333-56303

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 9, 2004)

$300,499,000

E*TRADE RV AND MARINE TRUST 2004-1

Issuer

ETCF ASSET FUNDING CORPORATION

Depositor

E*TRADE CONSUMER FINANCE CORPORATION

Servicer

You should carefully read the “ risk factors”, beginning on page S-8 of this prospectus supplement and page 11 of the accompanying prospectus.

The notes are payable solely from the assets of E*TRADE RV and Marine Trust 2004-1. The notes do not represent obligations of or interests in, and are not guaranteed by, ETCF Asset Funding Corporation, E*TRADE Consumer Finance Corporation, E*TRADE Bank, E*TRADE Securities LLC, E*TRADE Financial Corporation, any of their affiliates or any other person or entity.

No one may use this prospectus supplement to offer or sell these securities unless it is accompanied by the prospectus.

The following notes are being offered by this prospectus supplement:

	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
Class A-1 Notes	$61,200,000	2.67%	July 7, 2009
Class A-2 Notes	$66,200,000	3.13%	October 7, 2013
Class A-3 Notes	$75,900,000	3.62%	October 8, 2018
Class A-4 Notes	$32,500,000	4.18%	July 7, 2021
Class A-5 Notes	$34,572,000	4.58%	November 7, 2031
Class B Notes	$10,042,000	4.25%	November 7, 2031
Class C Notes	$9,270,000	4.54%	November 7, 2031
Class D Notes	$10,815,000	4.86%	November 7, 2031

Total	$300,499,000

	Price to Public	Underwriting Discounts	Proceeds to the Depositor
Per Class A-1 Note	99.997293%	0.1750%	99.822293%
Per Class A-2 Note	99.993941%	0.2000%	99.793941%
Per Class A-3 Note	99.983171%	0.2500%	99.733171%
Per Class A-4 Note	99.993806%	0.3000%	99.693806%
Per Class A-5 Note	99.952608%	0.3525%	99.600108%
Per Class B Note	99.999426%	0.5000%	99.499426%
Per Class C Note	99.982476%	0.6500%	99.332476%
Per Class D Note	99.969333%	1.0000%	98.969333%

Total	$300,457,163	$867,231	$299,589,932

•	Interest on and principal of the notes will be payable monthly, on the 7th day of each month or, if the 7th is not a business day, the next business day, starting on January 7, 2005.

•	The issuer is also issuing Class E notes with an initial Note Balance of $6,952,000, which Class E notes are not being offered hereunder.

•	Credit enhancement will consist of overcollateralization, a reserve account, and excess interest on the receivables and, in the case of each class of notes other than the Class E notes, by subordination of certain payments to the classes of notes with a later alphabetical designation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers

The date of this prospectus supplement is December 9, 2004

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

We tell you about the issuer and the notes being issued by the issuer in two separate documents:

•	this prospectus supplement, which describes the specific terms of your securities; and

•	the accompanying prospectus, which provides general information, some of which may not apply to your securities.

You should rely only on the information provided in the accompanying prospectus and this prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with other or different information whether or not in writing.

If the description of terms of your series of notes described in this prospectus supplement vary from the prospectus, you should rely on the information in this prospectus supplement.

This document may be used only where it is legal to offer and sell these securities. This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus. We do not claim the accuracy of the information in this prospectus supplement or the accompanying prospectus as of any date other than the dates stated on their respective covers.

If you have received a copy of this prospectus supplement and accompanying prospectus in electronic format, and if the legal prospectus delivery period has not expired, you may obtain a paper copy of this prospectus supplement and accompanying prospectus from the depositor or from the underwriter.

We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The following table of contents provides the pages on which these captions are located.

You can find a listing of the pages where capitalized terms used in this prospectus supplement are defined under the caption “Index of Terms” beginning on page S-56 in this prospectus supplement and under the caption “Index of Terms” beginning on page 73 in the accompanying prospectus.

i

REPORTS TO NOTEHOLDERS

Unless and until definitive notes are issued, and except as described below with respect to certain payment date reports, monthly and annual unaudited reports containing information concerning the receivables will be prepared by the servicer and sent on behalf of the issuer only to Cede & Co. (“Cede”), as nominee of The Depository Trust Company (“DTC”) and registered holder of the notes. See “Certain Information Regarding the Securities—Book-Entry Registration” and “—Reports to Securityholders” in the accompanying prospectus. These receivables reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The depositor, as originator of the issuer, will file with the Securities and Exchange Commission (the “Commission”) such periodic reports as are required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder.

On each payment date, a payment date report will be made available to each noteholder setting forth certain information with respect to the composition of the payment being made, the Note Balance of an individual note following the payment and certain other limited information relating to the notes.

In addition, the indenture trustee will make the payment report (and, at its option, any additional files containing the same information in an alternative format) available each month to noteholders and other parties to the transfer and servicing agreement via the indenture trustee’s internet website. The indenture trustee’s internet website shall initially be located at www.jpmorgan.com/sfr. Assistance in using the website can be obtained by calling the indenture trustee’s customer service desk at (877) 722-1095. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by contacting the indenture trustee and requesting a paper copy via mail. The indenture trustee shall have the right to change the way payment reports are distributed in order to make such distribution more convenient or more accessible to the above parties and the indenture trustee shall provide timely and adequate notification to all the above parties regarding any such changes.

ii

Prospectus Supplement

iii

SUMMARY OF TERMS

The following summary is a short description of certain terms of the offering of the notes. For that reason, this summary does not contain all of the information that may be important to you or that you need to consider in making your investment decision. To fully understand the terms of the offering of the notes, you will need to completely read both this prospectus supplement and the accompanying prospectus.

THE PARTIES

Issuer/Trust

E*TRADE RV and Marine Trust 2004-1, a New York common law trust, will be the “issuer” of the notes.

Depositor

ETCF Asset Funding Corporation, a Nevada corporation and a wholly-owned subsidiary of E*TRADE Financial Corporation, is the “depositor”. The depositor will sell the receivables to the issuer.

The principal executive office of the depositor is located at 3355 Michelson Drive, Suite 350, Irvine, CA 92612.

Transferor

E*TRADE Bank, a federal savings bank, will be the “transferor” of the receivables to the depositor.

Servicer

E*TRADE Consumer Finance Corporation, a Delaware corporation, will be the “servicer” for the receivables held by the issuer. We sometimes refer to E*TRADE Consumer Finance Corporation, as “E*TRADE Consumer Finance”.

Back-Up Servicer

Systems & Services Technologies, Inc., a subsidiary of JPMorgan Chase Bank, N.A., will be the “back-up servicer” for the issuer.

Indenture Trustee

JPMorgan Chase Bank, N.A., a national banking association, will be the “indenture trustee”.

Owner Trustee

Wells Fargo Bank, National Association, will be the “owner trustee”.

THE OFFERED NOTES

The issuer will issue the notes, with the initial Note Balances set forth on the cover page of this prospectus supplement, and those “offered notes” are the only notes offered hereby. In addition, the issuer will also issue an additional class of notes, the Class E notes, with an initial Note Balance of $6,952,000, an interest rate of 0.00%, and a Final Scheduled Payment Date of November 7, 2031, which is not offered by this prospectus supplement. We sometimes refer to the offered notes and the Class E notes, collectively, as the “notes”.

The notes offered by this prospectus supplement are issuable in a minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The issuer expects to issue the notes on or about December 16, 2004, which we refer to as the “closing date”.

INTEREST AND PRINCIPAL

Payment Dates

With respect to each Collection Period, the “payment date” will be the 7th day of the following month or, if the 7th day is not a business day, the next business day. The first payment date will be January 7, 2005. On each payment date, payments on the notes will be made to noteholders of record as of the last business day preceding that payment date – except in limited circumstances where definitive notes are issued – which we refer to as the “record date.”

Final Scheduled Payment Date

The issuer is required to pay the Note Balance of each class of notes, to the extent not previously paid, in full on the “final scheduled payment date” for each class of offered notes specified on the cover page of this prospectus supplement or, if such date is not a business day, on the next succeeding business day.

Interest Payments

Interest payments on the notes will accrue from and including the prior payment date, or with respect to the first payment date, from and including the closing date, to but excluding the following payment date and will be due and payable on each payment date. We refer to each of those periods as an “interest accrual period” and to all of those periods as “interest accrual periods.”

Interest due and accrued as of any payment date but not paid on that payment date will be due on the next payment date, together with interest on such unpaid amount at the applicable interest rate (to the extent lawful).

The issuer will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months. This means that the interest due on each payment date for the notes will be the product of:

•	the Note Balance of the related class of notes,

•	the related interest rate, and

•	30 (or in the case of the first payment date, 21) divided by 360.

On each payment date, interest payments on the Class A notes will have the same priority. Under limited circumstances, each class of notes with an earlier alphabetical designation will be entitled to receive certain payments of principal before interest payments are made on the classes of notes with a later alphabetical designation.

See “The Notes—Payments of Interest” and “Description of the Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

Principal Payments

The issuer will make principal payments of the notes based on the amount of Collections received and defaults on the receivables during the prior Collection Period. The issuer will generally, except after the acceleration of the notes following an event of default, pay principal on the notes monthly on each payment date in accordance with the payment priorities described below out of certain funds allocated to the Principal Distribution Account as described in “—Priority of Payments” below in this prospectus supplement.

On each payment date prior to the Crossover Date or if a trigger event, as described below, is in effect, principal will be paid from amounts allocated to the Principal Distribution Account in clauses (4), (6), (8), (10), (12), (14) and (16) of “—Priority of Payments” below in this prospectus supplement, in the following amounts and order of priority:

•	to the Class A-1 notes until they have been paid in full, then to the Class A-2 notes until they have been paid in full, then to the Class A-3 notes until they have been paid in full, then to the Class A-4 notes until they have been paid in full and then to the Class A-5 notes until they have been paid in full;

•	to the Class B notes, until they have been paid in full;

•	to the Class C notes, until they have been paid in full;

•	to the Class D notes, until they have been paid in full; and

•	to the Class E notes until they have been paid in full.

On each payment date on and after the Crossover Date, so long as a trigger event, as described below, is not in effect, principal will be paid from amounts allocated to the Principal Distribution Account in clauses (4), (6), (8), (10), (12) and (14) of “—Priority of Payments” below in this prospectus supplement in the following amounts and order of priority:

•	to the Class A-1 notes until they have been paid in full, then to the Class A-2 notes until they have been paid in full, then to the Class A-3 notes until they have been paid in full, then to the Class A-4 notes until they have been paid in full and then to the Class A-5 notes until they have been paid in full, the Class A Principal Distribution Amount;

•	to the Class B notes, the Class B Principal Distribution Amount;

•	to the Class C notes, the Class C Principal Distribution Amount;

•	to the Class D notes, the Class D Principal Distribution Amount; and

•	to the Class E notes, the Class E Principal Distribution Amount.

Trigger Event

If the Cumulative Net Realized Loss Ratio as of the last day of any Collection Period during any of the nine trigger testing periods defined below exceeds the following percentages of the initial Pool Balance for the related payment date, a “trigger event” will exist from that payment date and for all following payment dates in the trigger testing period in which that breach first occurred, whether or not that breach is cured on a later payment date in that same trigger testing period:

•	July 2006 through September 2006, 1.25%;

•	October 2006 through December 2006, 1.45%;

•	January 2007 through March 2007, 1.65%;

•	April 2007 through June 2007, 1.85%;

•	July 2007 through September 2007, 2.00%;

•	October 2007 through December 2007, 2.15%;

•	January 2008 through March 2008, 2.30%;

•	April 2008 through June 2008, 2.40%; and

•	July 2008 and afterwards, 2.50%.

We refer to each of the nine periods set forth above as a “trigger testing period”.

These general rules with respect to the payment of principal are subject, however, to the following exceptions:

•	if a payment date is a final scheduled payment date for one or more classes of notes, all required principal payments will be made on that payment date and on any subsequent payment date first to those classes of notes with that final scheduled payment date, in order of seniority, until those classes of notes have been paid in full; and

•	in the event of any shortfall in the amount of funds available for principal payments on the notes on any payment date, no principal payments will be made on a class of notes with a later alphabetical designation until the Note Balance of each class of notes with an earlier alphabetical designation have been paid in full; accordingly, any shortfall in the amount of funds available for principal payments on any payment date will reduce the principal payments first to the Class E notes, second to the Class D notes, third to the Class C notes, fourth to the Class B notes, and fifth to the Class A notes.

See “The Notes—Payments of Principal” and “Description of the Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

Interest and Principal Payments after an Event of Default

On each payment date after an event of default under the indenture occurs and the notes are accelerated other than as a result of the issuer’s breach of a covenant (other than a covenant to make payments on the notes), representation or warranty, after payment of certain amounts to the indenture trustee, the owner trustee, the back-up servicer and the servicer, interest on and principal of the Class A notes will be paid ratably until the Class A notes are paid in full. Then, after interest on and principal of all of the Class A notes are paid in full, interest and principal payments will be made sequentially to noteholders of each other class of notes, in descending order based on the seniority of the applicable class of notes until each of those classes of notes are paid in full.

On each payment date after an event of default under the indenture occurs and the notes are accelerated as a result of the issuer’s breach of a covenant (other than a covenant to make payments on the notes), representation or warranty, after payment of certain amounts to the indenture trustee, the owner trustee, the back-up servicer and the servicer, interest on the Class A notes will be paid ratably followed by interest on each other class of notes, in descending order based on the seniority of the applicable class of notes. Principal payments of each class of notes will then be made first ratably to the Class A noteholders until the Class A notes are paid in full. Then, after principal of all the Class A notes has been paid in full, the noteholders of the other classes of notes will receive principal payments sequentially, in descending order based on the seniority of the applicable class of notes, until each of those classes of notes are paid in full. See “The Indenture—Priority of Payments Following an Event of Default under the Indenture” in this prospectus supplement.

PRIORITY OF PAYMENTS

On each payment date, except after the acceleration of the notes following an event of default, the issuer will generally make the following payments and deposits to the extent of and from Available Funds in the following amounts and order of priority:

(1)	to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) not previously paid (not to exceed, in the aggregate, $100,000 per annum);

(2)	to the servicer, the servicing fee and any accrued and unpaid servicing fees and to the back-up servicer, if a back-up servicer has replaced the initial servicer or any of its affiliates as servicer in accordance with the terms of the transfer and servicing agreements, any unpaid transition expenses due to the back-up servicer in respect of a transfer of servicing not to exceed, in the aggregate, $100,000;

(3)	to the Class A noteholders, interest due on the Class A notes (pro rata among all Class A notes);

(4)	to the Principal Distribution Account, the First Allocation of Principal;

(5)	to the Class B noteholders, interest due on the Class B notes;

(6)	to the Principal Distribution Account, the Second Allocation of Principal;

(7)	to the Class C noteholders, interest due on the Class C notes;

(8)	to the Principal Distribution Account, the Third Allocation of Principal;

(9)	to the Class D noteholders, interest due on the Class D notes;

(10)	to the Principal Distribution Account, the Fourth Allocation of Principal;

(11)	to the Class E noteholders, interest, if any, due on the Class E notes;

(12)	to the Principal Distribution Account, the Fifth Allocation of Principal;

(13)	to the reserve account, the Specified Reserve Account Balance on that payment date;

(14)	to the Principal Distribution Account, principal of the notes in an amount equal to the amount by which the Note Balance of all the notes as reduced by amounts allocated to pay principal of the notes under clauses (4), (6), (8), (10) and (12) above, exceeds an amount equal to the Pool Balance minus the Overcollateralization Target Amount;

(15)	to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) and, with respect to the back-up servicer, any transition expenses, not previously paid; and

(16)	any remaining amounts will be paid, prior to the Crossover Date or if a trigger event is in effect, to the Principal Distribution Account; and, on and after the Crossover Date so long as a trigger event is not in effect, to the holders of the residual interest.

See “Description of the Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

Optional Redemption of the Notes

The notes will be redeemed in whole on any payment date if the servicer exercises its clean-up call option to purchase the receivables from the issuer. The servicer may exercise this option only if:

•	the then outstanding Pool Balance is less than or equal to 10% of the initial Pool Balance; and

•	the resulting payment to the noteholders on that payment date is sufficient to pay the Note Balance of all notes, plus accrued and unpaid interest on all of those notes.

See “The Indenture—Optional Redemption” in this prospectus supplement.

ISSUER PROPERTY

The primary assets of the issuer will be a pool of fixed rate installment loans or fixed rate installment sales contracts originated by E*TRADE Consumer Finance or acquired by E*TRADE Consumer Finance from dealers or from an Affiliated Originator, used to finance the purchase of recreational vehicles and marine assets (consisting of sport boats, power boats and yachts) and acquired by the transferor from E*TRADE Consumer Finance on or prior to the closing date. We refer to these loans and contracts as “receivables”, to the pool of those receivables as the

“receivables pool” and to the persons who are obligated to make payments on those receivables as “obligors”. On the closing date, the transferor will transfer the receivables to the depositor, and the depositor will transfer the receivables to the issuer. The issuer will grant a security interest in the receivables and the other issuer property to the indenture trustee on behalf of the noteholders.

The issuer property will also include:

•	all monies received under the receivables after November 30, 2004, which date we refer to as the “cut-off date”;

•	security interests in the assets financed by the receivables (other than federally documented boats, the security interests in which will be directly granted or assigned to the boat mortgage trustee as described under “The Boat Mortgage Trust” in the accompanying prospectus), which we refer to as “financed assets”;

•	certain other property securing the receivables;

•	rights to proceeds under certain insurance policies that cover the obligors under the receivables or the financed assets;

•	accounts owned by the issuer;

•	amounts on deposit in those accounts and eligible investments of those accounts;

•	all rights of the issuer under the transfer and servicing agreement and the purchase agreement; and

•	the proceeds of any and all of the above.

See “The Receivables Pool” in this prospectus supplement and “The Receivables Pools” and “Description of the Transfer and Servicing Agreements” in the accompanying prospectus.

As of the cut-off date, the receivables pool consisted of 6,764 receivables, which had an aggregate Pool Balance of $308,996,120.23, a weighted average contract rate of 6.27%, a weighted average original maturity of 189 months and a weighted average remaining maturity of 186 months.

CREDIT ENHANCEMENT

The credit enhancement described in this prospectus supplement provides protection for the Class A notes, the Class B notes, the Class C notes, the Class D notes and the Class E notes against losses and delays in payment on the receivables.

The credit enhancement for the notes will be as follows:

Class A notes	subordination of the Class B notes, the Class C notes, the Class D notes and the Class E notes, overcollateralization, the reserve account, and excess interest on the receivables;

Class B notes	subordination of the Class C notes, the Class D notes and the Class E notes, overcollateralization, the reserve account, and excess interest on the receivables;

Class C notes	subordination of the Class D notes and the Class E notes, overcollateralization, the reserve account, and excess interest on the receivables;

Class D notes	subordination of the Class E notes, overcollateralization, the reserve account, and excess interest on the receivables; and

Class E notes	overcollateralization, the reserve account, and excess interest on the receivables.

Subordination of Payments on Junior Notes

To the extent described herein, the Class B notes are subordinated to the Class A notes, the Class C notes are subordinated to the Class A notes and the Class B notes, the Class D notes are subordinated to the Class A notes, the Class B notes and the Class C notes, and the Class E notes are subordinated to the Class A notes, the Class B notes, the Class C notes and the Class D notes. For a more detailed discussion of the subordination provisions applicable to your notes, you should refer to “Description of the Notes—The Indenture” in the accompanying prospectus, and “The Notes—Payments of Interest”, “—Payments of Principal”, “The Indenture—Priority of Payments Following an event of Default under the Indenture”, and “Description of the

Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

Overcollateralization

Initially, the Pool Balance will exceed the principal balance of the notes by approximately 0.50% of the initial Pool Balance. The amount of overcollateralization could increase until the Crossover Date as excess interest, if any, is applied to pay principal in accordance with clause (16) under “—Priority of Payments” above.

Reserve Account

The initial amount deposited in the “reserve account” on the closing date from proceeds of the sale of the notes will be $4,634,941.80. The entire amount on deposit in the reserve account at any time will constitute Available Funds at that time.

The balance required to be on deposit in the reserve account, which we refer to as the “Specified Reserve Account Balance”, with respect to any payment date will be the lesser of 1.50% of the initial Pool Balance and the Note Balance of all the notes.

On each payment date, Available Funds will be deposited in the reserve account in accordance with the “—Priority of Payments” described above in this prospectus supplement until the amount on deposit in the reserve account equals the Specified Reserve Account Balance.

See “Description of the Transfer and Servicing Agreements—Reserve Account” in this prospectus supplement.

Excess Interest

Because more interest is expected to be paid by the obligors in respect of the receivables than is necessary to pay the related servicing fee, trustee fees and expenses, and interest on the notes each month, there is expected to be excess interest.

TAX STATUS

In the opinion of Mayer, Brown, Rowe & Maw LLP, special counsel to the depositor, for federal income tax purposes, the offered notes will be characterized as debt and the issuer will not be characterized as a separate entity that is an association (or a publicly traded partnership) taxable as a corporation. Each noteholder, by the acceptance of an offered note, will agree to treat the notes as indebtedness. See “Material Federal Income Tax Consequences” and “State and Local Tax Consequences” in this prospectus supplement and “Federal Income Tax Consequences” and “State and Local Tax Consequences” in the accompanying prospectus.

CERTAIN ERISA CONSIDERATIONS

Subject to the considerations discussed under “Certain ERISA Considerations” in this prospectus supplement and in the accompanying prospectus, the offered notes may be eligible for purchase by employee benefit plans and accounts. Any employee benefit plan, any other retirement plan, and any entity deemed to hold “plan assets” of an employee benefit plan or other plan should consult with its counsel before purchasing the offered notes and will be deemed to make certain representations.

RATINGS

It is a condition to the issuance of the notes that the:

•	Class A-1 notes, Class A-2 notes, Class A-3 notes, Class A-4 notes and Class A-5 notes be rated in the “AAA” rating category or its equivalent by at least two nationally recognized rating agencies;

•	Class B notes be rated in the “AA” rating category or its equivalent by at least two nationally recognized rating agencies;

•	Class C notes be rated in the “A” rating category or its equivalent by at least two nationally recognized rating agencies;

•	Class D notes be rated in the “BBB” rating category or its equivalent by at least two nationally recognized rating agencies; and

•	Class E notes be rated in the “BB” rating category or its equivalent by at least one nationally recognized rating agency.

Ratings on the notes may be lowered, qualified or withdrawn at any time.

See “Risk Factors—The rating of the notes may be withdrawn or revised which may have an adverse effect on the market price of the notes” in this prospectus supplement.

SERVICING FEE; SERVICER ADVANCES

The initial servicer will be entitled to receive a monthly servicing fee and other compensation as described under “Description of the Transfer and Servicing Agreements—Servicing Compensation and Payment of Expenses” and “—Priority of Payments” in this prospectus supplement.

The servicer will advance any interest shortfall related to the receivables to the extent that the servicer, in its sole discretion, expects to recoup the advance, which we refer to as a “servicer advance”, from subsequent payments related to the receivables. The servicer will be entitled to reimbursement of servicer advances from subsequent payments related to the receivables. Such reimbursements will be made out of Available Funds prior to the deposit of such funds in the Collection Account. See “Description of the Transfer and Servicing Agreements—Servicer Advances” in the accompanying prospectus.

RISK FACTORS

Investors should recognize that there are material risks associated with an investment in the notes. See “Risk Factors” in this prospectus supplement and “Risk Factors” in the accompanying prospectus.

RISK FACTORS

In addition to the other information contained in this prospectus supplement and the prospectus, you should carefully consider the following risk factors and the risk factors set forth in the prospectus in deciding whether to purchase notes.

The return on the notes may be reduced due to varying economic circumstances.	A deterioration in general economic conditions could adversely affect the ability and willingness of obligors to meet their payment obligations under the receivables. As a result, you may experience payment delays and losses on your notes. An improvement in economic conditions could result in prepayments by the obligors of their payment obligations under the receivables. As a result, you may receive principal payments on your notes earlier than anticipated. No prediction or assurance can be made as to the effect of an economic downturn or economic growth on the rate of delinquencies, prepayments or losses on the receivables or their effect on your notes.

Possible delays and reductions in payments on the notes resulting from geographic concentration.

Economic conditions in states where obligors reside may affect the delinquency, net loss and repossession experience of the issuer with respect to the receivables. Lack of geographically diverse obligors may cause losses on the related receivables to be higher than they would be if the obligors were more geographically diverse. This could affect payments on your notes. As of the cut-off date, 22.03%, 9.03%, 8.64% and 6.54% of the Principal Balance of the receivables, based on the billing addresses of the obligors, were located in California, Texas, Florida and Washington, respectively. No other state, based on the billing addresses of the obligors, constituted more than 4.56% of the Principal Balance of the receivables as of the cut-off date. An economic downturn in one or more of states where concentrations of obligors reside could adversely affect the performance of the issuer as a whole — even if national economic conditions remain unchanged or improve — as obligors in any or all of those states experience the effects of an economic downturn and face greater difficulty in making payments on the receivables, which could delay or reduce payments on your notes.

In general, economic factors such as unemployment, interest rates, the rate of inflation and consumer perceptions may affect the rate of prepayment and defaults on the receivables and could delay or reduce payments on your notes. See “The Receivables Pool” in this prospectus supplement.

Your yield to maturity may be reduced by prepayments.	The actual maturity of your class of notes could occur significantly earlier than the final scheduled payment date for your class of notes. See “Risk Factors—Possible Losses Resulting From Payment Prior to Maturity” in the accompanying prospectus, and “Weighted Average Life of the Notes” and “The

Indenture—Optional Redemption” in this prospectus supplement. You will bear the risk of not being able to reinvest principal received on your notes at a yield at least equal to the yield on your notes. If you acquire a note at a premium, repayment of principal at a rate that is faster than you anticipated will result in a yield that is lower than you anticipated. If you acquire a note at a discount, repayment of principal at a rate that is slower than you anticipated will result in a yield that is lower than you anticipated.

Possible delays and reductions in payments on the notes due to limited assets of the issuer.

The issuer will not have any significant assets or sources of funds other than the receivables. Notes will be payable only from the assets of the issuer. You must rely for repayment of the principal of your notes upon payments on the receivables. The notes represent obligations of the issuer only and do not represent an interest in or an obligation of, and are not insured or guaranteed by, the transferor, the indenture trustee, the owner trustee, the back-up servicer, the depositor, E*TRADE Consumer Finance, E*TRADE Securities LLC, E*TRADE Financial Corporation, or any of their affiliates or any other person or entity. You will have no recourse to the transferor, the depositor, E*TRADE Consumer Finance, E*TRADE Securities LLC, E*TRADE Financial Corporation, or any of their affiliates or any other person or entity in the event that proceeds of the assets of the issuer are insufficient or otherwise unavailable to make payments on your notes.

If losses or delinquencies occur with respect to receivables which are not covered by payments on other receivables, you may experience delays and reductions in payments on your notes.

Possible delays in payments on the notes as a result of Paid-Ahead Receivables.	If an obligor, in addition to making a regularly scheduled payment, makes additional payments in any Collection Period, those additional payments will be treated as a payment ahead of principal to be applied to future scheduled payments unless the obligor expressly requests that such additional payment be treated as an early repayment of principal. Amounts paid ahead will be included in Available Funds on the payment date following the Collection Period in which the amount was received and will generally shorten the weighted average life of the notes. Following the due date upon which a pay ahead is received, the obligor will not be required to make any regularly scheduled payments until the due date thereafter on which the paid ahead amount would no longer have been sufficient to pay the regularly scheduled payments. As a result, you may experience delays and reductions in payments on your notes if during Paid-Ahead Periods, the issuer does not receive sufficient collections on the receivables to satisfy its obligations to noteholders. As of the cut-off date, approximately 9.6% of the receivables pool consisted of receivables that were paid ahead by at least one regularly scheduled payment. The weighted average number of months that those receivables were paid ahead was approximately 1.53 months. There can be no assurance as to the number of receivables which may become Paid-Ahead Receivables, the number or the principal amount of the scheduled payments, or portions thereof, which may be paid-ahead or what effect the Paid-Ahead Receivables may have on the weighted average life of the notes.

Possible delays and reductions in payments as a result of differences in priority of payments among classes of notes.	If you hold notes of a class that are paid principal later than another class, you bear more risk of loss than noteholders of classes of notes that are paid earlier and you could experience delays or reductions in payments on your notes. See “The Notes—Payments of Interest,” “—Payments of Principal,” “The Indenture—Priority of Payments Following an Event of Default under the Indenture” and “Description of the Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

Possible delays and reductions in payments on the notes due to limited credit enhancement.	The amount of credit enhancement for the notes is limited and may be reduced from time to time as described in this prospectus supplement. If the amount available under that credit enhancement is reduced to zero, you will bear directly the credit and other risks associated with your investment in the notes and will be more likely to experience delays and reductions in payments on your notes. See “Description of the Transfer and Servicing Agreements— Priority of Payments”, “—Reserve Account”, “The Notes” and “Risk Factors—Possible payment delays, losses or reductions as a result of differences in priority of payments among the classes of notes” in this prospectus supplement.

Possible delays and reductions in payments due to limited control over actions of the issuer and conflicts between classes of notes.	Because the issuer has pledged the property of the issuer to the indenture trustee to secure payment on the notes, the indenture trustee may, and at the direction of the required percentage of the Controlling Class will, take one or more of the other actions specified in the indenture relating to the property of the issuer, including a sale of the receivables. The Controlling Class will be the Class A notes for so long as any Class A notes are outstanding, the Class B notes after the Class A notes have been paid in full, the Class C notes after the Class B notes have been paid in full, the Class D notes after the Class C notes have been paid in full and the Class E notes after the Class D notes have been paid in full. If an event of default occurs under the indenture, only the holders of the Controlling Class of notes may waive such event of default, accelerate the maturity dates of the notes or direct or consent to any action under the indenture. The holders of any outstanding subordinated class or classes of notes will not have any rights to direct or to consent to any action until each of the more senior class or classes of notes has been repaid in full. In addition, the holders of a majority of the Class A notes, under some circumstances, have the right to waive events of servicing termination or terminate the servicer without consideration of the effect such waiver or termination would have on the noteholders of the Class B notes, the Class C notes, the Class D notes or the Class E notes. The Class B noteholders will not have the ability to waive events of servicing termination or to remove the servicer until the Class A noteholders have been paid in full. The Class C noteholders will not have the ability to waive any such events or to remove the servicer until the Class B notes have been paid in full. The Class D noteholders will not have the ability to waive any such events or to remove the servicer until the Class C notes have been paid in full. The Class E noteholders will not have the ability to waive any such events or to remove the servicer until the Class D notes have been paid in full.

See “Description of the Transfer and Servicing Agreements—Servicer Defaults”, “—Rights Upon Servicer Default” and “—Waiver of Past Defaults” in the accompanying prospectus.

Failure to pay interest on the subordinated classes of notes is not an event of default.	The indenture provides that failure to pay interest when due on any outstanding subordinated class or classes of notes—for example, for so long as any of the Class A notes are outstanding, the Class B notes, the Class C notes, the Class D notes or the Class E notes—will not be an event of default under the indenture. Under these circumstances, the holders of any outstanding subordinated notes will not have any right to declare an event of default, to cause the maturity of the notes to be accelerated or to direct or consent to any action under the indenture. This may result in a delay or default in paying interest on and principal of more junior classes of notes as long as the interest on and principal of a more senior class of notes has not been repaid in full.

The existence of a trigger event may result in a delay in paying principal on the subordinated notes.	If a trigger event is in effect, the issuer will not make any payments of principal of your notes until a trigger event is no longer in effect or the Note Balance of each of the more senior classes of notes has been paid in full. This may result in a delay in the payment of principal of more junior classes of notes. See “The Notes—Payments of Principal” in this prospectus supplement.

The occurrence of certain events of default under the indenture that result in acceleration of the notes may result in a delay or default in paying interest or principal on the subordinated notes.	After an event of default under the indenture that results in acceleration of the notes other than an event of default that arises from the issuer’s breach of a covenant (other than a covenant to pay amounts due under the notes), representation or warranty, the issuer will not make any distributions of interest on or principal of your notes until payment in full of interest on and principal of each of the more senior classes of notes has been made. This may result in a delay or default in paying interest on and principal of more junior classes of notes as long as the interest on and principal of a more senior class of notes has not been repaid in full.

Payments on the notes could be reduced by shortfalls due to the servicemembers civil relief act.	The Servicemembers Civil Relief Act, as amended, or the “relief act”, provides relief to obligors who enter active military service and to obligors in reserve status who are called to active duty after the origination of an obligation such as the receivables. Current military operations of the United States, including military operations in Iraq and the Middle East, have increased and any further escalation of military operations in Iraq and the Middle East, or any future military operations in other regions, may increase the number of obligors who may be in active military service, including persons in reserve status who may be called to active duty. The relief act provides generally that an obligor who is covered by the relief act may not be charged interest on any obligation, such as the receivables, in excess of 6% per annum during the period of the obligor’s active duty. Any resulting interest shortfalls are not required to be paid by the obligor at any future time.

No information can be provided as to the number of receivables that may be affected by the application of the relief act. If an obligor’s obligation to repay a receivable is reduced, adjusted or extended, for any reason including due to the operation of the relief act the servicer will not be required to advance such amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on your notes and you may experience delays and reductions in payments on your notes as a result.

The rating of the notes may be withdrawn or revised which may have an adverse effect on the market price of the notes.	A security rating is not a recommendation to buy, sell or hold the notes. The ratings are an assessment by each applicable nationally recognized rating agency rating a class of notes of the likelihood that interest on a class of notes will be paid on a timely basis and that a class of notes will be paid in full by its final scheduled payment date. The ratings do not consider to what extent the notes will be subject to prepayment or that the Note Balance of any class of notes will be paid prior to the final scheduled payment date for that class of notes. If the rating of your notes is withdrawn or revised, the market for your notes may be adversely impacted. As a result, you may not be able to sell your notes when you want to do so or you may not be able to obtain the price you want to receive.

The notes are not suitable investments for all investors.	The notes may not be a suitable investment if you require a regular or predictable schedule of payments or payment on any specific date. The notes are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk of an investment, the tax consequences of an investment, and the interaction of these factors.

Noteholders may be unable to resell notes.	There is currently no secondary market for the notes. The underwriter may assist in resales of the notes, but it is not required to do so. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your notes. There have been times in the past where there have been very few buyers of asset-backed securities, including obligations similar to the notes (i.e., there has been a lack of liquidity), and there may be these times in the future. Furthermore, the market for asset-backed securities backed by recreational vehicle loans and marine loans, including your notes, may be less liquid than that of other asset classes. As a result of any or all of the factors above, you may not be able to sell your notes when you want to do so or you may not be able to obtain the price that you wish to receive.

USE OF PROCEEDS

The issuer’s primary sources of capital are expected to be the net proceeds from the sale of the notes and amounts deposited in the reserve account. The net proceeds from the sale of the notes will be distributed to the depositor. The issuer’s primary sources of liquidity will be payments on the receivables and amounts on deposit in the reserve account.

The depositor will use the proceeds from the offering and sale of the notes to:

•	purchase the receivables from the transferor; and

•	make the initial deposit into the reserve account.

The depositor or its affiliates may use all or a portion of the net proceeds of the offering of the notes to pay their respective debts and for other general purposes.

THE ISSUER

Limited Purpose and Limited Assets

E*TRADE RV and Marine Trust 2004-1, is a common law trust formed on December 2, 2004, under the laws of the State of New York by the depositor for the purpose of owning the receivables and issuing the notes. The depositor will be engaged to perform the administrative duties of the issuer under the indenture.

The issuer will generally engage in only the following activities:

•	acquiring, holding and managing the receivables and other assets of the issuer;

•	granting a security interest in its assets, including the receivables, to the indenture trustee;

•	issuing the notes;

•	making payments on the notes and to the residual interestholder;

•	entering into and performing its obligations under the documents to which it is a party; and

•	taking any action, including entering into agreements, necessary, suitable or convenient in connection with the foregoing activities.

The issuer’s principal offices are in care of Wells Fargo Bank, National Association, as owner trustee, at the address listed below under “The Owner Trustee”.

Capitalization of the Issuer

The following table illustrates the expected capitalization of the issuer as of the closing date, as if the issuance and sale of the notes, in the respective amounts set forth herein had taken place on such date:

Class A-1 Notes	$61,200,000
Class A-2 Notes	$66,200,000
Class A-3 Notes	$75,900,000
Class A-4 Notes	$32,500,000
Class A-5 Notes	$34,572,000
Class B Notes	$10,042,000
Class C Notes	$9,270,000
Class D Notes	$10,815,000
Class E Notes	$6,952,000

Total	$307,451,000

THE OWNER TRUSTEE

Wells Fargo Bank, National Association, is the owner trustee under the trust agreement. Wells Fargo Bank, National Association, is a national banking association and its principal offices are located at Sixth & Marquette, Minneapolis, Minnesota 55479-0070. The depositor and its affiliates may maintain normal commercial banking relations with the owner trustee and its affiliates.

THE INDENTURE TRUSTEE

JPMorgan Chase Bank, N.A., a national banking association, is the indenture trustee under the indenture for the benefit of the noteholders. You may contact the indenture trustee at 4 New York Plaza, 6th floor, New York, New York 10004-2477, or by calling (212) 623-5600. The indenture trustee’s duties are limited to those duties specifically set forth in the indenture. The depositor and its affiliates may maintain normal commercial banking or investment banking relations with the indenture trustee and its affiliates.

ISSUER PROPERTY

The notes will be collateralized by the issuer property. The primary assets of the issuer will be the receivables, which are amounts owed by individuals under fixed rate installment loans or fixed rate installment sales contracts used to finance the purchase of recreational vehicles and marine assets (consisting of sport boats, power boats and yachts). On the closing date, the transferor will transfer the receivables to the depositor, and the depositor will transfer the receivables to the issuer. The issuer will grant a security interest in the receivables and the other issuer property to the indenture trustee on behalf of the noteholders.

The issuer assets will also include:

•	all monies received under the receivables after the cut-off date;

•	security interests in the financed assets (other than federally documented boats, the security interests in which will be assigned to the boat mortgage trustee as described under “The Boat Mortgage Trust” in the accompanying prospectus);

•	certain other property securing the receivables;

•	rights to proceeds under certain insurance policies that cover the obligors under the receivables or the financed assets;

•	accounts owned by the issuer;

•	amounts on deposit in those accounts and eligible investments of those accounts;

•	all rights of the issuer under the transfer and servicing agreement and the purchase agreement; and

•	the proceeds of any and all of the above.

THE TRANSFEROR

E*TRADE Bank, the transferor, is a Federal savings bank organized under the laws of the United States and headquartered in Arlington, Virginia. E*TRADE Bank itself or through its affiliates offers a full suite of consumer banking and lending products and services, including checking accounts, money market and savings accounts and certificates of deposit; mortgage loans, home equity loans and home equity lines of credit; and recreational vehicle, marine, credit card, automobile and other consumer loans. E*TRADE Bank offers services to customers 24 hours a day, seven days a week through the Internet, automated telephone service, Internet-enabled wireless devices and direct modem access and its branchless structure permits it to serve customers nationwide. E*TRADE Bank is an indirect subsidiary of E*TRADE Financial Corporation.

E*TRADE Financial Corporation, a Delaware corporation, offers a wide range of financial products and services to its customers by using technology to provide brokerage, banking and lending products, primarily through electronic delivery channels. Retail customers can move money electronically between brokerage, banking and lending accounts and have access to physical touchpoints that include financial centers in selected cities. E*TRADE Financial Corporation maintains its primary corporate offices in New York, New York as well as significant corporate and operational offices in Arlington, Virginia, Menlo Park, California, Irvine, California, Chicago, Illinois and major administrative and operational facilities in Rancho Cordova, California and Alpharetta, Georgia.

THE DEPOSITOR

ETCF Asset Funding Corporation, a wholly-owned subsidiary of E*TRADE Financial Corporation, as depositor, will sell the receivables to the issuer. The principal executive office of the depositor is located at 3355 Michelson Drive, Suite 350, Irvine, California 92612, telephone number (800) 786-2570.

THE SERVICER

Generally

E*TRADE Consumer Finance will act as the servicer of the receivables. See “Credit and Collection Procedures and Guidelines” in this prospectus supplement, for more information about the servicer.

E*TRADE Consumer Finance’s principal executive offices are located at 3353 Michelson Drive, 2nd Floor, Irvine, California 92612. The telephone number of those offices is (949) 224-7700.

Servicing Operations; Collection Activities

The servicer’s servicing and collection operations are conducted from its servicing center in Irvine, California. Customer service is handled out of Arlington, Virginia.

The servicer generally commences collections activities by phone or written correspondence with respect to delinquent contracts when payment is more than 10 days past due. At 45 days past due, collection personnel issue notices of intent to repossess unless a secured payment promise is obtained. The servicer continues to attempt to bring the account current until the account is 65 days past due, at which time the repossession process is initiated. The collateral is generally disposed of 60 to 120 days following repossession. Delinquent contracts, including those due to bankruptcies, are generally charged-off by the servicer by 120 days delinquent. For a discussion of collection procedures with respect to the receivables, see “Description of the Transfer and Servicing Agreements—Servicing Procedures” in the accompanying prospectus.

THE BACK-UP SERVICER

Systems & Services Technologies, Inc. (“SST”), a Delaware corporation, will act as the back-up servicer of the receivables. In this capacity, SST’s activities are limited to receipt and standard surface review and verification of loan-level data relating to the receivables, including, without limitation, loan balance and payment information contained in monthly servicer reports. SST is a subsidiary of JPMorgan Chase Bank, N.A. and conducts its servicing activities from its headquarters located in St. Joseph, Missouri and from its branch facility in Joplin, Missouri.

SST, as successor servicer, will undertake certain of the obligations of the initial servicer, including, without limitation, servicing activities consisting of collecting, accounting for and posting all payments received with respect to the receivables, responding to customer inquires, investigating delinquencies, communicating with obligors, repossessing and liquidating property securing the receivables when necessary, and generally, monitoring each receivable and the related collateral.

CREDIT AND COLLECTION PROCEDURES AND GUIDELINES

E*TRADE Consumer Finance (formerly Ganis Credit Corporation and Ganis Corporation), a Delaware corporation headquartered in Irvine, California, is a wholly-owned subsidiary of E*TRADE Bank. E*TRADE Consumer Finance is an originator of recreational vehicle, marine and other consumer loans. The corporation was formed as a California corporation in 1980, was reorganized in Delaware in 1981, and was acquired by E*TRADE Bank in December 2002.

E*TRADE Consumer Finance engages in indirect consumer lending through its headquarters in Irvine, California and its office in Clearwater, Florida and engages in direct consumer lending through its headquarters in Irvine, California. “Direct lending” refers to financing or refinancing provided directly to an obligor. “Indirect lending” refers to acquisitions of receivables from dealers and from originators (which originators may be Affiliated Originators).

Each dealer who seeks to enter into financing arrangements with E*TRADE Consumer Finance is required to submit an application and provide, among other things, information outlining principals as well as existing lending sources. E*TRADE Consumer Finance investigates the creditworthiness and general business reputation of the dealer prior to entering into a financing arrangement with such dealer. The indirect lending department of E*TRADE Consumer Finance maintains relationships with the dealers and coordinates the settlement process relating to receivables originated by those dealers.

Credit applications are initially reviewed by an underwriter. This review of an application is intended to determine the customer’s overall creditworthiness based upon the customer’s willingness and ability to repay and the adequacy of the underlying collateral. Credit applicants are required to provide information pertaining to their income, employment history, financial liabilities, personal status and a description of the asset for which the loan is requested. In addition, E*TRADE Consumer Finance requires one or more credit reports on each credit applicant from a national reporting company. Based on credit risk factors and credit bureau score, each application is either approved, declined or, if necessary, referred to an appropriate level senior credit officer for review. Once a loan request passes a preliminary review, the underwriter, where appropriate, seeks verification of, among other things, income, employment, outstanding debt and the value of the asset for which the loan is requested. Loans outside of an underwriter’s authority require approval by a more senior credit underwriting employee. Presently, approximately 5% of indirect applications seeking installment sales contracts that meet fundamental underwriting standards are automatically approved, while approximately 15% of all indirect applications received are automatically declined. However, only installment sales contracts for amounts of $35,000 or less are eligible for automatic approval.

E*TRADE Consumer Finance typically looks for stability of employment and residence measured by a minimum of two years in the job or industry and residence, a debt ratio (the ratio of total installment and revolving debt and housing expenses to gross monthly income) of 42% or less, a down payment of at least 10% of the purchase price of the asset for which the loan is requested, and overall favorable credit profile. No down payment is required when obligors refinance installment loans or installment sales contracts. Approval of retail applicants who do not meet the above referenced general guidelines is considered on a case-by-case basis by appropriate level senior credit officers. Approvals granted in such instances may be based on the applicant’s job and residential stability factors, ability to pay and past payment performance. On an occasional basis, a cosigner or guarantor may be considered in determining the credit decision being made.

With respect to recreational vehicle receivables, the maximum amount E*TRADE Consumer Finance will advance to an obligor is in the case of the purchase of a new vehicle, up to 115% of the manufacturer’s invoice price of the vehicle securing the related receivable (on an exception basis and approved at the appropriate level of senior credit officer, a discretionary credit approval may permit advances up to 120% of manufacturer’s invoice price) plus 100% of dealer installed options at the dealer’s cost, taxes, fees and insurance, and in the case of the purchase of a used vehicle, up to 115% of the wholesale value of the vehicle securing any such receivable as reported in the used recreational vehicle guidebooks of the National Automobile Dealers Association (“NADA”) or in the Kelly guidebook (on an exception basis and approved at the appropriate level of senior credit officer, a discretionary credit approval may permit advances up to 120% of the aforementioned value) plus 100% of dealer installed options at the dealer’s cost, taxes, fees and insurance. Funding of the installment loan or installment sales contract is authorized subsequent to verifications of the stipulations of approval, confirmation of the advance and satisfactory delivery of the related collateral.

With respect to marine receivables, the maximum amount E*TRADE Consumer Finance will advance to an obligor is in the case of the purchase of a new boat, up to 115% of the manufacturer’s invoice price of the boat securing the related receivable (on an exception basis and approved at the appropriate level of senior credit officer, a discretionary credit approval may permit advances up to 120% of manufacturer’s invoice price) plus 100% of dealer installed options at the dealer’s cost, taxes, fees and insurance, and in the case of the purchase of a used boat, up to 115% of the average retail value of the boat as reported in the used boat guide of the NADA or as reported in the “BUC” guide, or based on a marine survey or appraisal of the boat (on an exception basis and approved at the appropriate level of senior credit officer, a discretionary credit approval may permit advances up to 120% of the aforementioned value) plus 100% of dealer installed options at the dealer’s cost, taxes, fees and insurance. Funding of the installment loan or installment sales contract is authorized subsequent to verifications of the stipulations of approval, confirmation of the advance and satisfactory delivery of the related collateral.

While these are general guidelines, in limited circumstances and with management approvals, exceptions beyond these limits may be granted on a case by case basis. The advance rate maximums described above apply to purchases of vehicles and boats but are not applied in cases where obligors refinance installment loans or installment sales contracts.

The amount advanced on a financed asset may exceed the value of the financed asset at the time the loan is initially made or at any subsequent time, including at the time of foreclosure or repossession of the financed asset. This may have the effect of increasing the amount of loss in the event that a receivable defaults, which could in turn result in delays or reductions in payments on your notes.

THE RECEIVABLES POOL

The receivables pool held by the issuer will include only the receivables transferred by the depositor to the issuer on the closing date. These receivables were transferred by E*TRADE Consumer Finance to the transferor prior to the closing date and will be acquired by the depositor from the transferor on the closing date. E*TRADE Consumer Finance originated certain of these receivables prior to the closing date and acquired certain of these receivables from dealers and Affiliated Originators prior to the closing date. These receivables were selected from the transferor’s portfolio for transfer to the depositor, and were selected from the depositor’s portfolio for inclusion in the receivables pool, based on several criteria, some of which are set forth in the accompanying prospectus under

“The Receivables Pools”, and some of which are set forth below. The characteristics set forth in the tables and other information below are based on the receivables pool as of the cut-off date.

As of the cut-off date, each receivable:

•	had a remaining Principal Balance of no greater than $600,000.00;

•	was not more than 29 days past due;

•	was a fixed rate receivable;

•	was originated on or after September 1, 2003;

•	had an original term of 12 to 300 months;

•	had a remaining term of 8 to 299 months;

•	provided for level monthly payments which may vary from one another by no more than fifty dollars;

•	had a contract rate of not less than 2.99% per annum and no greater than 14.99% per annum;

•	no obligor on that receivable was noted in the records of the servicer as being the subject of a bankruptcy proceeding; and

•	was secured by a new or used boat or recreational vehicle.

No selection procedures believed by the transferor to be adverse to noteholders were used in selecting the receivables.

All of the receivables are Simple Interest Receivables, as described under “The Receivables Pools —General” in the accompanying prospectus.

Receivables representing approximately 34% of the receivables pool as of the cut-off date were acquired by E*TRADE Consumer Finance from Thor Credit Corporation. Thor Credit Corporation is a joint venture between E*TRADE Consumer Finance and Thor Industries, Inc., a manufacturer of recreational vehicles. Although we make no representations regarding the underwriting standards of Thor Credit Corporation, we believe that the underwriting standards employed by Thor Credit Corporation are materially the same as the underwriting standards of E*TRADE Consumer Finance.

The following six tables describe certain additional aspects of the receivables pool as of the cut-off date. The percentages in the following six tables may not add to 100% due to rounding. Certain dollar amounts and percentages in the following six tables may not add to the totals indicated because of rounding.

Composition of the Pool of Receivables

as of the Cut-off Date

	New	Used	Total
Aggregate Outstanding Principal Balance	$192,741,921.29	$116,254,198.94	$308,996,120.23
Number of Receivables	3,868	2,896	6,764
Percent of Aggregate Outstanding Principal Balance	62.38%	37.62%	100.00%
Average Outstanding Principal Balance	$49,829.87	$40,143.02	$45,682.45
Range of Outstanding Principal Balances	($57.71 to $560,379.72)	($1,060.92 to $589,671.46)	($57.71 to $589,671.46)
Weighted Average Contract Rate	6.14%	6.47%	6.27%
Range of Contract Rates	(2.99% to 13.50%)	(2.99% to 14.99%)	(2.99% to 14.99%)
Weighted Average Remaining Term	198 months	166 months	186 months
Range of Remaining Terms	(8 to 299 months)	(18 to 299 months)	(8 to 299 months)
Weighted Average Original Term	201 months	170 months	189 months
Range of Original Terms	(12 to 300 months)	(24 to 300 months)	(12 to 300 months)

As of the cut-off date, recreational vehicle receivables in the receivables pool represented 83.58% of the Pool Balance, and marine receivables represented 16.42% of the Pool Balance.

The “Weighted Average Remaining Term” in the preceding table is based on weighting by outstanding Principal Balance and remaining term of each receivable. The “Weighted Average Original Term” in the preceding table is based on weighting by outstanding Principal Balance and original term of each receivable. “Used” in the preceding table means that the related financed asset were used at the time of origination.

Distribution of the Pool of Receivables by Contract Rate

as of the Cut-off Date

Contract Rate Range	Number of Receivables	Percent of Total Number of Receivables	Aggregate Outstanding Principal Balance	Percent of Total Aggregate Outstanding Principal Balance
2.51 – 3.00	313	4.63%	$29,166,241.25	9.44%
3.01 – 3.50	33	0.49	4,242,014.95	1.37
3.51 – 4.00	68	1.01	6,556,996.04	2.12
4.01 – 4.50	13	0.19	1,326,072.81	0.43
4.51 – 5.00	28	0.41	3,425,494.15	1.11
5.01 – 5.50	96	1.42	13,663,930.24	4.42
5.51 – 6.00	555	8.21	58,854,960.14	19.05
6.01 – 6.50	1,005	14.86	68,771,468.99	22.26
6.51 – 7.00	1,621	23.97	55,462,119.52	17.95
7.01 – 7.50	1,055	15.60	26,398,058.00	8.54
7.51 – 8.00	708	10.47	17,983,532.09	5.82
8.01 – 8.50	329	4.86	9,502,055.56	3.08
8.51 – 9.00	260	3.84	6,420,437.46	2.08
9.01 – 9.50	135	2.00	2,269,516.64	0.73
9.51 – 10.00	167	2.47	2,221,786.30	0.72
10.01 – 10.50	79	1.17	625,672.34	0.20
10.51 – 11.00	112	1.66	849,831.02	0.28
11.01 – 11.50	69	1.02	473,112.12	0.15
11.51 – 12.00	50	0.74	329,466.56	0.11
12.01 – 12.50	35	0.52	234,591.47	0.08
12.51 – 13.00	23	0.34	133,606.80	0.04
13.01 – 13.50	7	0.10	43,978.49	0.01
13.51 – 14.00	2	0.03	16,261.66	0.01
14.51 – 15.00	1	0.01	24,915.63	0.01

Total	6,764	100.00%	$308,996,120.23	100.00%

Geographic Distribution of the Pool of Receivables by Jurisdiction as of the Cut-off Date

The following table with respect to breakdown by jurisdiction is based on the billing address of each obligor of the receivables in the receivables pool as indicated on the servicer’s books and records on the cut-off date.

State	Number of Receivables	Percent of Total Number of Receivables	Aggregate Outstanding Principal Balance	Percent of Total Aggregate Outstanding Principal Balance
Alaska	14	0.21%	$754,974.86	0.24%
Alabama	153	2.26	6,356,124.80	2.06
Arkansas	135	2.00	4,894,537.76	1.58
Arizona	223	3.30	11,803,200.70	3.82
California	1,384	20.46	68,085,490.78	22.03
Colorado	125	1.85	4,638,846.71	1.50
Connecticut	57	0.84	4,253,030.67	1.38
Delaware	29	0.43	891,542.13	0.29
Florida	493	7.29	26,700,353.37	8.64
Georgia	241	3.56	8,710,809.43	2.82
Hawaii	5	0.07	217,956.59	0.07
Iowa	30	0.44	934,910.66	0.30
Idaho	71	1.05	2,624,337.86	0.85
Illinois	94	1.39	3,505,221.62	1.13
Indiana	47	0.69	2,356,599.76	0.76
Kansas	24	0.35	815,518.47	0.26
Kentucky	33	0.49	1,170,958.86	0.38
Louisiana	216	3.19	7,482,384.55	2.42
Massachusetts	99	1.46	3,350,838.68	1.08
Maryland	15	0.22	611,940.33	0.20
Maine	17	0.25	722,831.00	0.23
Michigan	55	0.81	3,269,000.83	1.06
Minnesota	162	2.40	5,037,737.88	1.63
Montana	42	0.62	1,951,631.43	0.63
Missouri	121	1.79	3,790,244.23	1.23
Mississippi	161	2.38	5,167,484.84	1.67
North Carolina	160	2.37	5,661,462.33	1.83
North Dakota	6	0.09	140,055.74	0.05
Nebraska	16	0.24	364,408.16	0.12
New Hampshire	43	0.64	1,673,973.11	0.54
New Jersey	76	1.12	5,332,618.47	1.73
New Mexico	82	1.21	2,573,055.09	0.83
Nevada	103	1.52	7,046,222.08	2.28
New York	179	2.65	14,075,972.67	4.56
Ohio	57	0.84	3,368,102.92	1.09
Oklahoma	136	2.01	4,679,997.90	1.51
Oregon	254	3.76	12,259,180.33	3.97
Pennsylvania	19	0.28	859,227.01	0.28
Rhode Island	28	0.41	1,464,551.71	0.47
South Carolina	88	1.30	3,233,939.57	1.05
South Dakota	33	0.49	2,217,341.05	0.72
Tennessee	146	2.16	5,031,974.78	1.63
Texas	627	9.27	27,906,616.37	9.03
Utah	65	0.96	3,021,643.25	0.98
Virginia	140	2.07	4,154,608.31	1.34
Vermont	18	0.27	941,147.82	0.30
Washington	365	5.40	20,219,843.92	6.54
Wisconsin	36	0.53	1,380,712.60	0.45
West Virginia	22	0.33	715,176.06	0.23
Wyoming	19	0.28	575,780.18	0.19

Total	6,764	100.00%	$308,996,120.23	100.00%

Distribution by Remaining Term of the Pool of Receivables as of the Cut-off Date

Remaining Term in Months	Number of Receivables	Percent of Total Number of Receivables	Aggregate Outstanding Principal Balance	Percent of Total Aggregate Outstanding Principal Balance
1 – 12	1	0.01%	$3,285.84	0.00%
13 – 24	9	0.13	40,893.90	0.01
25 – 36	61	0.90	376,571.33	0.12
37 – 48	87	1.29	678,104.86	0.22
49 – 60	437	6.46	4,637,968.65	1.50
61 – 72	127	1.88	2,096,125.02	0.68
73 – 84	269	3.98	3,883,028.09	1.26
85 – 96	278	4.11	4,688,518.90	1.52
97 – 108	84	1.24	2,749,926.73	0.89
109 – 120	1,314	19.43	29,560,676.91	9.57
121 – 132	106	1.57	4,414,893.46	1.43
133 – 144	1,492	22.06	33,628,707.54	10.88
145 – 156	80	1.18	3,940,078.18	1.28
157 – 168	32	0.47	2,227,420.83	0.72
169 – 180	1,395	20.62	72,064,178.72	23.32
181 – 192	34	0.50	3,233,380.46	1.05
193 – 204	62	0.92	5,696,277.33	1.84
205 – 216	92	1.36	8,676,969.12	2.81
217 – 228	4	0.06	480,228.95	0.16
229 – 240	790	11.68	123,973,839.77	40.12
289 – 300	10	0.15	1,945,045.64	0.63

Total	6,764	100.00%	$308,996,120.23	100.00%

Distribution by Current Balance of the Pool of Receivables as of the Cut-Off Date

Current Balance ($)	Number of Receivables	Percent of Total Number of Receivables	Aggregate Outstanding Principal Balance	Percent of Total Aggregate Outstanding Principal Balance
0.01 – 25,000.00	3,517	52.00%	$50,447,386.79	16.33%
25,000.01 – 50,000.00	1,494	22.09	52,290,607.62	16.92
50,000.01 – 75,000.00	606	8.96	37,443,328.20	12.12
75,000.01 – 100,000.00	333	4.92	29,018,803.02	9.39
100,000.01 – 125,000.00	238	3.52	26,587,585.63	8.60
125,000.01 – 150,000.00	151	2.23	20,628,159.70	6.68
150,000.01 – 175,000.00	137	2.03	22,171,258.38	7.18
175,000.01 – 200,000.00	102	1.51	19,128,255.73	6.19
200,000.01 – 225,000.00	60	0.89	12,648,952.93	4.09
225,000.01 – 250,000.00	33	0.49	7,810,078.26	2.53
250,000.01 – 275,000.00	23	0.34	6,026,023.92	1.95
275,000.01 – 300,000.00	18	0.27	5,197,898.65	1.68
300,000.01 – 325,000.00	12	0.18	3,751,898.17	1.21
325,000.01 – 350,000.00	9	0.13	3,089,466.09	1.00
350,000.01 – 375,000.00	10	0.15	3,590,624.92	1.16
375,000.01 – 400,000.00	10	0.15	3,863,602.31	1.25
400,000.01 – 425,000.00	3	0.04	1,232,357.93	0.40
425,000.01 – 450,000.00	1	0.01	446,787.82	0.14
450,000.01 – 475,000.00	1	0.01	472,365.75	0.15
475,000.01 – 500,000.00	3	0.04	1,487,052.35	0.48
500,000.01 – 550,000.00	1	0.01	513,574.88	0.17
550,000.01 – 600,000.00	2	0.03	1,150,051.18	0.37

Total	6,764	100.00%	$308,996,120.23	100.00%

Distribution by FICO Score of the Pool of Receivables

as of the Cut-off Date

The “non-zero” weighted average score derived from proprietary scoring models developed by Fair, Isaac and Co., Inc. (the “FICO Score”) for receivables in the receivables pool as of the cut-off date was 732. The FICO Score for each receivable was obtained in connection with the origination of such receivable.

The non-zero weighted average FICO Score for the receivables pool excludes receivables that constitute approximately 0.13% of the receivables pool, for which FICO Scores were not available.

The following table shows the FICO Score distribution for the receivables in the receivables pool. There can be no assurance that the FICO Scores for the receivables in the receivables pool will have the same FICO Score in the future or that the non-zero weighted average FICO Score of the receivables pool would remain the same in the future if FICO Scores are obtained for the receivables in the receivables pool in the future.

FICO Score Range	Number of Receivables	Percent of Total Number of Receivables	Aggregate Outstanding Principal Balance	Percent of Total Aggregate Outstanding Principal Balance
N/A	14	0.21%	$412,872.65	0.13%
561 – 580	2	0.03	85,155.80	0.03
581 – 600	4	0.06	1,038,426.37	0.34
601 – 620	28	0.41	1,390,635.16	0.45
621 – 640	57	0.84	4,213,419.79	1.36
641 – 660	311	4.60	13,658,113.46	4.42
661 – 680	772	11.41	30,261,279.36	9.79
681 – 700	862	12.74	32,340,373.52	10.47
701 – 720	994	14.70	44,721,102.83	14.47
721 – 740	921	13.62	41,048,230.70	13.28
741 – 760	918	13.57	43,994,381.13	14.24
761 – 780	844	12.48	41,013,726.10	13.27
781 – 800	610	9.02	31,572,798.25	10.22
801 – 820	319	4.72	17,266,156.94	5.59
821 – 840	107	1.58	5,789,244.77	1.87
841 – 860	1	0.01	190,203.40	0.06

Total	6,764	100.00%	$308,996,120.23	100.00%

Delinquencies, Repossessions and Net Losses

The following tables under the headings “Delinquency Experience Tables” and “Net Loss and Repossession Experience Tables” provide information relating to delinquency, repossession and credit loss experience for each period indicated with respect to marine and recreational vehicle receivables managed by E*TRADE Consumer Finance or owned by the transferor or its affiliates. Managed receivables include receivables owned by the transferor and its affiliates and receivables that have been sold to unaffiliated parties and remain serviced by E*Trade Consumer Finance. The following tables also include receivables with a variety of payment and other characteristics that may not correspond to the receivables in the receivables pool. In addition to the payment and other characteristics of a pool of receivables, delinquencies and credit losses are also affected by a number of social and economic factors, including changes in interest rates and unemployment levels, and there can be no assurance as to the level of future total delinquencies or the severity of future credit losses as a result of these factors. The data presented in the tables below are for illustrative purposes only. There can be no assurance that the delinquency, repossession and credit loss experience with respect to the receivables in the receivables pool will correspond to the delinquency, repossession and credit loss experience of any of the receivables portfolios set forth in the following tables. See “The Transferor” and “Credit and Collection Procedures and Guidelines” in this prospectus supplement.

Delinquency Experience Tables

The amounts and percentages in each of the six tables below under this heading are based on the gross amount scheduled to be paid on each contract. The servicer treats a receivable as delinquent if more than 5.00% of a scheduled payment is not received when due.

Delinquency Experience of E*TRADE Consumer Finance

Managed Recreational Vehicle and Marine Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$4,858,068		$3,977,303
Period of Delinquency
30-59 days	$11,198	0.23%	$10,152	0.26%
60-89 days	5,170	0.11	4,362	0.11
90 days or more	2,617	0.05	2,821	0.07

Total Delinquencies	$18,985	0.39%	$17,335	0.44%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$4,212,984		$3,167,647		$3,108,959		$2,883,890
Period of Delinquency
30-59 days	$11,811	0.28%	$16,403	0.52%	$26,787	0.86%	$15,287	0.53%
60-89 days	5,918	0.14	4,389	0.14	8,802	0.28	5,183	0.18
90 days or more	7,578	0.18	3,773	0.12	5,127	0.16	3,557	0.12

Total Delinquencies	$25,307	0.60%	$24,565	0.78%	$40,716	1.30%	$24,027	0.83%

Delinquency Experience of E*TRADE Consumer Finance

Managed Marine Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$1,051,583		$963,013
Period of Delinquency
30-59 days	$3,693	0.35%	$3,024	0.31%
60-89 days	710	0.07	1,229	0.13
90 days or more	293	0.03	567	0.06

Total Delinquencies	$4,696	0.45%	$4,820	0.50%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$958,626		$854,120		$894,486		$1,045,859
Period of Delinquency
30-59 days	$3,348	0.35%	$4,773	0.56%	$8,763	0.98%	$6,564	0.63%
60-89 days	1,752	0.18	1,256	0.15	3,316	0.37	1,768	0.17
90 days or more	1,593	0.17	328	0.04	2,257	0.25	1,144	0.11

Total Delinquencies	$6,693	0.70%	$6,357	0.75%	$14,336	1.60%	$9,476	0.91%

Delinquency Experience of E*TRADE Consumer Finance

Managed Recreational Vehicle Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$3,806,485		$3,014,290
Period of Delinquency
30-59 days	$7,505	0.20%	$7,128	0.24%
60-89 days	4,460	0.12	3,133	0.10
90 days or more	2,324	0.06	2,254	0.07

Total Delinquencies	$14,289	0.38%	$12,515	0.41%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$3,254,358		$2,313,527		$2,214,473		$1,838,031
Period of Delinquency
30-59 days	$8,463	0.26%	$11,630	0.50%	$18,024	0.81%	$8,723	0.47%
60-89 days	4,166	0.13	3,133	0.14	5,486	0.25	3,415	0.19
90 days or more	5,985	0.18	3,445	0.15	2,870	0.13	2,413	0.13

Total Delinquencies	$18,614	0.57%	$18,208	0.79%	$26,380	1.19%	$14,551	0.79%

Delinquency Experience of E*TRADE Consumer Finance

Owned Recreational Vehicle and Marine Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$3,271,718		$2,662,304
Period of Delinquency
30-59 days	$6,326	0.19%	$7,197	0.27%
60-89 days	1,952	0.06	2,127	0.08
90 days or more	1,646	0.05	1,518	0.06

Total Delinquencies	$9,924	0.30%	$10,842	0.41%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$2,807,386		$1,636,508		$1,019,896		$1,093,986
Period of Delinquency
30-59 days	$5,939	0.21%	$6,594	0.40%	$10,123	0.99%	$6,853	0.63%
60-89 days	2,717	0.10	1,380	0.08	4,793	0.47	2,282	0.21
90 days or more	2,224	0.08	1,433	0.09	2,476	0.24	1,201	0.11

Total Delinquencies	$10,880	0.39%	$9,407	0.57%	$17,392	1.70%	$10,336	0.95%

Delinquency Experience of E*TRADE Consumer Finance

Owned Marine Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$707,174		$623,823
Period of Delinquency
30-59 days	$2,512	0.36%	$1,746	0.28%
60-89 days	184	0.03	675	0.11
90 days or more	174	0.02	363	0.06

Total Delinquencies	$2,870	0.41%	$2,784	0.45%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$625,833		$438,105		$360,911		$481,412
Period of Delinquency
30-59 days	$1,565	0.25%	$2,326	0.53%	$3,671	1.02%	$2,654	0.55%
60-89 days	789	0.13	248	0.06	1,588	0.44	845	0.18
90 days or more	1,067	0.17	95	0.02	913	0.25	416	0.09

Total Delinquencies	$3,421	0.55%	$2,669	0.61%	$6,172	1.71%	$3,915	0.82%

Delinquency Experience of E*TRADE Consumer Finance

Owned Recreational Vehicle Receivables Portfolio

(Dollars in thousands)

	At September 30,
	2004		2003
	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$2,564,544		$2,038,481
Period of Delinquency
30-59 days	$3,814	0.15%	$5,451	0.27%
60-89 days	1,768	0.07	1,452	0.07
90 days or more	1,472	0.06	1,155	0.06

Total Delinquencies	$7,054	0.28%	$8,058	0.40%

	At December 31
	2003		2002		2001		2000
	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent	Amount ($)	Percent
Principal Amount of Receivables Outstanding	$2,181,553		$1,198,403		$658,985		$612,574
Period of Delinquency
30-59 days	$4,374	0.20%	$4,268	0.36%	$6,452	0.98%	$4,199	0.69%
60-89 days	1,928	0.09	1,132	0.09	3,205	0.49	1,437	0.23
90 days or more	1,157	0.05	1,338	0.11	1,563	0.24	785	0.13

Total Delinquencies	$7,459	0.34%	$6,738	0.56%	$11,220	1.71%	$6,421	1.05%

Net Loss and Repossession Experience Tables

The following information applies to each of the following six tables under this heading.

Except as indicated, all amounts and percentages in each table below are based on the gross amount scheduled to be paid on each contract. The average number of receivables outstanding indicated in each table below are calculated based on end of period balances. Net dollar losses in each table below are equal to the aggregate of the Principal Balances of all contracts which are determined to be uncollectible in the period, less any recoveries on contracts charged off in the period or any prior periods, including any losses resulting from disposition expenses and excluding any proceeds of repurchases by dealers. The % of Number of Receivables Repossessed in each of the six tables below is calculated as the quotient of the Number of Receivables Repossessed and the Average Number of Receivables Outstanding for the applicable period. The Net Dollar Loss % in each table below is calculated as the quotient of the Net Dollar Loss and the Average Principal Balance Outstanding. The Net Dollar Loss % in each of the six tables below under the subheading Nine Months Ended September 30 in each of those tables, are annualized.

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Managed Recreational Vehicle and Marine Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	95,450	81,131	84,078	69,782	71,382	65,295
Average Number of Receivables Outstanding	90,484	75,951	77,774	67,461	69,943	71,844
Number of Receivables Repossessed	768	827	1,129	987	958	721
% of Number of Receivables Repossessed	0.85%	1.09%	1.45%	1.46%	1.37%	1.00%
Average Principal Balance Outstanding	$4,624,788	$3,629,796	$3,757,647	$3,015,184	$3,079,227	$3,114,179
Net Dollar Loss	$12,762	$14,270	$24,028	$25,716	$21,531	$16,725
Net Dollar Loss %	0.37%	0.52%	0.64%	0.85%	0.70%	0.54%

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Managed Marine Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	19,566	17,391	17,231	15,590	16,442	17,868
Average Number of Receivables Outstanding	18,248	16,350	16,586	15,984	18,850	19,954
Number of Receivables Repossessed	168	176	246	231	249	156
% of Number of Receivables Repossessed	0.92%	1.08%	1.48%	1.45%	1.32%	0.78%
Average Principal Balance Outstanding	$1,003,341	$899,748	$914,843	$873,498	$1,066,614	$1,086,633
Net Dollar Loss	$2,603	$3,045	$4,965	$8,642	$4,768	$3,996
Net Dollar Loss %	0.35%	0.45%	0.54%	0.99%	0.45%	0.37%

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Managed Recreational Vehicle Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	75,884	63,740	66,847	54,192	54,940	47,427
Average Number of Receivables Outstanding	72,236	59,601	61,188	51,477	51,093	51,890
Number of Receivables Repossessed	600	651	883	756	709	565
% of Number of Receivables Repossessed	0.83%	1.09%	1.44%	1.47%	1.39%	1.09%
Average Principal Balance Outstanding	$3,621,447	$2,730,048	$2,842,804	$2,141,686	$2,012,613	$2,027,546
Net Dollar Loss	$10,159	$11,225	$19,063	$17,074	$16,763	$12,729
Net Dollar Loss %	0.37%	0.55%	0.67%	0.80%	0.83%	0.63%

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Owned Recreational Vehicle and Marine Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	59,863	47,506	49,421	31,241	19,575	20,677
Average Number of Receivables Outstanding	54,858	39,692	42,249	26,205	23,618	21,262
Number of Receivables Repossessed	384	335	472	382	320	150
% of Number of Receivables Repossessed	0.70%	0.84%	1.12%	1.46%	1.35%	0.71%
Average Principal Balance Outstanding	$3,050,262	$2,184,738	$2,345,177	$1,363,932	$1,223,431	$1,075,667
Net Dollar Loss	$6,793	$4,644	$10,017	$11,508	$7,146	$3,733
Net Dollar Loss %	0.30%	0.28%	0.43%	0.84%	0.58%	0.35%

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Owned Marine Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	11,539	9,191	9,145	6,252	5,307	6,887
Average Number of Receivables Outstanding	10,286	7,659	8,067	5,852	7,427	7,318
Number of Receivables Repossessed	89	73	115	107	108	50
% of Number of Receivables Repossessed	0.87%	0.95%	1.43%	1.83%	1.45%	0.68%
Average Principal Balance Outstanding	$658,189	$528,829	$554,629	$407,226	$499,366	$451,255
Net Dollar Loss	$1,900	$1,240	$2,316	$4,109	$2,184	$1,120
Net Dollar Loss %	0.38%	0.31%	0.42%	1.01%	0.44%	0.25%

Net Loss and Repossession Experience of E*TRADE Consumer Finance

Owned Recreational Vehicle Receivables Portfolio

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Receivables Outstanding	48,324	38,315	40,276	24,989	14,268	13,790
Average Number of Receivables Outstanding	44,572	32,033	34,182	20,353	16,191	13,944
Number of Receivables Repossessed	295	262	357	275	212	100
% of Number of Receivables Repossessed	0.66%	0.82%	1.04%	1.35%	1.31%	0.72%
Average Principal Balance Outstanding	$2,392,073	$1,655,909	$1,790,548	$956,706	$724,065	$624,412
Net Dollar Loss	$4,893	$3,404	$7,701	$7,399	$4,962	$2,613
Net Dollar Loss %	0.27%	0.27%	0.43%	0.77%	0.69%	0.42%

WEIGHTED AVERAGE LIFE OF THE NOTES

Additional information regarding certain maturity and prepayment considerations with respect to the notes is set forth under “Weighted Average Life of the Securities” in the accompanying prospectus.

The rate of principal payments on the notes, the aggregate amount of each interest payment on the notes and the yield to maturity of the notes are directly related to the rate of payments, delinquencies, defaults and recoveries on the underlying receivables. The payments on the receivables may be in the form of scheduled payments, prepayments, pay-aheads or Liquidation Proceeds which cannot be specified at present. Any of these payments may result in distributions to noteholders of amounts which would otherwise have been distributed over the remaining term of the receivables. In general, the rate of payments may be influenced by a number of other factors, including general economic conditions. See “Risk Factors—Possible Losses Resulting From Payment Prior to Maturity” in the accompanying prospectus.

Prepayments on recreational vehicle and marine receivables can be measured relative to a prepayment standard or model. The model used in this prospectus supplement to present the projected weighted average life assumes that the outstanding principal balance of a pool of loans prepays at a specified constant annual rate. We refer to this model as “CPR”. CPR does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of receivables, including the receivables to be transferred to the issuer.

The tables below which are captioned “Percent of Initial Note Balance at Various CPR Percentages” set forth the percentage of the initial Note Balance of each class of notes which would be outstanding on the payment dates set forth in the tables assuming a CPR of 5%, 15%, 20%, 22%, 25%, 30% and 35%. The CPR assumes that a fraction of the outstanding receivables in the receivables pool is prepaid on each payment date, which implies that each receivable in the receivables pool is equally likely to prepay. This fraction, expressed as a percentage, is annualized to arrive at the CPR for the receivables in the receivables pool.

The tables were prepared on the basis of the following additional assumptions that:

•	the issuer holds 21 pools of receivables having the following characteristics:

Pool	Aggregate Outstanding Principal Balance	Gross Contract Rate	Original Term to Maturity (in Months)	Remaining Term to Maturity (in Months)
1	$3,285.84	5.750%	12	8
2	40,893.90	9.752	24	19
3	376,571.33	8.841	37	32
4	678,104.86	8.793	48	43
5	4,637,968.65	7.735	60	56
6	2,096,125.02	7.474	72	68
7	3,883,028.09	7.926	84	79
8	4,688,518.90	7.616	96	92
9	2,749,926.73	6.675	108	103
10	29,560,676.91	6.396	120	116
11	4,414,893.46	6.591	132	127
12	33,628,707.54	7.283	144	140
13	3,940,078.18	6.447	155	150
14	2,227,420.83	6.407	168	162
15	72,064,178.72	6.601	180	177
16	3,233,380.46	6.455	192	187
17	5,696,277.33	6.006	204	200
18	8,676,969.12	5.241	211	208
19	480,228.95	6.457	223	219
20	123,973,839.77	5.622	240	237
21	1,945,045.64	5.884	300	298

Total	$308,996,120.23

•	scheduled interest and principal payments on the receivables are received on the applicable due dates, there are no delinquencies or losses on the receivables and prepayments in full are received at the applicable percentages of CPR set forth in each table,

•	each scheduled payment on the receivables is made on the last day of each month commencing in December 2004, and each month has 30 days,

•	the initial Note Balance for each class of notes is equal to the initial Note Balance for that class of notes as set forth on the cover page of this prospectus supplement,

•	there are no prepayment interest shortfalls,

•	there are no substitutions or repurchases of receivables,

•	none of the receivables is a Paid-Ahead Receivable on the closing date and none becomes a Paid-Ahead Receivable thereafter,

•	except as indicated in the tables, the “clean-up call” option to redeem the notes will be exercised at the earliest opportunity,

•	the notes are not accelerated due to the occurrence of an event of default and no trigger event occurs,

•	there are no investment earnings on amounts in the reserve account,

•	payments are made on the notes on the 7th day of each month, commencing January 7, 2005,

•	the notes are issued on December 16, 2004, and

•	the servicing fee will be 0.50% per annum and the trustee fees and expenses will be $750.00 per month.

These assumptions are made solely for the purpose of the tables set forth below. The following tables are hypothetical in nature and are provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. The actual characteristics and performance of the receivables may differ materially from these assumptions. It is very unlikely that prepayments of the receivables will be received at the constant rates indicated in the following tables, or at any constant rate.

Subject to the foregoing assumptions and qualifications, the following tables indicate the projected weighted average lives of each class of notes and set forth the percentage of the initial Note Balance of each class of notes that would be outstanding after each of the payment dates shown at various percentages of CPR.

As used in the tables set forth below, the “weighted average life” of a class of notes is determined by:

•	multiplying the amount of each principal payment of the notes of that class by the number of years from the date of issuance of the notes to the related payment date,

•	adding the results, and

•	dividing the sum by the related initial Note Balance.

Percent of Initial Note Balance at Various CPR Percentages

Class A-1 Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	40.58	0.00	0.00	0.00	0.00	0.00	0.00
December 2006	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2007	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2008	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2013	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2014	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	0.87	0.47	0.37	0.35	0.31	0.26	0.23
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	0.87	0.47	0.37	0.35	0.31	0.26	0.23

Percent of Initial Note Balance at Various CPR Percentages

Class A-2 Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	93.73	71.83	63.07	49.93	28.04	6.14
December 2006	94.26	23.54	0.00	0.00	0.00	0.00	0.00
December 2007	61.12	0.00	0.00	0.00	0.00	0.00	0.00
December 2008	29.59	0.00	0.00	0.00	0.00	0.00	0.00
December 2009	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2012	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2013	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2014	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	3.38	1.62	1.25	1.15	1.03	0.87	0.74
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	3.38	1.62	1.25	1.15	1.03	0.87	0.74

Percent of Initial Note Balance at Various CPR Percentages

Class A-3 Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	100.00	100.00	92.44	81.72	66.20	41.80	19.26
December 2007	100.00	78.58	47.63	36.37	20.62	0.00	0.00
December 2008	100.00	44.01	13.12	2.39	0.00	0.00	0.00
December 2009	99.90	15.75	0.00	0.00	0.00	0.00	0.00
December 2010	75.86	0.00	0.00	0.00	0.00	0.00	0.00
December 2011	53.30	0.00	0.00	0.00	0.00	0.00	0.00
December 2012	32.22	0.00	0.00	0.00	0.00	0.00	0.00
December 2013	12.51	0.00	0.00	0.00	0.00	0.00	0.00
December 2014	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	7.23	3.91	3.03	2.75	2.40	1.94	1.60
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	7.23	3.91	3.03	2.75	2.40	1.94	1.60

Percent of Initial Note Balance at Various CPR Percentages

Class A-4 Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2007	100.00	100.00	100.00	100.00	100.00	93.70	47.23
December 2008	100.00	100.00	100.00	100.00	71.71	24.27	0.00
December 2009	100.00	100.00	69.08	46.61	17.21	0.00	0.00
December 2010	100.00	83.40	22.51	3.19	0.00	0.00	0.00
December 2011	100.00	40.10	0.00	0.00	0.00	0.00	0.00
December 2012	100.00	5.17	0.00	0.00	0.00	0.00	0.00
December 2013	100.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2014	87.57	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	52.07	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	20.47	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	11.13	6.82	5.44	5.00	4.42	3.64	3.01
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	11.13	6.82	5.44	5.00	4.42	3.64	3.01

Percent of Initial Note Balance at Various CPR Percentages

Class A-5 Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2007	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2008	100.00	100.00	100.00	100.00	100.00	100.00	87.55
December 2009	100.00	100.00	100.00	100.00	100.00	79.55	0.00
December 2010	100.00	100.00	100.00	100.00	80.01	0.00	0.00
December 2011	100.00	100.00	88.02	72.95	0.00	0.00	0.00
December 2012	100.00	100.00	0.00	0.00	0.00	0.00	0.00
December 2013	100.00	78.49	0.00	0.00	0.00	0.00	0.00
December 2014	100.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	100.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	100.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	94.67	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	13.81	9.20	7.55	7.03	6.29	5.29	4.52
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	15.53	10.97	9.17	8.54	7.68	6.48	5.50

Percent of Initial Note Balance at Various CPR Percentages

Class B Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	94.76	89.63	86.96	85.86	84.20	81.34	78.38
December 2007	84.64	71.63	65.41	62.97	59.37	53.53	47.90
December 2008	75.01	56.80	48.81	45.82	41.54	34.96	29.04
December 2009	65.93	44.67	36.13	33.07	28.83	22.64	0.00
December 2010	57.51	34.87	26.54	23.68	19.85	0.00	0.00
December 2011	49.62	26.91	19.28	16.77	0.00	0.00	0.00
December 2012	42.23	20.49	0.00	0.00	0.00	0.00	0.00
December 2013	35.33	15.34	0.00	0.00	0.00	0.00	0.00
December 2014	29.08	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	23.76	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	19.02	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	15.10	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	7.50	5.11	4.39	4.17	3.86	3.45	3.13
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	7.77	5.46	4.74	4.51	4.20	3.79	3.45

Percent of Initial Note Balance at Various CPR Percentages

Class C Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	94.76	89.63	86.96	85.86	84.20	81.34	78.38
December 2007	84.64	71.63	65.41	62.97	59.37	53.53	47.90
December 2008	75.01	56.80	48.81	45.82	41.54	34.96	29.04
December 2009	65.93	44.67	36.13	33.07	28.83	22.64	0.00
December 2010	57.51	34.87	26.54	23.68	19.85	0.00	0.00
December 2011	49.62	26.91	19.28	16.77	0.00	0.00	0.00
December 2012	42.23	20.49	0.00	0.00	0.00	0.00	0.00
December 2013	35.33	15.34	0.00	0.00	0.00	0.00	0.00
December 2014	29.08	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	23.76	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	19.02	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	15.10	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	7.50	5.11	4.39	4.17	3.86	3.45	3.13
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	7.77	5.46	4.74	4.51	4.20	3.79	3.45

Percent of Initial Note Balance at Various CPR Percentages

Class D Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	94.76	89.63	86.96	85.86	84.20	81.34	78.38
December 2007	84.64	71.63	65.41	62.97	59.37	53.53	47.90
December 2008	75.01	56.80	48.81	45.82	41.54	34.96	29.04
December 2009	65.93	44.67	36.13	33.07	28.83	22.64	0.00
December 2010	57.51	34.87	26.54	23.68	19.85	0.00	0.00
December 2011	49.62	26.91	19.28	16.77	0.00	0.00	0.00
December 2012	42.23	20.49	0.00	0.00	0.00	0.00	0.00
December 2013	35.33	15.34	0.00	0.00	0.00	0.00	0.00
December 2014	29.08	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	23.76	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	19.02	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	15.10	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	7.50	5.11	4.39	4.17	3.86	3.45	3.13
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	7.77	5.46	4.74	4.51	4.20	3.79	3.45

Percent of Initial Note Balance at Various CPR Percentages

Class E Notes

Payment Date	5%	15%	20%	22%	25%	30%	35%
Initial Percentage	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2005	100.00	100.00	100.00	100.00	100.00	100.00	100.00
December 2006	94.76	89.63	86.96	85.86	84.20	81.34	78.38
December 2007	84.64	71.63	65.41	62.97	59.37	53.53	47.90
December 2008	75.01	56.80	48.81	45.82	41.54	34.96	29.04
December 2009	65.93	44.67	36.13	33.07	28.83	22.64	0.00
December 2010	57.51	34.87	26.54	23.68	19.85	0.00	0.00
December 2011	49.62	26.91	19.28	16.77	0.00	0.00	0.00
December 2012	42.23	20.49	0.00	0.00	0.00	0.00	0.00
December 2013	35.33	15.34	0.00	0.00	0.00	0.00	0.00
December 2014	29.08	0.00	0.00	0.00	0.00	0.00	0.00
December 2015	23.76	0.00	0.00	0.00	0.00	0.00	0.00
December 2016	19.02	0.00	0.00	0.00	0.00	0.00	0.00
December 2017	15.10	0.00	0.00	0.00	0.00	0.00	0.00
December 2018	0.00	0.00	0.00	0.00	0.00	0.00	0.00
December 2019	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (Years) (With Optional Redemption by Servicer)	7.50	5.11	4.39	4.17	3.86	3.45	3.13
Weighted Average Life (Years) (Without Optional Redemption by Servicer)	7.77	5.46	4.74	4.51	4.20	3.79	3.45

THE NOTES

The following summary describes certain terms of the notes. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the notes. The following summary supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the notes of any given series and the related indenture set forth in the accompanying prospectus.

General

The notes will be issued pursuant to the terms of the indenture to be dated as of the closing date between the issuer and the indenture trustee for the benefit of the noteholders, a form of which has been filed as an exhibit to the registration statement. A copy of the indenture will be filed with the Commission following the issuance of the notes. Each noteholder will have the right to receive payments made with respect to the receivables and other assets in the issuer property and certain rights and benefits available to the indenture trustee under the indenture and the transfer and servicing agreement.

All payments required to be made on the notes will be made on each payment date, which will be the 7th day of each month or, if that day is not a business day, then the next business day beginning January 7, 2005.

The indenture trustee will distribute principal of and interest on the notes on each payment date to noteholders in whose names the notes were registered on the latest record date.

The initial Note Balance, interest rate and final scheduled payment date for each class of the notes is set forth on the cover page to this prospectus supplement.

Record Date

Payments of principal and interest on any note on a payment date will be made to the holder in whose name such note is registered as of the close of business on the applicable record date as described below. The registered holder of any class of notes will be referred to herein as a “holder” or a “noteholder.” Notwithstanding any reference herein to the holders or noteholders of a particular class of notes, it is anticipated that the only registered holder of each class of notes will be Cede, as nominee for DTC. See “Certain Information Regarding the Securities—Definitive Securities” in the accompanying prospectus.

The record date with respect to any payment date will be the close of business on the day immediately preceding such payment date or, if Definitive Notes have been issued pursuant to the indenture, the last day of the Collection Period immediately preceding such payment date.

Payments of Interest

Interest on the Note Balance of each class of offered notes will accrue during each interest accrual period at the applicable interest rate listed on the cover of this prospectus supplement and will be due and payable on each payment date to the extent funds are allocated for payment of interest on that class of notes in accordance with “Description of the Transfer and Servicing Agreements — Priority of Payments” below in this prospectus supplement. The issuer will make payments to the noteholders which were noteholders as of the preceding record date.

Calculation of Interest. Interest will accrue during each interest accrual period and will be calculated on the various classes of notes as follows:

•	30/360. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

•	Unpaid Interest Accrues. Interest due and accrued as of any payment date but not paid on that payment date, will be due on the next payment date, together with interest on such amount at the applicable interest rate (to the extent lawful).

•	Interest Accrual Period. Interest will accrue on the Note Balance of each class of notes during the period from and including the preceding payment date (or, in the case of the first payment date, from and including the closing date) to but excluding the following payment date.

Event of Default Regarding the Payment of Interest. An event of default under the indenture will occur if the full amount of interest due on the Controlling Class of notes is not paid within five days of the related payment date. The failure to pay interest on any other class of notes within five days of the related payment date will not be an event of default. See “The Indenture—Event of Default; Rights Upon Event of Default” in this prospectus supplement.

Payments of Principal

On each payment date, amounts deposited into the Principal Distribution Account as described below in “Description of the Transfer and Servicing Agreements—Priority of Payments” will be paid out of the Principal Distribution Account in the amounts and priority set forth below.

On each payment date prior to the Crossover Date or if a trigger event is in effect, principal will be paid from amounts allocated to the Principal Distribution Account in clauses (4), (6), (8), (10), (12), (14) and (16) of “Description of the Transfer and Servicing Agreements—Priority of Payments” below in the following amounts and order of priority:

•	to the Class A-1 notes until they have been paid in full, then to the Class A-2 notes until they have been paid in full, then to the Class A-3 notes until they have been paid in full, then to the Class A-4 notes until they have been paid in full and then to the Class A-5 notes until they have been paid in full;

•	to the Class B notes, until they have been paid in full;

•	to the Class C notes, until they have been paid in full;

•	to the Class D notes, until they have been paid in full; and

•	to the Class E notes, until they have been paid in full.

On each payment date on and after the Crossover Date, so long as a trigger event is not in effect, principal will be paid from amounts allocated to the Principal Distribution Account in clauses (4), (6), (8), (10), (12) and (14) of “Description of the Transfer and Servicing Agreements—Priority of Payments” below in the following order of priority:

•	to the Class A-1 notes until they have been paid in full, then to the Class A-2 notes until they have been paid in full, then to the Class A-3 notes until they have been paid in full, then to the Class A-4 notes until they have been paid in full and then to the Class A-5 notes until they have been paid in full, the Class A Principal Distribution Amount;

•	to the Class B notes, the Class B Principal Distribution Amount;

•	to the Class C notes, the Class C Principal Distribution Amount;

•	to the Class D notes, the Class D Principal Distribution Amount; and

•	to the Class E notes, the Class E Principal Distribution Amount.

These general rules with respect to the payment of principal are subject, however, to the following exceptions:

•	in no event will the principal paid in respect of a class of notes exceed the Note Balance of that class of notes;

•	if a payment date is a final scheduled payment date for one or more classes of notes, all required principal payments will be made on that payment date and on any subsequent payment date to those classes of notes with that final scheduled payment date, in order of seniority, until those classes have been paid in full; and

•	in the event of any shortfall in the amount of funds available for principal payments on the notes on any payment date, no principal payments will be made on a class of notes with a later alphabetical designation until all principal amounts payable with respect to each class of notes with an earlier alphabetical designation have been paid in full.

If the notes are accelerated following the occurrence of an event of default, the issuer will pay principal and interest as described under “The Indenture—Priority of Payments Following an Event of Default under the Indenture” in this prospectus supplement.

Final Scheduled Payment Date

The issuer is required to pay the Note Balance of each class of notes, to the extent not previously paid, in full on the final scheduled payment date for each class of the notes specified below:

•	for the Class A-1 notes, July 7, 2009;

•	for the Class A-2 notes, October 7, 2013;

•	for the Class A-3 notes, October 8, 2018;

•	for the Class A-4 notes, July 7, 2021;

•	for the Class A-5 notes, November 7, 2031;

•	for the Class B notes, November 7, 2031;

•	for the Class C notes, November 7, 2031;

•	for the Class D notes, November 7, 2031; and

•	for the Class E notes, November 7, 2031.

Failure to pay the Note Balance of any class of notes on its final scheduled payment date will be an event of default under the indenture.

Delivery of Notes

The offered notes will be issued in the minimum denomination of $1,000, and in integral multiples of $1,000 in excess thereof on or about the closing date in book entry form through the facilities of DTC, Clearstream and the Euroclear System against payment in immediately available funds.

DESCRIPTION OF THE TRANSFER AND SERVICING AGREEMENTS

The following summary describes certain terms of the transfer and servicing agreement and the trust agreement pertaining to the issuer, which we sometimes refer to collectively as the “transfer and servicing agreements”. Forms of the transfer and servicing agreements have been filed as exhibits to the registration statement. Copies of the transfer and servicing agreements will be filed with the Commission following the issuance of the notes. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the transfer and servicing agreements. The following summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the transfer and servicing agreements set forth in the accompanying prospectus.

Transfer of Receivables

Certain information regarding the transfer of the receivables by E*TRADE Consumer Finance to the transferor, by the transferor to the depositor and by the depositor to the issuer is set forth in the accompanying prospectus under “Description of the Transfer and Servicing Agreements—Transfer of Receivables.”

Servicing Compensation and Payment of Expenses

The “servicing fee” for each payment date will, unless a successor servicer is appointed, equal the product of (a) one-twelfth (or, in the case of the first payment date, a portion equal to the number of days from the cut-off date to the last day of the first collection period over 360), (b) 0.50% and (c) the Pool Balance as of the first day of the related Collection Period (or in the case of the first payment date, the cut-off date). The servicer will also be entitled to keep all late fees, prepayment charges and other administrative fees or similar charges provided for under the receivables or allowed by applicable law, in each case to the extent not prohibited by applicable law, collected (from whatever source) on the receivables. The initial servicer will pay all expenses incurred by it in connection with its servicing activities (including any fees and expenses of the back-up servicer and any sub-servicers to whom it may delegate servicing responsibilities). If a successor servicer is appointed, which may be the back-up servicer, the servicing fee could increase and could include customary reimbursable expenses and indemnity amounts from the issuer. See “Description of the Transfer and Servicing Agreements—Servicing Compensation and Payment of Expenses” in the accompanying prospectus.

Accounts

The issuer will have the following bank accounts, which will be maintained at and in the name of the indenture trustee on behalf of the noteholders:

•	the Collection Account;

•	the Note Distribution Account;

•	the Principal Distribution Account; and

•	the reserve account.

Deposits to the Collection Account

The servicer generally will be required to remit Collections it receives on the receivables to the Collection Account within two business days of receipt. However, if the servicer’s short term unsecured debt is rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s, it may remit Collections for a Collection Period on the payment date related to that Collection Period. Pending deposit into this Collection Account, Collections may be commingled and used by the servicer at its own risk and for its own benefit and will not be segregated from its own funds.

Priority of Payments

On each payment date, except after the acceleration of the notes following an event of default, the issuer will generally make the following payments and deposits to the extent of and from Available Funds in the following amounts and order of priority:

(1) to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) not previously paid (not to exceed, in the aggregate, $100,000 per annum);

(2) to the servicer, the servicing fee and all prior unpaid servicing fees and to the back-up servicer, if a back-up servicer has replaced the initial servicer or any of its affiliates as servicer in accordance with the terms of the transfer and servicing agreements, any unpaid transition expenses due to the back-up servicer in respect of a transfer of servicing not to exceed in the aggregate, $100,000;

(3) to the Class A noteholders, interest due on the Class A notes (pro rata among all Class A notes) including, the excess, if any, of the amount of interest due and payable on prior payment dates over the amounts actually paid on those prior payment dates, plus interest on any such shortfall (to the extent permitted by law);

(4) to the Principal Distribution Account, the First Allocation of Principal;

(5) to the Class B noteholders, interest due on the Class B notes including, the excess, if any, of the amount of interest due and payable on prior payment dates over the amounts actually paid on those prior payment dates, plus interest on any such shortfall (to the extent permitted by law);

(6) to the Principal Distribution Account, the Second Allocation of Principal;

(7) to the Class C noteholders, interest due on the Class C notes including, the excess, if any, of the amount of interest due and payable on prior payment dates over the amounts actually paid on those prior payment dates, plus interest on any such shortfall (to the extent permitted by law);

(8) to the Principal Distribution Account, the Third Allocation of Principal;

(9) to the Class D noteholders, interest due on the Class D notes including, the excess, if any, of the amount of interest due and payable on prior payment dates over the amounts actually paid on those prior payment dates, plus interest on any such shortfall (to the extent permitted by law);

(10) to the Principal Distribution Account, the Fourth Allocation of Principal;

(11) to the Class E noteholders, interest, if any, due on the Class E notes including, the excess, if any, of the amount of interest due and payable on prior payment dates over the amounts actually paid on those prior payment dates, plus interest on any such shortfall (to the extent permitted by law);

(12) to the Principal Distribution Account, the Fifth Allocation of Principal;

(13) to the reserve account, the Specified Reserve Account Balance on that payment date;

(14) to the Principal Distribution Account, principal of the notes in an amount equal to the amount by which the Note Balance of all the notes (reduced by any amounts allocated to pay principal of the notes under clauses (4), (6), (8), (10) and (12) above) exceeds an amount equal to the Pool Balance minus the Overcollateralization Target Amount;

(15) to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) and, with respect to the back-up servicer, any transition expenses, not previously paid; and

(16) any remaining amounts will be paid, prior to the Crossover Date or if a trigger event is in effect, to the Principal Distribution Account; and, on and after the Crossover Date so long as a trigger event is not in effect, to the holders of the residual interest.

The priority of payments after the acceleration of the notes following an event of default is described in “The Indenture—Priority of Payments Following an Event of Default under the Indenture” in this prospectus supplement.

Overcollateralization

Initially, the Pool Balance will exceed the principal balance of the notes by approximately 0.50% of the initial Pool Balance. The amount of overcollateralization could increase until the Crossover Date as excess interest is applied to pay principal in accordance with clause (16) under “—Priority of Payments” above.

Reserve Account

The depositor will establish the reserve account in the name of the indenture trustee for the benefit of the noteholders. The reserve account will be funded by a deposit from the proceeds of the offering of the notes on the closing date in an amount equal to 1.50% of the initial Pool Balance. On each payment date, the amount in the reserve account will constitute part of Available Funds and will be applied as described under “—Priority of Payments” above in this prospectus supplement.

On each payment date on which the amount on deposit in the reserve account is less than the Specified Reserve Account Balance, the indenture trustee (based upon the instructions of the servicer) will, to the extent available, deposit the amounts necessary to cause the amount of funds on deposit in the reserve account to equal the Specified

Reserve Account Balance to the extent set forth under “—Priority of Payments” above in this prospectus supplement.

If at the end of any payment date, the amount on deposit in the reserve account is greater than or equal to the Note Balance of the notes at that time, amounts on deposit in the reserve account will be used to repay the notes in full on that payment date.

Amounts on deposit in the reserve account will be invested by the indenture trustee at the written direction of the servicer in Eligible Investments, and investment earnings—net of losses and investment expenses—therefrom will be deposited into the Collection Account on each payment date. Eligible Investments are generally limited to obligations or securities that mature on or before the next payment date. However, to the extent each rating agency rating the notes confirms that such actions will not adversely affect its ratings of the notes, funds in the reserve account may be invested in securities that will not mature prior to the next payment date with respect to such notes and will not be sold to meet any shortfalls.

Resignation, Removal or Replacement of the Servicer

If a Servicer Default is unremedied, the indenture trustee, acting at the direction of noteholders holding not less than a majority of the Note Balance of the Controlling Class of notes, will terminate all of the servicing rights and obligations of the servicer with respect to the receivables. The indenture trustee will effect that termination by delivering notice to the servicer, the owner trustee, the issuer, the administrator, each rating agency and the noteholders.

Waiver of Past Servicer Termination Events

The noteholders of a majority of the Note Balance of the Controlling Class may waive any Servicer Default.

THE INDENTURE

The following information summarizes the material provisions of the indenture entered into between the issuer and the indenture trustee. We refer to this agreement as the “indenture.”

Priority of Payments Following an Event of Default under the Indenture

Following the occurrence of an event of default under the indenture which has resulted in the acceleration of the notes, the priority of payment on the notes will change. In that instance, payments on the notes on each payment date following the acceleration of the notes will generally be made from all Available Funds as described below depending on the type of event of default that resulted in the acceleration of the notes. The amount of interest to which any class of notes is entitled will include all interest unpaid as of any prior payment date, together with interest thereon.

On each payment date after the notes are accelerated following the occurrence of an event of default under the indenture other than an event of default based on the issuer’s breach of a covenant (other than a covenant to pay amounts due on the notes), representation or warranty, the issuer will make the following payments and deposits to the extent and from Available Funds in the following amounts and order of priority:

(1) to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) not previously paid;

(2) to the servicer, the servicing fee and all prior unpaid servicing fees and to the back-up servicer, if a back-up servicer has replaced the initial servicer or any of its affiliates as servicer in accordance with terms of the transfer and servicing agreements, any unpaid transition expenses due to the back-up servicer in respect of a transfer of servicing not to exceed, in the aggregate, $100,000;

(3) to the Class A noteholders, interest on the Class A notes (pro rata among all Class A notes);

(4) to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 noteholders, principal of the Class A-1 notes, the Class A-2 notes, the Class A-3 notes, the Class A-4 notes and the Class A-5 notes pro rata, based on the Note Balance of each outstanding class of Class A notes, until all classes of the Class A notes have been paid in full;

(5) to the Class B noteholders, interest on the Class B notes;

(6) to the Class B noteholders, principal of the Class B notes until the Class B notes have been paid in full;

(7) to the Class C noteholders, interest on the Class C notes;

(8) to the Class C noteholders, principal of the Class C notes until the Class C notes have been paid in full;

(9) to the Class D noteholders, interest on the Class D notes;

(10) to the Class D noteholders, principal of the Class D notes until the Class D notes have been paid in full;

(11) to the Class E noteholders, interest, if any, on the Class E notes;

(12) to the Class E noteholders, principal of the Class E notes until the Class E notes have been paid in full;

(13) to the back-up servicer, any transition expenses not previously paid; and

(14) any remaining amounts will be paid to the holders of the residual interest.

On each payment date after the notes are accelerated following the occurrence of an event of default under the indenture based on the issuer’s breach of a covenant (other than a covenant to pay amounts due on the notes), representation or warranty, the issuer will generally make the following payments and deposits to the extent and from Available Funds in the following amounts and order of priority:

(1) to the indenture trustee and owner trustee, fees and reasonable expenses (including indemnification amounts) not previously paid;

(2) to the servicer, the servicing fee and all prior unpaid servicing fees and to the back-up servicer, if a back-up servicer has replaced the initial servicer or any of its affiliates as servicer in accordance with terms of the transfer and servicing agreements, any unpaid transition expenses due to the back-up servicer in respect of a transfer of servicing not to exceed, in the aggregate, $100,000;

(3) to the Class A noteholders, interest on the Class A notes (pro rata among all Class A notes);

(4) to the Class B noteholders, interest on the Class B notes;

(5) to the Class C noteholders, interest on the Class C notes;

(6) to the Class D noteholders, interest on the Class D notes;

(7) to the Class E noteholders, interest, if any, on the Class E notes;

(8) to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 noteholders, principal of the Class A-1 notes, the Class A-2 notes, the Class A-3 notes, the Class A-4 notes and the Class A-5 notes pro rata, based on the Note Balance of each outstanding class of Class A notes, until all classes of the Class A notes have been paid in full;

(9) to the Class B noteholders, principal of the Class B notes until the Class B notes have been paid in full;

(10) to the Class C noteholders, principal of the Class C notes until the Class C notes have been paid in full;

(11) to the Class D noteholders, principal of the Class D notes until the Class D notes have been paid in full;

(12) to the Class E noteholders, principal of the Class E notes until the Class E notes have been paid in full;

(13) to the back-up servicer, any transition expenses not previously paid; and

(14) any remaining amounts will be paid to the holders of the residual interest.

Following the occurrence of any event of default which has not resulted in an acceleration of the notes, the issuer will continue to pay interest and principal on the notes on each payment date in the manner set forth in “Description of the Transfer and Servicing Agreements—Priority of Payments” in this prospectus supplement.

The occurrence of an event of default (other than an event of bankruptcy, insolvency, receivership or liquidation) will not result in the acceleration of the notes unless there is a declaration by the indenture trustee, or by noteholders of a majority amount of the Controlling Class of notes, that all of the notes are immediately due and payable. Upon the occurrence of an event of default resulting from an event of bankruptcy, insolvency, receivership or liquidation of the issuer, the notes will automatically be immediately due and payable without any declaration or other act by the indenture trustee or the noteholders.

Upon an acceleration as described above, the unpaid principal of all of the notes, together with accrued and unpaid interest thereon through the date of acceleration, shall become immediately due and payable.

See “Description of the Notes—The Indenture—Events of Default; Rights Upon Event of Default” in the accompanying prospectus.

Optional Redemption

The notes are subject to redemption in whole, but not in part, on any payment date on which the servicer exercises its clean-up call option to purchase the receivables. The servicer will have the option to purchase all of the receivables on any payment date occurring at any time after the then outstanding Pool Balance is less than or equal to 10% of the initial Pool Balance. The servicer will not be permitted to exercise such option unless the resulting payment to the noteholders would be sufficient to redeem the notes at a redemption price equal to the Note Balance at such time plus accrued and unpaid interest thereon. See also “Description of the Transfer and Servicing Agreements—Termination” in the accompanying prospectus.

Appointment of Additional Indenture Trustees

Under the Trust Indenture Act of 1939, the indenture trustee may be deemed to have a conflict of interest and be required to resign as indenture trustee for either the Class A notes, the Class B notes, the Class C notes, the Class D notes or the Class E notes if an event of default occurs under the indenture. In these circumstances, the indenture will provide for a successor indenture trustee to be appointed for one or all of the Class A notes, the Class B notes, the Class C notes, the Class D notes and the Class E notes in order that there be separate indenture trustees for each of the Class A notes, the Class B notes, the Class C notes, the Class D notes and the Class E notes. In general, so long as any amounts remain unpaid with respect to the Class A notes:

•	only the indenture trustee for the Class A noteholders will have the right to exercise remedies under the indenture; and

•	only the Class A noteholders will have the right to direct or consent to any action to be taken, including sale of the receivables.

In any case, the Class B noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class B notes to the Class A notes as described in this prospectus supplement. When the Class A notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class B notes. The Class C noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class C notes to the Class A notes and the Class B notes as described in this prospectus supplement. When the Class A notes and the Class B notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class C notes. The

Class D noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class D notes to the Class A notes, the Class B notes and the Class C notes as described in this prospectus supplement. When the Class A notes, the Class B notes and the Class C notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class D notes. The Class E noteholders will be entitled to their respective shares of any proceeds of enforcement, subject to the subordination of the Class E notes to the Class A notes, the Class B notes, the Class C notes and the Class D notes as described in this prospectus supplement. When the Class A notes, the Class B notes, the Class C notes and the Class D notes are repaid in full, all rights to exercise remedies under the indenture will transfer to the indenture trustee for the Class E notes.

If the indenture trustee relating to any class of notes resigns, its resignation will become effective only after a successor indenture trustee for that class of notes is appointed and the successor accepts the appointment.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Mayer, Brown, Rowe & Maw LLP is of the opinion that:

•	Based on the terms of the offered notes and the transactions relating to the receivables as set forth herein, the offered notes will be characterized as indebtedness for federal income tax purposes; and

•	Based on the applicable provisions of the trust agreement and related documents, for federal income tax purposes, the issuer will not be classified as an association taxable as a corporation and the issuer will not be treated as a publicly traded partnership taxable as a corporation.

STATE AND LOCAL TAX CONSEQUENCES

The discussion above does not address the tax consequences of purchase, ownership or disposition of the offered notes under any state or local tax law. Investors should consult their own tax advisors regarding state and local tax consequences.

CERTAIN ERISA CONSIDERATIONS

Subject to the following discussion, the offered notes may be acquired by pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, as well as entities deemed to hold “plan assets” of any of the foregoing under the Plan Asset Regulation (as defined below) (each a “Benefit Plan”). Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit a Benefit Plan from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Benefit Plan. In addition, Title I of ERISA also requires fiduciaries of a Benefit Plan subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.

Certain transactions with respect to a Benefit Plan that purchased offered notes involving the issuer might be deemed to constitute prohibited transactions under ERISA and the Code if assets of the issuer were deemed to be assets of a Benefit Plan. Under a regulation issued by the United States Department of Labor (the “Plan Asset Regulation”), the assets of the issuer would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquires an “equity interest” in the issuer and none of the exceptions contained in the Plan Asset Regulation is applicable. An equity interest is defined under the Plan Asset Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, assuming that the offered notes would be treated as debt under applicable local law, the depositor believes that, at the time of their issuance, the offered notes should be treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulation. This determination is based in part upon the traditional debt features of the offered notes, including the reasonable expectation of purchasers of offered notes that the offered notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the offered notes for ERISA purposes could change if the issuer incurred losses; the risk of recharacterization is enhanced for subordinate classes of offered notes.

However, without regard to whether the offered notes are treated as an equity interest for such purposes, the acquisition or holding of offered notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the issuer, the owner trustee or the indenture trustee, the servicer, the back-up servicer, the depositor, the underwriter, the transferor, or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to such Benefit Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable to the purchase and holding of offered notes by a Benefit Plan depending on the type and circumstances of the plan fiduciary making the decision to purchase an offered note. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 96-23, regarding transactions by “in-house asset managers”; and PTCE 84-14, regarding transactions by “qualified professional asset managers.” There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the offered notes.

Each investor using the assets of a Benefit Plan which acquires the offered notes, or to whom the offered notes are transferred by its acceptance and holding of any offered notes or an interest therein, will be deemed to represent and warrant that either (i) it is not acquiring and will not hold the offered notes with the assets of a Benefit Plan; or (ii) its acquisition and continued holding of the offered notes, throughout the term of the holding, is eligible for and satisfies all of the requirements of a prohibited transaction exemption under Section 406 of ERISA, Section 4975 of the Code or any substantially similar applicable law.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, governmental plans may be subject to comparable state law restrictions.

A plan fiduciary considering the purchase of offered notes should consult its legal advisors regarding whether the assets of the issuer would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences. For additional information regarding treatment of the offered notes under ERISA, see “Certain ERISA Considerations” in the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, the depositor has agreed to sell the notes to Lehman Brothers Inc., as underwriter, and the underwriter has agreed to purchase the notes from the depositor. The underwriter has agreed, subject to the terms and satisfaction of certain conditions set forth therein, to purchase all the notes offered hereby if any of the notes are purchased.

The selling concessions that the underwriter may allow to certain dealers and the discounts that certain dealers may reallow to certain other dealers, each expressed as a percentage of the Note Balance of the notes, will be as follows:

	Selling Concessions, Not to Exceed	Reallowance, Not to Exceed
Class A-1 Notes	0.1050%	0.0525%
Class A-2 Notes	0.1200%	0.0600%
Class A-3 Notes	0.1500%	0.0750%
Class A-4 Notes	0.1800%	0.0900%
Class A-5 Notes	0.2115%	0.1050%
Class B Notes	0.3000%	0.1500%
Class C Notes	0.3900%	0.1950%
Class D Notes	0.6000%	0.3000%

Until the distribution of the notes is completed, rules of the Commission may limit the ability of the underwriter and certain selling group members to bid for and purchase the notes. As an exception to these rules, the underwriter is permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the offered notes.

The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the offered notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate coverage transactions involve purchases of offered notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the offered notes originally sold by the syndicate member are purchased in a syndicate covering transaction. These over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the offered notes to be higher than they would otherwise be in the absence of these transactions. Neither the depositor nor any of the underwriters will represent that they will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of business, the underwriter and its affiliates have engaged and may engage in investment banking and commercial banking transactions with the servicer and its affiliates. The issuer, may from time to time invest the funds in accounts and Eligible Investments acquired from the underwriters of their affiliates.

The transferor, E*TRADE Consumer Finance Corporation and the depositor have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof. In the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

The offered notes are new issues of securities with no established trading market. The underwriter tells us that they intend to make a market in the offered notes as permitted by applicable laws and regulations. However, the underwriter is not obligated to make a market in the offered notes and any such market-making may be discontinued at any time at the sole discretion of the underwriter. Accordingly, we give no assurance regarding the liquidity of, or trading markets for, the offered notes.

The seller will receive aggregate proceeds of approximately $299,589,932 from the sale of the offered notes (representing 99.697481% of the initial Note Balance of the offered notes) after paying the aggregate underwriting discount of $867,231 on the offered notes. Additional offering expenses are estimated to be $650,000.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes words such as “expects,” “intends,” “anticipates,” “estimates,” and similar words and expressions, which are intended to identify forward-looking statements. To the extent any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those described in forward-looking statements, including among other things, continued and increased business competition, an increase in delinquencies (including increases due to worsening of economic conditions), an increase in credit losses, changes in demographic, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond the control of the applicable originator, the transferor, the depositor or the issuer. You should carefully consider the factors discussed above in evaluating these forward-looking statements.

The forward-looking statements made in this prospectus supplement speak only as of the date started on the cover of this prospectus supplement. None of the issuer, transferor, depositor or any of their respective affiliates has an obligation to update or revise any such forward-looking statement as a result of new information, future events or otherwise.

LEGAL MATTERS

Certain legal matters relating to the notes and certain federal and state income tax matters will be passed upon for the depositor by Mayer, Brown, Rowe & Maw LLP, and New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriter by Mayer, Brown, Rowe & Maw LLP, New York, New York.

GLOSSARY OF TERMS

Following are definitions of some of the capitalized terms used in this prospectus supplement.

“Affiliated Originator” means an originator affiliated with E*TRADE Consumer Finance, E*TRADE Bank and/or the depositor.

“Available Funds” means, for any payment date and the related Collection Period, an amount equal to the sum of the following amounts: (a) all Collections, (b) the Purchase Amount of each receivable that became a Purchased Receivable during such Collection Period received by the servicer during such Collection Period, (c) any amounts on deposit in the reserve account and (d) the investment income accrued during such Collection Period from the investment of funds in the issuer’s accounts.

“Class A Principal Distribution Amount” means, for any payment date, the amount required to reduce the Note Balance of the Class A notes to the product of (a) the Note Balance of the Class A notes immediately prior to the Crossover Date divided by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date and (b) the Pool Balance as of the last day of the related Collection Period.

“Class B Principal Distribution Amount” means, for any payment date, the amount required to reduce the sum of the Note Balances of the Class A notes (as reduced by principal payments made to the Class A notes on that payment date) and Class B notes to the product of (a) the sum of the Note Balances of the Class A notes and the Class B notes immediately prior to the Crossover Date divided by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date and (b) the Pool Balance as of the last day of the related Collection Period.

“Class C Principal Distribution Amount” means, for any payment date, the amount required to reduce the sum of the Note Balances of the Class A notes (as reduced by principal payments made to the Class A notes on that payment date), the Class B notes (as reduced by principal payments made to the Class B notes on that payment date) and the Class C notes to the product of (a) the sum of the Note Balances of the Class A notes, the Class B notes and the Class C notes immediately prior to the Crossover Date divided by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date and (b) the Pool Balance as of the last day of the related Collection Period.

“Class D Principal Distribution Amount” means, for any payment date, the amount required to reduce the sum of the Note Balances of the Class A notes (as reduced by principal payments made to the Class A notes on that payment date), the Class B notes (as reduced by principal payments made to the Class B notes on that payment date), the Class C notes (as reduced by principal payments made to the Class C notes on that payment date) and the Class D notes to the product of (a) the sum of the Note Balances of the Class A notes, the Class B notes, the Class C notes and the Class D notes immediately prior to the Crossover Date divided by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date and (b) the Pool Balance as of the last day of the related Collection Period.

“Class E Principal Distribution Amount” means, for any payment date, the amount required to reduce the Note Balances of the notes (as reduced by principal payments made to the Class A notes, Class B notes, Class C notes and Class D notes on that payment date) to the product of (a) the Note Balances of the notes immediately prior to the Crossover Date divided by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date and (b) the Pool Balance as of the last day of the related Collection Period.

“Collection” or “Collections” means, with respect to any receivable and to the extent received by the servicer after the cut-off date, (a) any monthly payments by or on behalf of the obligor thereunder, (b) any full or partial prepayment of that receivable, (c) all Liquidation Proceeds and (d) any other amounts received by the servicer which, in accordance with its customary servicing practices, would customarily be applied to the payment of accrued interest or to reduce the Principal Balance of that receivable, including rebates of premiums with respect to the cancellation or termination of any insurance policy, extended warranty or service contract; provided, however, that the term “Collections” in no event will include any amounts in respect of any receivable purchased by the servicer or the seller on a prior payment date or any limited supplemental servicing fees required to be paid to the servicer.

“Collection Period” means the period commencing on the first day of each calendar month and ending on the last day of such calendar month (or, in the case of the initial Collection Period, the period commencing on the close of business on the cut-off date and ending on December 31, 2004). As used herein, the “related” Collection Period with respect to a payment date shall be deemed to be the Collection Period which precedes such payment date.

“Controlling Class” means, with respect to any notes outstanding, the Class A notes (voting together as a single class) as long as any Class A notes are outstanding, and thereafter the Class B notes as long as any Class B notes are outstanding, and thereafter the Class C notes as long as any Class C notes are outstanding, and thereafter the Class D notes as long as any Class D notes are outstanding excluding notes, in each case, held by the depositor, the servicer or their affiliates.

“Cram Down Loss” means, with respect to any receivable (other than a Defaulted Receivable) as to which any court in any bankruptcy, insolvency or other similar proceeding issues an order reducing the principal amount to be paid on such receivable or otherwise modifies any payment terms with respect thereto, an amount equal to the greater of (a) the amount of the principal reduction ordered by such court and (b) the difference between the Principal Balance of such receivable at the time of such court order and the net present value (using a discount rate which is the higher of the contract rate of such receivable or the rate of interest specified by such court order) of the remaining scheduled payments as modified or restructured. A “Cram Down Loss” will be deemed to have occurred on the date of issuance of such court’s order.

“Crossover Date” means the latest of (a) the payment date in July 2006 or (b) if a trigger event is in effect on such date, or on any subsequent payment date, the first payment date after such date that a trigger event is not in effect.

“Cumulative Net Realized Loss Ratio” means as of any date of determination, the ratio of (a) the aggregate Principal Balance of all receivables that became Defaulted Receivables plus all the Cram Down Losses that occurred during the period from cut-off date through the end of the related Collection Period reduced by the amount of all Liquidation Proceeds with respect to Defaulted Receivables received during such period which are applied to principal of the Defaulted Receivables to (b) the initial aggregate Principal Balance of all receivables.

“Defaulted Receivable” means, with respect to any Collection Period, a receivable as to which, without duplication, (a) more than 5.00% of any scheduled payment on that receivable is 120 or more days past due or (b) the servicer has, in accordance with its customary servicing practices, determined that such receivable has or should be written off as uncollectible. The Principal Balance of any receivable that becomes a “Defaulted Receivable” will be deemed to be zero as of the date it becomes a “Defaulted Receivable.”

“Eligible Investments” means any one or more of the following types of investments and may include investments for which the indenture trustee or its affiliates serves as investment manager or advisor:

•	direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

•	demand deposits, time deposits or certificates of deposit of any depository institution (including any affiliate of the transferor, the servicer, the indenture trustee or the owner trustee) or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or state banking or depository institution authorities (including depository receipts issued by any such institution or trust company as custodian with respect to any obligation referred to in the first bullet point above or a portion of such obligation for the benefit of the holders of such depository receipts); provided that at the time of the investment or contractual commitment to invest therein (which shall be deemed to be made again each time funds are reinvested following each payment date), the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a person other than such depository institution or trust company) of such depository institution or trust company shall have a credit rating from Standard & Poor’s of A-1+ and from Moody’s of Prime-1;

•	commercial paper (including commercial paper of any affiliate of transferor, the servicer, the indenture trustee or the owner trustee) having, at the time of the investment or contractual commitment to invest therein, a rating from Standard & Poor’s of A-1+ and from Moody’s of Prime-1;

•	investments in money market funds (including funds for which the transferor, the servicer, the indenture trustee or the owner trustee or any of their respective affiliates is investment manager or advisor) having a rating from Standard & Poor’s of AAA-m or AAAm-G and from Moody’s of Aaa;

•	banker’s acceptances issued by any depository institution or trust company referred to in the second bullet point above;

•	repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) referred to in the second bullet point above; and

•	any other investment with respect to which each rating agency has provided written notice that such investment would not cause such rating agency to downgrade or withdraw its then current rating of any class of notes.

“First Allocation of Principal” means, for any payment date, an amount not less than zero equal to the excess, if any, of (a) the Note Balance of the Class A notes as of the preceding payment date over (b) the Pool Balance as of the last day of the related Collection Period; provided, however, that the First Allocation of Principal on and after the final scheduled payment date for any class of Class A notes shall not be less than the amount that is necessary to reduce the Note Balance of that class of Class A notes to zero.

“Fifth Allocation of Principal” means, for any payment date an amount not less than zero equal to the excess, if any, of (a) the Note Balance of the Class A notes, Class B notes, Class C notes, Class D notes and Class E notes minus the First Allocation of Principal, Second Allocation of Principal, Third Allocation of Principal and Fourth Allocation of Principal for the specified payment date over (b) the Pool Balance as of the last day of the related Collection Period; provided, however, that the Fifth Allocation of Principal on and after the final scheduled payment date for the Class E notes shall not be less than the amount that is necessary to reduce the Note Balance of the Class E notes to zero (after the application of the First Allocation of Principal, the Second Allocation of Principal, Third Allocation of Principal and the Fourth Allocation of Principal).

“Fourth Allocation of Principal” means, for any payment date an amount not less than zero equal to the excess, if any, of (a) the Note Balance of the Class A notes, Class B notes, Class C notes and Class D notes minus the First Allocation of Principal, Second Allocation of Principal and Third Allocation of Principal for the specified payment date over (b) the Pool Balance as of the last day of the related Collection Period; provided, however, that the Fourth Allocation of Principal on and after the final scheduled payment date for the Class D notes shall not be less than the amount that is necessary to reduce the Note Balance of the Class D notes to zero (after the application of the First Allocation of Principal, the Second Allocation of Principal and Third Allocation of Principal).

“Liquidation Proceeds” means, with respect to any receivable, (a) insurance proceeds received by the servicer with respect to any insurance policies relating to the related financed asset or obligor, (b) amounts received by the servicer in connection with such receivable pursuant to the exercise of rights under that receivable and (c) the monies collected by the servicer (from whatever source, including proceeds of a sale of the related financed asset, a deficiency balance recovered after the charge-off of the related receivable or as a result of any recourse against the related dealer) on such receivable net of any reasonable out-of-pocket expenses (including, without limitation, any auction, painting, repair or refurbishment expenses) incurred by the servicer in connection with such liquidation or other actions described above and any payments required by law to be remitted to the related obligor.

“Moody’s” means, Moody’s Investors Service, Inc., or its successor in interest.

“Note Balance” means, with respect to any note at any time, the initial Note Balance of that note shown on the cover page of this prospectus supplement, as reduced by any payments of principal made on that note prior to that time, and, when used with respect to the notes generally, the aggregate of the Note Balances for all the notes.

“Overcollateralization Target Amount” means, for any payment date, the product of the Overcollateralization Target Percentage and the Pool Balance as of the last day of the related Collection Period for that payment date.

“Overcollateralization Target Percentage” means, initially 0%, and for any payment date on or after the Crossover Date, 100% minus the percentage calculated on the Crossover Date by dividing the aggregate Note

Balance immediately prior to the Crossover Date by the Pool Balance on the last day of the second Collection Period preceding the Crossover Date.

“Pool Balance” means, as of the close of business on the last day of a Collection Period, the aggregate Principal Balance of the receivables as of such day (excluding Purchased Receivables and Defaulted Receivables).

“Principal Balance” means, as of any time, for any receivable, the principal balance of that receivable under the terms of the receivable determined in accordance with the servicer’s customary servicing practices. The Principal Balance of any receivable that becomes a Defaulted Receivable will be deemed to be zero as of the date it became a Defaulted Receivable.

“Principal Distribution Account” means the subaccount of the Note Distribution Account designated as such, established and maintained as such pursuant to the transfer and servicing agreement, from which distributions of principal to the noteholders will be made.

“Purchase Amount” means the amount, as of the close of business on the last day of a Collection Period, required to prepay in full a receivable under the terms of that receivable including interest to the end of such Collection Period.

“Purchased Receivable” means a receivable purchased for the Purchase Amount as of the close of business on the last day of a collection period by the servicer from the issuer pursuant to the transfer and servicing agreement, or purchased by the depositor from the issuer pursuant to the transfer and servicing agreement.

“Second Allocation of Principal” means, for any payment date an amount not less than zero equal to the excess, if any, of (a) the Note Balance of the Class A notes and Class B notes minus the First Allocation of Principal for the specified payment date over (b) the Pool Balance as of the last day of the related Collection Period; provided, however, that the Second Allocation of Principal on and after the final scheduled payment date for the Class B notes shall not be less than the amount that is necessary to reduce the Note Balance of the Class B notes to zero (after the application of the First Allocation of Principal).

“Standard & Poor’s” means, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or its successor in interest.

“Third Allocation of Principal” means, for any payment date an amount not less than zero equal to the excess, if any, of (a) the Note Balance of the Class A notes, Class B notes and Class C Notes minus the First Allocation of Principal and Second Allocation of Principal for the specified payment date over (b) the Pool Balance as of the last day of the related Collection Period; provided, however, that the Third Allocation of Principal on and after the final scheduled payment date for the Class C notes shall not be less than the amount that is necessary to reduce the Note Balance of the Class C notes to zero (after the application of the First Allocation of Principal and Second Allocation of Principal).

INDEX OF TERMS

Affiliated Originator	S-52
Available Funds	S-52
back-up servicer	S-1
Benefit Plan	S-49
Cede	ii
Class A Principal Distribution Amount	S-52
Class B Principal Distribution Amount	S-52
Class C Principal Distribution Amount	S-52
Class D Principal Distribution Amount	S-52
Class E Principal Distribution Amount	S-52
closing date	S-1
Collection	S-52
Collection Period	S-53
Collections	S-52
Commission	ii
Controlling Class	S-53
CPR	S-34
Cram Down Loss	S-53
Crossover Date	S-53
Cumulative Net Realized Loss Ratio	S-53
cut-off date	S-5
Defaulted Receivable	S-53
depositor	S-1
direct lending	S-17
DTC	ii
E*TRADE Consumer Finance	S-1
Eligible Investments	S-53
ERISA	S-49
Exchange Act	ii
FICO Score	S-24
Fifth Allocation of Principal	S-54
final scheduled payment date	S-1
financed assets	S-5
First Allocation of Principal	S-54
Fourth Allocation of Principal	S-54
holder	S-41
indenture	S-46
indenture trustee	S-1
indirect lending	S-17
interest accrual period	S-2
interest accrual periods	S-2
issuer	S-1
Liquidation Proceeds	S-54
Moody’s	S-54
NADA	S-18
Note Balance	S-54
noteholder	S-41
notes	S-1
obligors	S-5
offered notes	S-1
Overcollateralization Target Amount	S-54
Overcollateralization Target Percentage	S-54
owner trustee	S-1
Payment date	S-1
Plan Asset Regulation	S-49
Pool Balance	S-55
Principal Balance	S-55
Principal Distribution Account	S-55
PTCE	S-50
Purchase Amount	S-55
Purchased Receivable	S-55
receivables	S-5
receivables pool	S-5
record date	S-1
relief act	S-12
reserve account	S-6
Second Allocation of Principal	S-55
servicer	S-1
servicer advance	S-7
servicing fee	S-44
Specified Reserve Account Balance	S-6
SST	S-17
Standard & Poor’s	S-55
Third Allocation of Principal	S-55
transfer and servicing agreements	S-43
transferor	S-1
trigger event	S-3
trigger testing period	S-3
used	S-20
Weighted Average Original Term	S-20
Weighted Average Remaining Term	S-20

PROSPECTUS

ASSET BACKED NOTES

ASSET BACKED CERTIFICATES

(EACH ISSUABLE IN SERIES)

ETCF ASSET FUNDING CORPORATION

Depositor

Prospective investors should review the information set forth under “Risk Factors” on page 11 herein and in the related Prospectus Supplement.

Any Notes of a series represent obligations of, and the Certificates of a series represent beneficial interests in, the related Trust only and do not represent obligations of or interests in, and are not guaranteed or insured by, ETCF Asset Funding Corporation, E*TRADE Bank, E*TRADE Consumer Finance Corporation, E*TRADE Securities LLC, E*TRADE Financial Corporation, or any of their respective affiliates. None of the Notes, the Certificates or the Receivables are guaranteed or insured by any government agency or instrumentality.

This Prospectus may be used to offer and sell Securities only if accompanied by an applicable Prospectus Supplement for the related Issuer.

The Asset Backed Notes (the “Notes”) and the Asset Backed Certificates (the “Certificates” and, together with the Notes, the “Securities”) described herein may be sold from time to time in one or more series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a “Prospectus Supplement”). Each series of Securities, which may include one or more classes of Notes and/or one or more classes of Certificates, will be issued by a trust to be formed with respect to such series (each, a “Trust”). Each Trust will be formed pursuant to either (i) a Trust Agreement to be entered into between ETCF Asset Funding Corporation (the “Depositor”) and the trustee specified in the applicable Prospectus Supplement (the “Trustee” or “Owner Trustee”) or (ii) a Pooling and Servicing Agreement to be entered into among the Trustee, the Depositor and E*TRADE Consumer Finance Corporation, as servicer. If a series of Securities includes Notes, such Notes will be issued and secured pursuant to an Indenture between the Trust and the indenture trustee specified in the applicable Prospectus Supplement (the “Indenture Trustee”) and will represent indebtedness of the related Trust. The Certificates of a series will represent fractional undivided interests in the related Trust. In the event that the Depositor and/or affiliates of the Depositor are the sole holders of undivided interests in a Trust, such undivided interests may not be represented by a certificate. The applicable Prospectus Supplement will specify which class or classes of Notes, if any, and which class or classes of Certificates, if any, of the related series are being offered thereby. The property of each Trust will include a pool of retail installment loans or installment sales contracts secured by new or used recreational vehicles and new or used marine assets (including recreational sport and power boats (including any boat motors and accompanying trailers) and yachts (both power and sail), as applicable), certain monies due or received thereunder on and after the applicable Cutoff Date set forth in the applicable Prospectus Supplement, security interests in the items financed thereby (other than security interests in Federally Documented Boats, which security interests will be granted directly, or will be assigned, to the Boat Mortgage Trustee as described under “The Boat Mortgage Trust”) and certain other property that shall have secured a Receivable and that shall have been obtained by the applicable Trust incidental to a foreclosure or repossession in the event of a payment default, all as described herein and in such applicable Prospectus Supplement. In addition, if so specified in the applicable Prospectus Supplement, the property of the Trust will include monies on deposit in a trust account (the “Pre-Funding Account”) to be established with the Indenture Trustee, which may be used to acquire additional Receivables (the “Subsequent Receivables”) from the Depositor from time to time during the Funding Period specified in the applicable Prospectus Supplement or to make distributions to the Depositor with respect thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this Prospectus is December 9, 2004

OVERVIEW OF THE INFORMATION IN THIS PROSPECTUS

AND THE APPLICABLE PROSPECTUS SUPPLEMENT

We provide information about your securities in two separate documents: (a) this Prospectus, which provides general information, some of which may not apply to a particular series of Notes or Certificates, including your series; and (b) the applicable Prospectus Supplement, which describes the specific terms of your series, including information about:

•	the type of Securities offered;

•	certain risks relating to an investment in the Securities;

•	the timing and amount of interest and principal payments on the Securities;

•	the receivables underlying your Securities;

•	the credit enhancement for each class of Securities;

•	the credit ratings for each class of Securities; and

•	the method of selling the Securities.

Whenever information in the applicable Prospectus Supplement is more specific or different than the information in this Prospectus, you should rely on the information in the applicable Prospectus Supplement.

We include cross-references in this Prospectus and in the applicable Prospectus Supplement to captions in these materials where you can find further related discussions. The tables of contents in the applicable Prospectus Supplement provide the pages on which these captions are located.

To understand the structure of these securities, you must read carefully this Prospectus and the applicable Prospectus Supplement in their entirety.

AVAILABLE INFORMATION

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (together with all amendments and exhibits thereto, referred to herein as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Notes and the Certificates offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and 233 Broadway, New York, New York 10279. Copies of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including ETCF Asset Funding Corporation, that file electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the Depositor, as originator of the Trust referred to in the accompanying Prospectus Supplement, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered by such Trust shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Depositor will provide without charge to each person, including any beneficial owner of Securities, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein or in the applicable Prospectus Supplement by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Secretary, ETCF Asset Funding Corporation, 3355 Michelson Drive, Suite 350, Irvine, California, 92612, telephone number (800) 786-2570.

SUMMARY OF TERMS

The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and by reference to the information with respect to the Securities of any series contained in the applicable Prospectus Supplement to be prepared and delivered in connection with the offering of such Securities. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus on the pages indicated in the “Index of Terms” beginning on page 73.

Issuer	With respect to each series of Securities, the Trust (also referred to herein as the “Issuer”) to be formed pursuant to either a Trust Agreement (as amended and supplemented from time to time, a “Trust Agreement”) between the Depositor and the trustee specified in the applicable Prospectus Supplement or a Pooling and Servicing Agreement (as amended and supplemented from time to time, the “Pooling and Servicing Agreement”) among the Trustee, the Depositor and the Servicer.

Depositor	ETCF Asset Funding Corporation, formerly known as Deutsche Recreational Asset Funding Corporation, is the Depositor.

Transferor	E*TRADE Bank is the “Transferor”.

Servicer	E*TRADE Consumer Finance Corporation, formerly known as Ganis Credit Corporation (“E*TRADE Consumer Finance” or the “Servicer”).

Trustee/Owner Trustee	With respect to each series of Securities, the Trustee or Owner Trustee will be specified in the applicable Prospectus Supplement.

Indenture Trustee	With respect to any applicable series of Securities, the Indenture Trustee will be specified in the applicable Prospectus Supplement. References to “Applicable Trustee” are to the Indenture Trustee, or to the Trustee under a Pooling and Servicing Agreement, if applicable.

Boat Mortgage Trustee	Wilmington Trust Company is the Boat Mortgage Trustee.

The Notes	A series of Securities may include one or more classes of Notes, which will be issued pursuant to an Indenture between the Trust and the Indenture Trustee (as amended and supplemented from time to time, an “Indenture”). The applicable Prospectus Supplement will specify which class or classes, if any, of Notes of the related series are being offered thereby.

Unless the related Prospectus Supplement specifies that the Notes are offered in Definitive Form, the Notes will be available for purchase in the denominations specified in the applicable Prospectus Supplement and in book-entry form only. Noteholders will be able to receive Notes in definitive registered form only in the limited circumstances described in this Prospectus or in the applicable Prospectus

Supplement. See “Certain Information Regarding the Securities—Definitive Securities” in this Prospectus.

Except in the case of any Strip Notes, as described below, each class of Notes will have a stated principal amount and will bear interest at a specified rate or rates (with respect to each class of Notes, the “Interest Rate”). Each class of Notes may have a different Interest Rate, which may be a fixed, variable or adjustable Interest Rate, or any combination of the foregoing. The applicable Prospectus Supplement will specify the Interest Rate for each class of Notes, or the method for determining the Interest Rate.

With respect to a series that includes two or more classes of Notes, each class may differ as to the timing and priority of payments, seniority, allocations of losses, Interest Rate or amount of payments of principal or interest, or payments of principal or interest in respect of any such class or classes may or may not be made upon the occurrence of specified events or on the basis of collections from designated portions of the Receivables Pool. In addition, a series may include one or more classes of Notes (“Strip Notes”) entitled to (i) principal payments with disproportionate, nominal or no interest payments or (ii) interest payments with disproportionate, nominal or no principal payments.

The Certificates	A series may include one or more classes of Certificates and may or may not include any Notes. The applicable Prospectus Supplement will specify which class or classes, if any, of the Certificates are being offered thereby. In the event that the Depositor and/or affiliates of the Depositor are the sole holders of undivided interests in a Trust, such undivided interests may not be represented by a certificate.

Unless the applicable Prospectus Supplement specifies that Certificates are offered in definitive form, the Certificates, other than those purchased by the Depositor, will be available for purchase in the denominations specified in the applicable Prospectus Supplement and in book-entry form only, as described in the applicable Prospectus Supplement. See “Certain Information Regarding the Securities—Definitive Securities” in this Prospectus.

Except in the case of any Strip Certificates, as described below, each class of Certificates will have a stated Certificate Balance specified in the applicable Prospectus Supplement (the “Certificate Balance”) and will accrue interest on such Certificate Balance at a specified rate (with respect to each class of Certificates, the “Pass Through Rate”). Each class of Certificates may have a different Pass Through Rate, which may be a fixed, variable or adjustable Pass Through Rate, or any combination of the foregoing. The applicable Prospectus Supplement will specify the Pass Through Rate for each class of Certificates or the method for determining the Pass Through Rate.

With respect to a series that includes two or more classes of Certificates, each class may differ as to timing and priority of distributions, seniority, allocations of losses, Pass Through Rate or amount of distributions in respect of principal or interest, or distributions in respect of principal or interest in respect of any such class or classes may or may not be made upon the occurrence of specified events or on the basis of collections from designated portions of the Receivables Pool.

In addition, a series may include one or more classes of Certificates (“Strip Certificates”) entitled to (i) distributions in respect of principal with disproportionate, nominal or no interest distributions or (ii) interest distributions with disproportionate, nominal or no distributions in respect of principal.

If a series of Securities includes classes of Notes, distributions in respect of the Certificates may be subordinated in priority of payment to payments on the Notes to the extent specified in the applicable Prospectus Supplement.

To the extent provided in the applicable Prospectus Supplement, the Servicer will be permitted at its option to purchase the Receivables from each Trust, as of the end of any applicable Collection Period, if the then outstanding Pool Balance with respect to the Receivables held by such Trust is less than 10% of the initial Pool Balance. Such purchase price for the Receivables will never be less than the outstanding principal amount of the Securities plus the accrued interest on the Securities. See “Description of the Transfer and Servicing Agreements—Termination”.

Trust Property	The property of each Trust will include a pool of retail installment loans or installment sales contracts (the “Recreational Vehicle Receivables”) secured by new or used recreational vehicles (the “Financed Recreational Vehicles”), retail installment loans or installment sales contracts (the “Boat Receivables”; the Boat Receivables and the Recreational Vehicle Receivables may be referred to collectively as the “Receivables” and individually as a “Receivable”) secured by new or used marine assets (including recreational sport and power boats (including any boat motors and accompanying trailers) and yachts (both power and sail)) (the “Financed Boats”; the Financed Boats and the Financed Recreational Vehicles may be referred to collectively as the “Financed Assets” and individually as a “Financed Asset”), collections and other payments with respect to the Receivables received after the date specified in the applicable Prospectus Supplement (the “Cutoff Date”) and monies on deposit in the applicable Trust accounts.

Any reference in this Prospectus or the applicable Prospectus Supplement to a “boat” will include, unless the context otherwise requires, recreational sport and power boats (including any boat motors and accompanying trailers) and yachts (both power and sail). On or prior to the Closing Date specified in the applicable Prospectus Supplement with respect to a Trust (the “Closing Date”), the Transferor will transfer Receivables (the “Initial Receivables”) having an aggregate principal balance specified in the applicable Prospectus Supplement as of the Cutoff Date to the Depositor, which will transfer the Initial Receivables to such Trust on or prior to the Closing Date pursuant to either a Transfer and Servicing Agreement among the Depositor, the Servicer and the Owner Trustee (as amended and supplemented from time to time, a “Transfer and Servicing Agreement”) or, if the Trust is to be treated as a grantor trust for federal income tax purposes, the related Pooling and Servicing Agreement among the Depositor, the Servicer and the Trustee. The property of each Trust will also include amounts on deposit in certain trust accounts, including the related Collection Account, any Pre-Funding Account, and any other account identified in the applicable Prospectus Supplement.

To the extent provided in the applicable Prospectus Supplement, the Transferor will be obligated (subject only to the availability thereof) to transfer to the Depositor, which will be obligated to acquire and transfer to the related Trust, and such Trust will then be obligated to acquire (subject to the satisfaction of certain conditions described in the applicable Transfer and Servicing Agreement or Pooling and Servicing Agreement), subsequent receivables from time to time (as frequently as daily) during the Funding Period, if any, specified in the applicable Prospectus Supplement, having an aggregate principal balance approximately equal to the amount on deposit in the Pre-Funding Account (the “Pre-Funded Amount”) on such Closing Date. With respect to any Trust that is to be treated as a grantor trust for federal income tax purposes, the Funding Period, if any, will not exceed 90 days in length from the Closing Date, and with respect to any other Trust the Funding Period, if any, will be specified in the applicable Prospectus Supplement and in any event will not exceed one year in length. With respect to each Trust, the Pre-Funded Amount on the Closing Date will not exceed 25% of the aggregate initial principal balance of the Securities.

The Receivables have been or will be originated by E*TRADE Consumer Finance, and/or originated by Dealers and/or other entities (E*TRADE Consumer Finance and such other entities being referred to as “Originators”), and (with respect to Receivables which were not originated by E*TRADE Consumer Finance) acquired by E*TRADE Consumer Finance from such Dealers and/or Originators. Receivables held by any Originator may have been acquired by such Originator from Dealers or from other Originators. An Originator may be an affiliate of E*TRADE Consumer

Finance. The Originators will be entities involved in the origination, secondary market purchasing and/or servicing of retail installment loans, installment sales contracts, loans or other receivables secured by boats or recreational vehicles. For a description of E*TRADE Consumer Finance, see “The Servicer” in the applicable Prospectus Supplement.

Credit and Cash Flow Enhancement	If and to the extent specified in the applicable Prospectus Supplement, credit and cash flow enhancement with respect to a Trust or any class or classes of Securities may include any one or more of the following: subordination of one or more other classes of Securities, overcollateralization, a Reserve Account, excess interest, letters of credit, credit or liquidity facilities, surety bonds, insurance policies, guaranteed investment contracts, swaps or other interest rate protection agreements, repurchase obligations, yield supplement agreements or accounts, other agreements with respect to third party payments or other support, cash deposits or other arrangements. Any form of credit or cash flow enhancement will have certain limitations and exclusions from coverage thereunder, which will be described in the applicable Prospectus Supplement. See “Description of the Transfer and Servicing Agreements—Credit and Cash Flow Enhancement”.

Transfer and Servicing Agreements	With respect to each Trust, the Transferor will transfer the related Receivables to the Depositor, which, in turn, will transfer the related Receivables to such Trust pursuant to a Transfer and Servicing Agreement or a Pooling and Servicing Agreement. The rights and benefits of any Trust under a Transfer and Servicing Agreement will be transferred to the Indenture Trustee as collateral for the Notes of the related series. If so specified in the applicable Prospectus Supplement, the person specified therein as Administrator will undertake certain administrative duties under an Administration Agreement with respect to any Trust that has issued Notes, which duties would in the absence of an Administrator be performed for the related Trust primarily by the related Indenture Trustee or by the Depositor.

Unless provided otherwise in the applicable Prospectus Supplement, the Servicer will advance any interest shortfall with respect to a Receivable to the extent that the Servicer, in its sole discretion, expects to recoup the advance from subsequent payments on or with respect to the Receivables (a “Servicer Advance”). The Servicer shall be entitled to reimbursement of Servicer Advances from subsequent payments on or with respect to the Receivables as described under “Description of the Transfer and Servicing Agreements—Servicer Advances.”

The Servicer will be entitled to receive compensation for servicing the Receivables of each Trust as described under “Description of the Transfer and Servicing Agreements—Servicing Compensation and Payment of Expenses” herein and in the applicable Prospectus Supplement.

Certain Legal Aspects of the Receivables	In connection with the transfer of Receivables to a Trust, security interests in the Financed Assets (other than Federally Documented Boats) securing such Receivables will be transferred by E*TRADE Consumer Finance to the Transferor (or by the related Dealer or other Originator to E*TRADE Consumer Finance and by E*TRADE Consumer Finance to the Transferor) by the Transferor to the Depositor and by the Depositor to such Trust. Security interests in the Federally Documented Boats will have been granted directly, or will be assigned by E*TRADE Consumer Finance, as applicable, to the Boat Mortgage Trustee. See “The Boat Mortgage Trust.” Preferred Mortgages and any assignments of security interests in Federally Documented Boats to the Boat Mortgage Trustee will not be filed with the Coast Guard until on or before 90 days after the Closing Date specified in the applicable Prospectus Supplement and, during such period, the Trust will not have a perfected security interest in the related Federally Documented Boats. Due to administrative burden and expense, the certificates of title to those Financed Assets financed in states where security interests in boats or recreational vehicles, as applicable, are subject to certificate of title statutes will not be amended to reflect any such transfers, and the Uniform Commercial Code financing statements in respect of those Financed Assets financed in states where security interests in boats or recreational vehicles, as applicable, are perfected by filing a financing statement will not be amended to reflect such transfers. In the absence of such procedures, the Trust may not have a perfected security interest in Financed Assets in some states. In any event, the Trust will not have any direct security interest in the Federally Documented Boats. If such Trust does not have a perfected security interest in a Financed Asset, its ability to realize on such Financed Asset may be adversely affected. See “Risk Factors” and “Certain Legal Aspects of the Receivables.”

Tax Status	If the Prospectus Supplement specifies that the related Trust will be treated as an owner trust upon the issuance of the related series of Securities, Mayer, Brown, Rowe & Maw LLP (“Tax Counsel”) is of the opinion that such Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. Further, with respect to the Notes (unless specified otherwise in the applicable Prospectus Supplement), Tax Counsel is of the opinion that the Notes issued by such Trust will be characterized as debt for federal income tax purposes.

If the Prospectus Supplement specifies that the related Trust will be treated as a grantor trust, upon the issuance of the related series of Certificates, Tax Counsel to such Trust is of the opinion to the effect that such Trust will not be classified as an association taxable as a corporation for federal income tax purposes and that such Trust will be classified as a grantor trust for federal income tax purposes.

See “Federal Income Tax Consequences” herein for additional information concerning the application of federal and state tax laws.

Certain ERISA Considerations	Subject to the considerations discussed under “Certain ERISA Considerations” herein and in the applicable Prospectus Supplement, the Securities may be considered eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts or other retirement accounts or arrangements. Any person investing assets of such plans or accounts will be required to make certain representations as further discussed in the applicable Prospectus Supplement.

Rating	It will be a requirement for issuance of any series that the Securities offered by this Prospectus and the applicable Prospectus Supplement be rated at the time of initial sale by at least one Rating Agency in one of its four highest applicable rating categories. The rating or ratings applicable to Securities of each series offered hereby and by the applicable Prospectus Supplement will be as set forth in the applicable Prospectus Supplement. A securities rating should be evaluated independently of similar ratings on different types of securities. A securities rating is not a recommendation to buy, hold or sell securities and does not address the effect that the rate of prepayments on Receivables may have on the yield to investors in the Securities of such Series. See “Risk Factors” herein and in the applicable Prospectus Supplement.

Legal Investment	The appropriate characterization of each class of Notes (or Certificates) of a series under various legal investment restrictions applicable to the investment activities of certain investors, and thus the ability of investors subject to these restrictions to purchase Notes (or Certificates), may be subject to significant interpretive uncertainties. Investors should consult with their own counsel in determining whether, and to what extent, Notes (or Certificates) will constitute legal investments for them.

Risk Factors	In considering an investment in any Certificates and/or Notes, investors should recognize that there are material risks associated with such an investment. See “Risk Factors” herein and in the applicable Prospectus Supplement.

RISK FACTORS

In addition to the other information contained in this Prospectus and in the applicable Prospectus Supplement, prospective investors should carefully consider the following risk factors before investing in any class or classes of Securities. The risk factor disclosure here and in the applicable Prospectus Supplement summarizes material risk factors relating to the Securities.

Possible Payment Delays or Losses Resulting From Failure of the Trust to Have A Perfected Security Interest in Certain Financed Assets. If a Trust does not have a perfected security interest in a Financed Asset, its ability to realize on such Financed Asset in the event of a default may be adversely affected. This could adversely affect the amount available for distribution to the Securityholders and delays and reductions in payments to Securityholders could result.

In connection with the transfer of Receivables to a Trust, security interests in the Financed Assets (other than Federally Documented Boats) securing such Receivables will be, or will have been, transferred by the Transferor to the Depositor and by the Depositor to such Trust simultaneously with the transfer of such Receivables to such Trust. Due to administrative burden and expense, the certificates of title to those Financed Assets financed in states where security interests in recreational vehicles or boats (other than Federally Documented Boats) are subject to certificate of title statutes will not be amended to reflect such transfers and financing statements in respect of those Financed Assets financed in states where security interests in recreational vehicles or boats (other than Federally Documented Boats) are perfected by filing a financing statement will not be amended to reflect such transfers. In the absence of such procedures with respect to many types of Financed Assets, such Trust may not have a perfected security interest in those Financed Assets in some states.

Security interests in the Federally Documented Boats securing Receivables transferred to a Trust will have been granted directly, or will be transferred by E*TRADE Consumer Finance to the Boat Mortgage Trustee before or at the time of the transfer of such Receivables to the Trust holding such Receivables. However, Preferred Mortgages and assignments of security interests in the Federally Documented Boats to the Boat Mortgage Trustee will not be filed with the Coast Guard until on or before the 90th day after the Closing Date specified in the applicable Prospectus Supplement and, during such period, the Boat Mortgage Trustee will not have a perfected security interest in the related Federally Documented Boats. In any event, the Trust will not have any direct security interest in the Federally Documented Boats.

The Transferor will be obligated to purchase from the Trust any Receivable transferred to such Trust as to which a perfected security interest in the name of the applicable Originator in any Financed Asset (other than a Federally Documented Boat) securing such Receivable shall not exist as of the date such Receivable is transferred to such Trust, provided that such purchase obligation shall apply only in the circumstances described under “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” The Servicer will be obligated to purchase from the Trust any Receivable secured by a Federally Documented Boat if any Preferred Mortgage or any assignment of the security interest in such Federally Documented Boats to the Boat Mortgage Trustee is not filed with the Coast Guard by the 90th day after the Closing Date specified in the applicable Prospectus Supplement. If a Trust or the Boat Mortgage Trust does not have a perfected security interest in a Financed Asset, its ability to realize on such Financed Asset in the event of a default may be adversely affected. This could adversely affect the amount available for distribution to the Securityholders.

Possible Payment Delays or Losses Resulting From Certain Liens Having Priority Over a Perfected Security Interest. To the extent the security interest of a Trust in a Financed Asset is perfected, such Trust generally will have a prior claim over subsequent purchasers of such Financed Asset and holders of subsequently perfected security interests. However, as against maritime liens, liens for repairs of a Financed Asset or for taxes unpaid by an Obligor under a Receivable, or through fraud or negligence, such Trust could lose the priority of its security interest or its security interest in a Financed Asset. If an Obligor takes a Financed Asset to a dealer and the Financed Asset becomes part of the dealer’s inventory, the Financed Asset may become subject to claims of the dealer’s creditors or to claims of the bankruptcy trustee of such dealer. If an Obligor arranges for a dealer to sell a Financed Asset on consignment and the dealer then sells the Financed Asset to a third party which is a “buyer in the ordinary course”, the third party may take the Financed Asset free of the security interest created by the Obligor (even though the security interest is perfected). All maritime liens and various other claims of a maritime nature recognized under federal admiralty law (including those referred to in the next sentence) will have priority over state title liens or security interests in Financed Boats perfected by filing UCC financing statements or in accordance with a state titling statute.

With respect to Preferred Mortgages on Federally Documented Boats, certain liens, including liens for damages arising out of a maritime tort, for wages of a stevedore when employed directly by the owner, operator, master, ship’s husband, or agent of the vessel, for wages of the crew of a vessel, for general average, or for salvage would, as a matter of law, have priority over a Preferred Mortgage. In addition, any Preferred Mortgages granted and perfected prior in time to the Preferred Mortgage in question and liens under Federal law for “necessaries” (which are generally goods and services rendered or delivered to the Financed Boat) furnished before the Preferred Mortgage in question is perfected will have priority over the Preferred Mortgage in question. The above-described risk for crew wages exists in the case of the Financed Boats because boat owners may utilize crew members and because liens for wages owed to such crew members would have priority over the Trust’s or the Boat Mortgage Trust’s interest in a Financed Boat.

If a Trust or the Boat Mortgage Trust does not have a first perfected security interest in a Financed Asset, its ability to realize on such Financed Asset in the event of a default may be adversely affected. This could adversely affect the amount available for distribution to, and could result in delays and reductions in payments to, the Securityholders. None of E*TRADE Consumer Finance, the Transferor, the Servicer or the Depositor will have any obligation to purchase a Receivable as to which any of the aforementioned occurrences result in a Trust or the Boat Mortgage Trust losing the priority of its security interest or its security interest in such Financed Asset after the date such security interest was conveyed to such Trust. See “Possible Payment Delays or Losses Resulting From Failure of the Trust to Have a Protected Security Interest in the Receivables” herein.

Possible Payment Delays or Losses Resulting From Failure of the Trust to Have a Perfected Security Interest in the Receivables. If a Trust does not have a perfected security interest in the Receivables, its ability to realize on such Receivable in the event of a default may be adversely affected. This could adversely affect the amount available for distribution to, and could result in delays and reductions in payments to, the Securityholders.

The Receivables will be treated by each Trust as “chattel paper” as defined in the UCC. Pursuant to the UCC, the sale of chattel paper is treated in a manner similar to a collateral security interest in chattel paper. Perfection of a security interest in chattel paper may generally be made by filing financing statements in respect thereof or by possession of the chattel paper. In order to protect each Trust’s ownership or security interest in its Receivables, the Depositor will file financing statements with the appropriate authorities in any state deemed advisable by the Depositor to give notice of such Trust’s interest, and any related Indenture Trustee’s security interest, in the Receivables and proceeds thereof. Under each Transfer and Servicing Agreement and Pooling and Servicing Agreement, the Servicer will be appointed custodian of the Receivables by the Trustee and the Servicer will otherwise be obligated to maintain the perfection of each Trust’s interest, and any related Indenture Trustee’s security interest, in the Receivables. The filing of financing statements as described above and possession of the chattel paper by the Servicer will reduce but not eliminate the risks involved in perfection. A Trust could lose priority of its interest in the Receivables to certain liens arising by operation of law or in certain cases by fraud or negligence. Moreover, if the Servicer should lose or inadvertently give up possession of the chattel paper, a good faith purchaser of the chattel paper who gives value and takes possession of it in the ordinary course of such purchaser’s business has priority over a security interest or ownership interest, in the chattel paper that is perfected by filing financing statements, and not by possession of such chattel paper by the original secured party, if that purchaser takes possession without knowledge that the purchase violates the rights of the secured party. The Receivables will not be stamped or otherwise marked to reflect the transfer of the Receivables to the Trust. Therefore, good faith purchasers of the chattel paper described above who meet the criteria set forth in the UCC would not be deemed to have knowledge of a security interest (including an ownership interest) therein, as applicable, because such purchasers would not learn of the transfer of or security interest in the Receivables from a review of the chattel paper.

Possible Payment Delays or Losses Resulting From Lack of Enforceability of Receivables. The inability of a Trust to realize amounts owed in respect of a Receivable could adversely affect the amount available for distribution to, and could result in delays and reductions in payments to, the Securityholders. Federal and state consumer protection laws impose requirements upon creditors in connection with extensions of credit and collections of retail installment loans and certain of these laws make a transferee of such a loan (such as such Trust) liable to the obligor thereon for any violation by the lender. The application of such laws could render a Receivable unenforceable or otherwise uncollectible. The Transferor will be obligated to purchase (or cause an Originator to purchase) from the Trust any Receivable which fails to comply with such requirements in the circumstances described in “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” See also “Certain Legal Aspects of the Receivables—Consumer Protection Laws” herein. However, if the Transferor or an Originator fails for any reason to perform its purchase obligation, Securityholders could experience delays or reductions in payments on their Securities.

Possible Payment Delays or Losses Resulting From Third Party Liabilities of Trusts. To the extent that a Dealer or any Originator (including E*TRADE Consumer Finance) violates consumer protection laws applicable to Receivables, a Trust could be liable to the obligor, as assignee of the affected Receivables. See “Certain Legal Aspects of the Receivables—Consumer Protection Laws.” The related Depositor Transfer Agreement provides that the Transferor is required to purchase or to cause an Originator to purchase from the Trust any Receivables that do not comply in all material respects with applicable law in the circumstances described in “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” However, if the Transferor (or an Originator) fails for any reason to perform its purchase obligation, Securityholders could experience delays or reductions in payments on their Securities as a result of any such liabilities imposed on the applicable Trust.

Possible Payment Delays or Losses Resulting From Insolvency of the Transferor. The Transferor is a federal savings bank over which the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”) have special powers under the banking laws to take certain actions upon the insolvency or certain other events of the Transferor. The transfer of the Receivables by the Transferor to the Depositor will be characterized in the Depositor Transfer Agreement as a sale transaction. Nevertheless, in the event of insolvency of the Transferor, the FDIC as conservator or receiver, could attempt to recharacterize the sale of the Receivables to the Depositor as a borrowing secured by a pledge of the Receivables. However, the FDIC has issued regulations (the “FDIA Rule”) surrendering certain rights under the Federal Deposit Insurance Act (the “FDIA”) to reclaim, recover or recharacterize a financial institution’s transfer of financial assets if (i) the transfer involved a securitization of the financial assets and meets specified conditions for treatment as a sale under relevant accounting principles, (ii) the financial institution received adequate consideration for the transfer at the time of the transfer, (iii) the parties intended that the transfer constitute a sale for accounting purposes and the relevant documentation reflects such intention, and (iv) the financial assets were not transferred fraudulently, in contemplation of the financial institution’s insolvency, or with the intent to hinder, delay or defraud the financial institution or its creditors.

The transfer of the Receivables by the Transferor to the depositor has been structured to satisfy the requirements of the FDIA rule. If the FDIC were to take the position that the FDIA Rule did not apply or that its requirements were not satisfied, and if the FDIC were further successful in an attempt to recharacterize the Transferor’s transfer of the Receivables as a secured borrowing, the FDIC could elect to accelerate payment of any Notes and Certificates and liquidate the receivables. In the event of an acceleration of the Notes and certificates, holders of such Notes or Certificates would lose the right to future payments of interest, might suffer reinvestment losses in a lower interest rate environment and may fail to recover their initial investment. Further, with respect to an acceleration by the FDIC, interest may be payable only through the date of appointment of the FDIC as conservator or receiver. The FDIC has a reasonable period of time (which it has stated will generally not exceed 180 days after the date of its appointment) to elect to accelerate payment. Whether or not an acceleration takes place, delays in payments on any Notes and the Certificates and possible reductions in the amount of such payments could occur.

Regulatory Action Could Result in Delayed or Reduced Payments to Investors. The OTS has broad enforcement powers over E*TRADE Bank. If the OTS were to find that a Depositor Transfer Agreement to which E*TRADE Bank is a party or the performance of any of its obligations under such an agreement constitutes an unsafe or unsound practice or violates any law, rule, regulation, or written condition or agreement applicable to E*TRADE Bank, the OTS has the power to order E*TRADE Bank, among other things, to rescind that agreement, refuse to perform that obligation or take such other action as the OTS determines to be appropriate. If the OTS did reach such a conclusion, and ordered E*TRADE Bank to rescind or amend a Depositor Transfer Agreement, payments to investors could be delayed or reduced, neither E*TRADE Bank nor the Trust may be liable to you for contractual damages for complying with such an order, and you may not have any legal recourse against the OTS.

Possible Payment Delays or Losses Resulting From Insolvency of a Dealer, an Originator or the Depositor. The Transferor will represent and warrant that, immediately prior to transferring Receivables to the Depositor, the Transferor owns such Receivables and that the transfer of the Receivables by it to the Depositor will constitute a conveyance of such Receivables. References in this Prospectus or the applicable Prospectus Supplement to a “conveyance” or a “transfer” from the Transferor to the Depositor contemplate either a “sale” or a “capital contribution” from the Transferor to the Depositor. Each Depositor Transfer Agreement will set forth whether such conveyance or transfer is intended to be a “sale” or a “capital contribution” of such Receivable by the Transferor to the Depositor. The Depositor intends that the transfer of Receivables by it to a Trust will constitute either a conveyance of such Receivables or a pledge of such Receivables.

If a Dealer, an Originator or the Depositor were to become a debtor in a bankruptcy case (or if the parent or another affiliate of a Dealer, an Originator or the Depositor were to become a debtor in a bankruptcy case and the assets of such Dealer, such Originator or the Depositor, as applicable, were consolidated with those of its parent or with those of such affiliate) and a creditor or trustee-in-bankruptcy of such debtor or such debtor itself were to take the position that the transfer of Receivables by such Dealer, such Originator, or the Depositor, as the case may be, should be treated as a pledge of such Receivables to secure a borrowing of such debtor, then delays in payments of collections of Receivables to the related Securityholders could occur or (should the court rule in favor of any such trustee, debtor or creditor) reductions in the amounts of such payments could result. If the transfer of Receivables by a Dealer, an Originator, or the Depositor is treated as a pledge instead of a conveyance, a tax or government lien on the property of the Dealer, the Originator, or the Depositor, as applicable, arising before such transfer may have priority over the interest of, the Depositor or the Trust or the Indenture Trustee in such Receivables. If all of the transactions contemplated herein are treated as conveyances, the Receivables would not be part of the bankruptcy estate of an Originator or the Depositor and would not be available to their respective creditors.

The Depositor has established various Trusts, and may establish additional Trusts from time to time. To the extent that securities issued by any Trust are rated lower than the securities issued by another Trust, the holders of the lower rated securities may have an incentive to file a bankruptcy petition against the Depositor and seek repayment of such securities from other assets of the Depositor. Consequently, a default of lower-rated securities issued by a Trust established by the Depositor could bring about the bankruptcy of the Depositor that would result in, among other things, a default on higher-rated (and other) securities issued by that Trust or another Trust.

Possible Losses Resulting From Insolvency of the Depositor Related to Certain Trusts. With respect to each Trust that is not a grantor trust, if the applicable Prospectus Supplement so provides, upon the occurrence of an Insolvency Event of the Depositor, the Indenture Trustee or Trustee for such Trust will promptly sell, dispose of or otherwise liquidate the related Receivables in a commercially reasonable manner on commercially reasonable terms, except under certain limited circumstances. The proceeds from any such sale, disposition or liquidation of Receivables will be treated as collections on the Receivables and deposited in the Collection Account of such Trust. If the proceeds from the liquidation of the Receivables and any amounts on deposit in the Reserve Account, if any, the Note Distribution Account, if any, and the Certificate Distribution Account with respect to any such Trust and any amounts available from any credit enhancement are not sufficient to pay any Notes and the Certificates of the related series in full, the amount of principal returned to any Noteholders or the Certificateholders will be reduced and such Noteholders and Certificateholders will incur a loss.

Possible Payment Delays or Losses Resulting From Substantive Consolidation. The Transferor has taken steps in structuring the transactions described herein that are intended to ensure that the voluntary or involuntary application for the relief by the Transferor under the United States Bankruptcy Code or similar state insolvency laws (collectively, “Insolvency Laws”) will not result in consolidation of the assets and liabilities of the Transferor with those of the Depositor. These steps include the creation of the Depositor as a separate, bankruptcy-remote, special-purpose corporation under a certificate of incorporation containing certain limitations (including restrictions on the nature of its business and a restriction on its ability to commence a voluntary case or proceeding under any Insolvency Law without the consent of an independent director). However, there can be no assurance that the activities of the Depositor would not result in a court’s concluding that the assets and liabilities of the Depositor should be consolidated with those of the Transferor or with those of another entity in a proceeding under any Insolvency Law. If the assets of the Depositor were consolidated into the bankruptcy estate of the Transferor or any other entity, the assets would be subject to claims of certain creditors, and delays and reductions in payments to the Securityholders could result.

Possible Payment Delays or Losses Resulting From Inability to Collect Payments From Obligors. Numerous statutory provisions, including Insolvency Laws, may interfere with or affect the ability of a creditor to collect payments due under a contract or to enforce a deficiency judgment against an Obligor. For example, a bankruptcy court may reduce the monthly payments of an Obligor due under a Receivable or change the rate of interest applicable to such Receivable. Such actions could result in delays in payments on the Securities and possible reductions in the amount of those payments.

Possible Payment Delays or Losses Resulting From Failure of the Depositor, Transferor or Servicer to Perform Under the Agreements. None of the Depositor, the Transferor, the Servicer, E*TRADE Securities LLC, E*TRADE Financial Corporation or any of their respective affiliates will generally be obligated to make any payments in respect of any Notes, the Certificates or the Receivables of a Trust. However, in connection with the transfer of Receivables by the Transferor to the Depositor and the Depositor to a Trust, the Transferor will make representations and warranties with respect to the characteristics of such Receivables and, in certain circumstances, the Depositor may be required to purchase from the Trust or the Transferor would be required to purchase or to cause an Originator to purchase from the Depositor or the Trust Receivables with respect to which such representations and warranties have been breached. See “Description of the Transfer and Servicing Agreements—Transfer of Receivables”. In addition, under certain circumstances, the Servicer may be required to purchase Receivables. See “Description of the Transfer and Servicing Agreements—Servicing Procedures”. If the Depositor, the Transferor and/or the Servicer failed for any reason to perform in accordance with their respective purchase obligations, then delays in payments on the Securities and possible reductions in the amount of those payments could occur.

Moreover, if the Servicer were to cease acting as Servicer, the performance of the Receivables could be adversely affected. In addition, delays in processing payments on the Receivables and information in respect thereof could occur and result in delays in payments to the Securityholders. See “The Servicer.”

Possible Payment Delays or Losses Resulting From Subordination of Payments. To the extent specified in the applicable Prospectus Supplement, distributions of interest and principal on one or more classes of Notes or Certificates of a series may be subordinated in priority of payment to interest and principal due on the Notes, if any, of such series or one or more other classes of Notes or Certificates of such series. Investors in any subordinated class or classes of Notes or Certificates should consider the risk that losses on the Receivables will be borne by such investors if the Reserve Account (if any) or any other related credit enhancement, as described in the applicable Prospectus Supplement, is exhausted and could result in delays and reductions in payments to such investors.

Possible Payment Delays or Losses Resulting From Insufficient Payments on the Receivables. No Trust will have, and no Trust is permitted or expected to have, any significant assets or sources of funds other than the related Receivables and, to the extent provided in the applicable Prospectus Supplement, a Pre-Funding Account, a Reserve Account and any other related credit enhancement. The Notes of any series will represent obligations solely of, and the Certificates of any series will represent interests solely in, the related Trust and neither the Notes nor the Certificates of any series will be insured or guaranteed by any of the Transferor, the Depositor, the Servicer, any Trustee, any Indenture Trustee, E*TRADE Securities, LLC, E*TRADE Financial Corporation, any of their respective affiliates or any other person or entity. Consequently, holders of the Securities of any series must rely for repayment upon payments on the related Receivables and, if and to the extent available, amounts on deposit in the Pre-Funding Account (if any), the Reserve Account (if any) and any other related credit enhancement, all as specified in the applicable Prospectus Supplement. If such amounts and credit enhancement are exhausted (and not replenished), the related Trust will depend solely on payments on the related Receivables to make distributions on the Securities, and the Securities will bear the risk of delinquency, loan loss and repossessions with respect to such Receivables. Losses on Receivables may be larger than otherwise because the amount advanced on a Financed Asset may exceed the value of the Financed Asset at the time a loan is initially made or at any subsequent time, including at the time of foreclosure or repossession of the Financed Asset if a default occurs with respect to the related Receivable. See “Credit and Collection Procedures and Guidelines.” If losses occur which are not covered by related credit enhancement for the Securities or exceed the amount covered by such credit enhancement, delays and reductions in payments to Securityholders could result.

Possible Losses Resulting From Payment Prior to Maturity. All the Receivables are prepayable at any time. (For this purpose the term “prepayments” includes prepayments in full, partial prepayments (including those related to rebates of extended warranty contract costs and insurance premiums) and liquidations due to default, as well as receipts of proceeds from physical damage, credit life and disability insurance policies.) The rate of prepayments on the Receivables may be influenced by a variety of economic, social and other factors, including the fact that an Obligor generally may not sell or transfer the Financed Asset securing a Receivable without causing the related loan to become due and payable. The rate of prepayment on the Receivables may also be influenced by the structure of the loan evidencing the Receivable. In addition, under certain circumstances, the Depositor will be obligated to purchase from the Trust, and the Transferor will be obligated to purchase from the Depositor or the Trust, Receivables pursuant to a Depositor Transfer Agreement, a Transfer and Servicing Agreement or a Pooling and Servicing Agreement, as applicable, as a result of certain breaches of representations and warranties and, under certain circumstances, the Servicer will be obligated to purchase Receivables pursuant to such Transfer and Servicing Agreement or Pooling and Servicing Agreement as a result of breaches of certain covenants. See “Description of the Transfer and Servicing Agreements—Transfer of Receivables” herein. As a result, the actual maturity of any class of Notes and/or Certificates could occur significantly earlier than expected. Any such reinvestment risks resulting from a faster or slower incidence of prepayment of Receivables held by a given Trust will be borne entirely by the Securityholders of the related series of Securities. See “Weighted Average Life of the Securities.” See also “Description of the Transfer and Servicing Agreements—Termination” herein regarding the Servicer’s option to purchase the Receivables of a given Receivables Pool. In addition, as described above under “Possible Losses Resulting From an Insolvency Event of the Depositor Related to Certain Trusts”, in the case of a Trust that is not a grantor trust if so specified in the applicable Prospectus Supplement, as described in such Prospectus Supplement, the sale of the Receivables owned by such Trust will be required if an Insolvency Event with respect to the Depositor occurs.

Possible Payment Delays or Losses Resulting From Commingling. With respect to each Trust, the Servicer will deposit all payments on the related Receivables (from whatever source) and all proceeds of such Receivables collected during each Collection Period into the Collection Account of such Trust within two business days of receipt thereof. However, in the event that the Servicer satisfies certain requirements for monthly or less frequent remittances and each Rating Agency in respect of Securities issued by such Trust (as such term is defined in the applicable Prospectus Supplement, a “Rating Agency” and, collectively, the “Rating Agencies”) affirms its ratings of the related Securities at the initial level, then for so long as E*TRADE Consumer Finance is the Servicer and provided that (i) there exists no Servicer Default and (ii) each other condition to making such monthly or less frequent deposits as may be specified by the Rating Agencies is satisfied, the Servicer will not be required to deposit such amounts into the Collection Account of such Trust until each Distribution Date or Payment Date. The Servicer will deposit the aggregate Purchase Amount of Receivables purchased by the Servicer into the applicable Collection Account on the applicable Distribution Date or Payment Date. Pending deposit into such Collection Account, collections may be invested by the Servicer at its own risk and for its own benefit and will not be segregated from funds of the Servicer. If the Servicer were unable to remit such funds (including due to a bankruptcy or other insolvency proceeding involving the Servicer), such funds will not be available for distribution to the applicable Securityholders and delays and reductions in payments to Securityholders could result. In order to satisfy the requirements described above, the Servicer may (but is not required to) obtain a letter of credit or other credit enhancement for the benefit of the related Trust to secure timely remittances of collections on the related Receivables and payment of the aggregate Purchase Amount with respect to Receivables.

Possible Payment Delays and Losses Resulting From Changes in Characteristics of Receivables Pool Due to Subsequent Receivables. Amounts on deposit in any Pre-Funding Account may be invested only in Eligible Investments. Subsequent Receivables may be originated by the Dealers or by Originators at a later date using credit criteria different from those which were applied to any Initial Receivables and may be of a different credit quality and seasoning. In addition, following the transfer of Subsequent Receivables to the applicable Trust, the characteristics of the entire pool of Receivables included in such Trust may vary from those of the Initial Receivables transferred to such Trust. As a result, it is possible that the credit quality of the Receivables in a Trust, as a whole, may decline as a result of the inclusion of Subsequent Receivables and may result in a higher or lower rate of payment to the applicable Securityholders as a result of an increased level of defaults on such Receivables or may result in delays or reductions in payments to Securityholders.

Possible Loss of Yield Resulting From Use of Balance in Pre-Funding Account to Prepay Securities. To the extent that amounts on deposit in the Pre-Funding Account have not been distributed to the Transferor by the end of the Funding Period and such amount exceeds the applicable amount described in the applicable Prospectus

Supplement, the holders of Securities issued by the related Trust will receive, on the Distribution Date or Payment Date on or immediately following the last day of the applicable Funding Period, a prepayment of principal in an amount equal to the amount remaining in the Pre-Funding Account. It is anticipated that the principal balance of Subsequent Receivables transferred to a Trust will not be exactly equal to the amount on deposit in the Pre-Funding Account, and that therefore there will be at least a nominal amount of principal prepaid to the holders of the Securities issued by such Trust. Securityholders will bear all reinvestment risk associated with distribution to Securityholders of amounts on deposit in the Pre-Funding Account after termination of the applicable Funding Period. Any such distribution will have the effect of a prepayment on the related Receivables and may result in a reduction in the yield to maturity of any class of Securities to which such amounts are distributed.

Possible Payment Delays and Losses Resulting From Control by Indenture Trustee or Noteholders in Owner Trusts. With respect to any owner trust issuing Notes, until the Notes have been paid in full, the ability to cause certain actions permitted to be taken under the related Transfer and Servicing Agreements rests with the related Indenture Trustee and the Noteholders instead of the Certificateholders. The risk that the Noteholders, not the Certificateholders, control the related owner trust pertains only to Certificateholders of owner trusts because an owner trust is authorized to issue both Notes and Certificates while a Grantor Trust may issue only Certificates.

For example, with respect to an owner trust issuing Notes, in the event a Servicer Default occurs, the Indenture Trustee or certain Noteholders with respect to such series, as described under “Description of the Transfer and Servicing Agreements—Rights upon Servicer Default” herein, may remove the Servicer without the consent of the Trustee or any of the Certificateholders with respect to such series. The Trustee or the Certificateholders with respect to such series will not have the ability to remove the Servicer if a Servicer Default occurs. In addition, the Noteholders of such series have the ability, with certain specified exceptions, to waive defaults by the Servicer, including defaults that could materially adversely affect the Certificateholders of such series. See “Description of the Transfer and Servicing Agreements—Waiver of Past Defaults” herein. The actions by the Indenture Trustee or the Noteholders could result in delays or reductions in payments to Certificateholders.

Risk if Non-U.S. Citizens Hold Securities. The validity of a Preferred Mortgage or a state law security interest in a Financed Boat that has ever been federally documented and operated other than for pleasure could be challenged if Securityholders having a controlling interest with respect to a Trust were determined to be nationals of, or under the control (directly or indirectly) of entities in, countries that the U.S. Maritime Administration has named pursuant to applicable regulations as being contrary to United States foreign policy interests, or were determined to be foreign nationals or subject to foreign control (directly or indirectly) in time of war or national emergency (and in connection therewith transfers of Securities to such nationals or entities could also be challenged). Any such challenge could result in delays or reductions in payments on the Securities.

Possible Losses and Delays in Payments Relating to Other Events or Circumstances. Other events or circumstances could result in delays and reductions in payments to Securityholders. Those events and circumstances include, among others, those described under “Certain Legal Aspects of the Receivables” herein.

THE TRUSTS

With respect to each series of Securities, the Depositor will establish a separate Trust pursuant to the respective Trust Agreement or Pooling and Servicing Agreement, as applicable, for the transactions described herein and in the applicable Prospectus Supplement. The property of each Trust will include a pool (a “Receivables Pool”) of retail installment loans or installment sales contracts between dealers (the “Dealers”) and Obligors and/or between Originators and Obligors, and all payments received thereunder on and after the applicable Cutoff Date. “Obligors” are persons or entities who purchase or refinance new and used recreational vehicles or who purchase or refinance new and used maritime assets (including recreational sport and power boats (including any boat motors and accompanying trailers) and yachts (both power and sail)). The Receivables of each Receivables Pool were or will be originated by E*TRADE Consumer Finance or other Originators and/or Dealers, or acquired by E*TRADE Consumer Finance pursuant to agreements between E*TRADE Consumer Finance and Dealers (“Dealer Agreements”) or pursuant to agreements with one or more Originators. The Receivables will be acquired by the Transferor from E*TRADE Consumer Finance pursuant to agreements between the Transferor and E*TRADE Consumer Finance. Such Receivables will be serviced by the Servicer. On or prior to the applicable Closing Date, the Transferor will transfer the Receivables to the Depositor. On or prior to the applicable Closing Date, the

Depositor will transfer the Initial Receivables of the applicable Receivables Pool to the Trust. To the extent so provided in the applicable Prospectus Supplement, Subsequent Receivables will be transferred to the Trust as frequently as daily during the Funding Period. Any Subsequent Receivables so transferred will also be assets of the applicable Trust, subject to the prior rights of the related Indenture Trustee and the Noteholders, if any, therein. The property of each Trust will, unless specifically otherwise provided in the applicable Prospectus Supplement, also include (i) such amounts as from time to time may be held in separate trust accounts established and maintained pursuant to the related Transfer and Servicing Agreement or Pooling and Servicing Agreement and the proceeds of such accounts, as described herein and in the applicable Prospectus Supplement; (ii) the Depositor’s rights with respect to security interests in the Financed Assets (other than security interests in Federally Documented Boats, which security interests will have been granted directly, or will be assigned, to the Boat Mortgage Trustee as described under “The Boat Mortgage Trust”); (iii) the Depositor’s rights with respect to proceeds from claims on certain physical damage, credit life and disability insurance policies covering the Financed Assets or the Obligors, as the case may be; (iv) any property that shall have secured a Receivable and that shall have been obtained by the applicable Trust incidental to a foreclosure or repossession in the event of a payment default; and (v) any and all proceeds of the foregoing. To the extent specified in the applicable Prospectus Supplement, a Pre-Funding Account, a Reserve Account or other form of credit enhancement may be a part of the property of any given Trust or may be held by the Trustee or an Indenture Trustee for the related benefit of holders of the related Securities.

If the property of the applicable Trust includes any interest of the Depositor in proceeds from claims on physical damage insurance policies covering the Financed Assets, the Servicer typically allows Obligors (unless the Financed Asset is a total loss) to use such proceeds to repair or replace Financed Assets instead of making corresponding prepayments of the applicable Receivables. The applicable Transfer and Servicing Agreement or Pooling and Servicing Agreement will permit the Servicer, subject to the servicing standards referred to therein, to allow Obligors to use proceeds from such claims to repair or replace Financed Assets rather than making prepayments of Receivables in the related Trust.

The Servicer will continue to service the Receivables held by each Trust and will receive fees for such services. See “Description of the Transfer and Servicing Agreements—Servicing Compensation and Payment of Expenses” herein and also the applicable Prospectus Supplement. To facilitate the servicing of the Receivables, each Trustee will authorize the Servicer to retain physical possession of the Receivables held by each Trust and other documents relating thereto as custodian for each such Trust. Due to the administrative burden and expense, the certificates of title or financing statements, as applicable, to the Financed Assets will not be amended to reflect the transfer of the security interest in the Financed Assets to each Trust and, during such period, the Trust will not have a perfected security interest in the related Federally Documented Boats. Preferred Mortgages and assignments of any security interests in the Federally Documented Boats to the Boat Mortgage Trustee will not be filed with the Coast Guard until on or before the 90th day after the Closing Date specified in the applicable Prospectus Supplement. In the absence of such filings, a Trust may not have a perfected security interest in those Financed Assets in all states. In any event, the Trust will not have a direct security interest in the Federally Documented Boats. See “Risk Factors—Certain Legal Aspects—Security Interest in Financed Assets,” “Certain Legal Aspects of the Receivables” and “Description of the Transfer and Servicing Agreements—Transfer of Receivables”.

If the protection provided to any Noteholders of a series by the subordination of the related Certificates or other Notes and by the Reserve Account, if any, or other credit enhancement for such series or the protection provided to Certificateholders by any such Reserve Account or other credit enhancement is insufficient, such Noteholders or Certificateholders, as the case may be, would have to look principally to payments on the related Receivables and the proceeds from the repossession and sale of Financed Assets which secure related defaulted Receivables. In such event, certain factors, such as the applicable Trust’s not having perfected security interests in the related Financed Assets in all jurisdictions may affect the Servicer’s ability to repossess and sell the collateral securing such Receivables, and thus may reduce the proceeds to be distributed to the holders of the Securities of such series. See “Description of the Transfer and Servicing Agreements—Distributions”, “—Credit and Cash Flow Enhancement” and “Certain Legal Aspects of the Receivables”.

Each Trust may be a statutory trust, business trust or common-law trust.

The principal offices of each Trust and the related Trustee will be specified in the applicable Prospectus Supplement.

THE TRUSTEE

The Trustee for each Trust under the related Trust Agreement or Pooling and Servicing Agreement will be specified in the applicable Prospectus Supplement. The Trustee’s liability in connection with the issuance and sale of the related Securities is limited solely to the express obligations of such Trustee set forth in the related Trust Agreement and the Transfer and Servicing Agreement or the related Pooling and Servicing Agreement, as applicable. A Trustee may resign at any time, in which event the Depositor will be obligated to appoint a successor trustee. The Depositor may also remove the Trustee if the Trustee ceases to be eligible to continue as Trustee under the related Trust Agreement or Pooling and Servicing Agreement, as applicable, or if the Trustee is adjudged insolvent. In such circumstances, the Depositor, as applicable, will be obligated to appoint a successor trustee. Any resignation or removal of a Trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee.

THE BOAT MORTGAGE TRUST

E*TRADE Consumer Finance, formerly known as Ganis Credit Corporation, has entered into a boat mortgage trust agreement (the “Boat Mortgage Trust Agreement”) with Wilmington Trust Company as trustee (the “Boat Mortgage Trustee”), a form of which has been filed with the Commission. Deutsche Financial Services Corporation has assigned its right, title and interest under the Boat Mortgage Trust Agreement and the Boat Mortgage Trust to Ganis Credit Corporation, which is now known as E*TRADE Consumer Finance Corporation. This Prospectus summarizes certain terms of the Boat Mortgage Trust Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Boat Mortgage Trust Agreement.

The Boat Mortgage Trust Agreement provides that Obligors will grant Preferred Mortgages in Federally Documented Boats directly to the Boat Mortgage Trustee or that E*TRADE Consumer Finance will assign to the Boat Mortgage Trustee security interests in Financed Boats that are documented under federal law (the “Federally Documented Boats”). Pursuant to the Boat Mortgage Trust Agreement, the Boat Mortgage Trustee is appointed as trustee of a trust (the “Boat Mortgage Trust”) with respect to security interests in such Federally Documented Boats. The Boat Mortgage Trustee will hold such security interests for the benefit of E*TRADE Consumer Finance at such time as E*TRADE Consumer Finance has not financed such Receivables through a Trust or another financing transaction. Upon the transfer to a Trust of Receivables secured by Federally Documented Boats, the Boat Mortgage Trustee will hold security interests in such Federally Documented Boats for the benefit of such Trust and the applicable Owner Trustee and Indenture Trustee.

At any point in time, the Boat Mortgage Trustee may be holding security interests in different Federally Documented Boats for the benefit of different Trusts. In addition, in the event that E*TRADE Consumer Finance, or the Depositor finances Receivables other than through a Trust, the Boat Mortgage Trustee will hold security interests in the Federally Documented Boats for the applicable parties to such other financing transaction. The Boat Mortgage Trust Agreement provides that Federally Documented Boats pertaining to a particular Trust or other financing transaction will not be deemed to be collateral for any other Trust or financing transaction.

If the Depositor, the Transferor or the Servicer purchases a Receivable from a Trust (or from the Depositor, if applicable), then the Boat Mortgage Trustee will hold the security interest with respect to the related Federally Documented Boat for the benefit of the entity which will own such Receivable after giving effect to such purchase or release.

E*TRADE Consumer Finance entered into the Boat Mortgage Trust Agreement in order to minimize the expense of assigning security interests in Federally Documented Boats in connection with the formation of the Trusts and other financing transactions secured by Receivables. In the absence of the arrangements contemplated by the Boat Mortgage Trust Agreement, assigning a perfected security interest in a Federally Documented Boat for the benefit of a Trust would require (i) multiple assignments from E*TRADE Consumer Finance to the Depositor, from the Depositor to the Trust and by the Trust in favor of the Indenture Trustee (if applicable), (ii) corresponding multiple filings with the Coast Guard, and (iii) payment of separate filing fees to the Coast Guard for each such filing. In contrast, the arrangements contemplated by the Boat Mortgage Trust Agreement allow a direct grant of a Preferred Mortgage to the Boat Mortgage Trustee or a single assignment by E*TRADE Consumer Finance to the

Boat Mortgage Trustee and a corresponding reduction in the number of filings in respect of such assignments with the Coast Guard.

THE RECEIVABLES POOLS

General

The Receivables in each Receivables Pool are and will be retail installment loans or installment sales contracts that have been or will be originated by E*TRADE Consumer Finance or other Originators and/or Dealers, and in the case of Receivables originated by Dealers, acquired by E*TRADE Consumer Finance pursuant to Dealer Agreements between E*TRADE Consumer Finance and such Dealers, or acquired by the E*TRADE Consumer Finance pursuant to agreements between E*TRADE Consumer Finance and one or more Originators, and transferred from E*TRADE Consumer Finance to the Transferor. The installment loans are typically documented in a combined note and security agreement. An Originator (such as E*TRADE Consumer Finance) may be an affiliate of the Transferor. The Originators will be entities involved in the origination, secondary market purchasing and/or servicing of retail installment loans or installment sales contracts, loans and other receivables secured by boats or recreational vehicles. In addition, the related Receivables Pool may include Receivables acquired by an Affiliate of the Transferor through acquisitions. Receivables will be transferred by the Transferor to the Depositor pursuant to the Depositor Transfer Agreement and then will be transferred by the Depositor to the applicable Trust.

The Receivables to be held by each Trust will be acquired by the Depositor from the portfolio of the Transferor for inclusion in a Receivables Pool in accordance with several criteria, including that each Receivable (i) is secured by a new or used boat or recreational vehicle, (ii) was originated in the United States, and (iii) as of the Cutoff Date was not more than 59 days past due (provided that, as of the Cutoff Date, the ratio of (x) the aggregate outstanding principal balance of the Receivables that are 31 to and including 59 days delinquent to (y) the aggregate outstanding principal balance of the Receivables does not equal or exceed 20%). No selection procedures believed by the Depositor to be adverse to the holders of Securities of any series (“Securityholders”) were or will be used in selecting the related Receivables.

All of the Receivables will be Simple Interest Receivables. “Simple Interest Receivables” are receivables that provide for the amortization of the amount financed under each receivable over a series of periodic payments, generally in monthly installments. Each such installment consists of an amount of interest which is calculated on the basis of the outstanding principal balance of the receivable multiplied by the stated interest rate and further multiplied by the period elapsed (as a fraction of a calendar year) since the preceding payment of interest was made. As payments are received under a Simple Interest Receivable, the amount received is applied, first, to interest accrued to the date of payment, second, to reduce the unpaid principal balance, and third, to late fees and other fees and charges, if any. Accordingly, if an Obligor pays a monthly installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if an Obligor pays a monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In either case, the Obligor pays a monthly installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance and unpaid accrued interest. If a Simple Interest Receivable is prepaid, the Obligor is required to pay interest only to the date of prepayment.

Paid-Ahead Receivables

If an obligor, in addition to making his regularly scheduled payment, makes additional payments of principal in any Collection Period (for example, because the obligor intends to be on vacation the following month), the additional payments of principal made in such Collection Period will, unless the related obligor expressly requests that such additional payment of principal be treated as an early repayment of principal, be treated as a payment ahead of principal to be applied to its future scheduled payments and such obligor will not be required to make any future scheduled payment in respect of such receivable (a “Paid-Ahead Receivable”) until the amount of additional principal paid ahead is no longer sufficient to make a scheduled payment in full (the “Paid-Ahead Period”).

During the Paid-Ahead Period, interest will continue to accrue on the principal balance of the receivable, as reduced by the application of the payments ahead of principal made in the Collection Period in which such receivable became a Paid-Ahead Receivable. The obligor’s receivable would not be considered delinquent during the Paid-Ahead Period.

When the obligor resumes his required payments following the Paid-Ahead Period, the payment so paid may be insufficient to cover the interest that has accrued since the last payment by the obligor. Notwithstanding such insufficiency, the obligor’s receivable would be considered current. This situation will continue until the regularly scheduled payments are once again sufficient to cover all accrued interest and to reduce the principal balance of the receivable. Depending on the principal balance and interest rate of the related receivable, and on the number of payments that were paid-ahead, there may be extended periods of time during which receivables that are current are not amortizing. During such periods, no distributions in respect of principal will be made to the noteholders with respect to such receivables.

Paid-Ahead Receivables will affect the weighted average life of the Securities. The distribution of the paid-ahead amount on the Payment Date following the Collection Period in which such amount was received will generally shorten the weighted average life of the Securities. However, depending on the length of time during which a Paid-Ahead Receivable is not amortizing as described above, the weighted average life of the Securities may be extended.

Additional information with respect to each Receivables Pool will be set forth in the applicable Prospectus Supplement.

Subsequent Receivables

Subsequent Receivables may be originated by Dealers or Originators at a later date using credit criteria different from those which were applied to any Initial Receivables and may be of a different credit quality and seasoning. In addition, following the transfer of Subsequent Receivables to the applicable Trust, the characteristics of the entire pool of Receivables included in such Trust may vary significantly from those of the Initial Receivables transferred to such Trust. Each Prospectus Supplement will describe the effects that including such Subsequent Receivables may have on the Receivables Pool included in the Trust Property of the applicable Trust.

Underwriting

For a description of certain underwriting procedures and guidelines of the Transferor and each Originator, see “Credit and Collection Procedures and Guidelines” in the applicable Prospectus Supplement.

Servicing and Collections

For a description of the Servicer’s servicing procedures, see “The Servicer” in the applicable Prospectus Supplement and “Description of the Transfer and Servicing Agreements—Servicing Procedures” in this Prospectus.

Losses and Delinquencies

Certain information concerning the loss and delinquency experience of E*TRADE Consumer Finance with respect to boat and recreational vehicle receivables will be set forth in each Prospectus Supplement. There can be no assurance that the loss and delinquency experience on any Receivables Pool will be comparable to prior experience or to such information.

WEIGHTED AVERAGE LIFE OF THE SECURITIES

The weighted average life of the Notes, if any, and the Certificates, if any, of any series will generally be influenced by the rate at which the principal balances of the related Receivables are paid, which payment may be in the form of scheduled amortization or prepayments. (For this purpose, the term “prepayments” includes prepayments in full, partial prepayments (including those related to rebates of extended warranty contract costs and insurance premiums), liquidations due to default, as well as receipts of proceeds from physical damage, credit life and disability insurance policies.) All of the Receivables are prepayable at any time. The rate of prepayment of boat and recreational vehicle receivables is influenced by a variety of economic, social and other factors, including the fact that the Receivables generally provide that an Obligor may not sell or transfer the Financed Asset securing a Receivable without the consent of E*TRADE Consumer Finance or its successors and assigns. The rate of prepayment on the Receivables may also be influenced by the structure of the loan. In addition, under certain circumstances, the Depositor will be obligated to purchase from a Trust, or the Transferor (or an Originator, if applicable) will be obligated to purchase Receivables from the Depositor or a Trust pursuant to the related Transfer and Servicing Agreement or Pooling and Servicing Agreement as a result of breaches of representations and warranties, and the Servicer will be obligated to purchase Receivables from such Trust pursuant to such Transfer and Servicing Agreement or Pooling and Servicing Agreement, as applicable, as a result of breaches of certain covenants. In the case of any Security purchased at a discount to its principal amount, a slower than anticipated rate of principal payments is likely to result in a lower than anticipated yield. In the case of a Security purchased at a premium to its principal amount, a faster than anticipated rate of principal payments is likely to result in a lower than anticipated yield. See “Description of the Transfer and Servicing Agreements—Transfer of Receivables” and “—Servicing Procedures.” See also “Description of the Transfer and Servicing Agreements—Termination” herein regarding the Servicer’s option to purchase the Receivables from a given Trust. No prediction can be made as to the rate of prepayment that the Receivables will experience.

The weighted average life of the Notes, if any, and the Certificates, if any, of any series will generally be influenced by Paid-Ahead Receivables. See “The Receivables Pool—Paid-Ahead Receivables.”

In light of the above considerations, there can be no assurance as to the amount of principal payments to be made on the Notes, if any, or the Certificates, if any, of a given series on each Payment Date or Distribution Date, as applicable, since such amount will depend, in part, on the amount of principal collected on the related Receivables Pool during the applicable Collection Period. Any reinvestment risks resulting from a faster or slower incidence of prepayment of Receivables will be borne entirely by the Noteholders, if any, and the Certificateholders of a given series. The applicable Prospectus Supplement may set forth certain additional information with respect to the maturity and prepayment considerations applicable to the particular Receivables Pool and the related series of Securities. See also “Weighted Average Life of the Notes” or “Weighted Average Life of the Securities”, as applicable, in the applicable Prospectus Supplement.

POOL FACTORS AND TRADING INFORMATION

The “Note Pool Factor” for each class of Notes will be a seven-digit decimal which the Servicer will compute prior to each distribution with respect to such class of Notes indicating the remaining outstanding principal balance of such class of Notes, as of the applicable Payment Date (after giving effect to payments to be made on such Payment Date), as a fraction of the initial outstanding principal balance of such class of Notes. The “Certificate Pool Factor” for each class of Certificates will be a seven-digit decimal which the Servicer will compute prior to each distribution with respect to such class of Certificates indicating the remaining Certificate Balance of such class of Certificates, as of the applicable Distribution Date (after giving effect to distributions to be made on such Distribution Date), as a fraction of the initial Certificate Balance of such class of Certificates. Each Note Pool Factor and each Certificate Pool Factor will initially be 1.0000000 and thereafter will decline to reflect reductions in the outstanding principal balance of the applicable class of Notes, or the reduction of the Certificate Balance of the applicable class of Certificates, as the case may be. A Noteholder’s portion of the aggregate outstanding principal balance of the related class of Notes is the product of (i) the original denomination of such Noteholder’s Note and (ii) the applicable Note Pool Factor. A Certificateholder’s portion of the aggregate outstanding Certificate Balance for the related class of Certificates is the product of (a) the original denomination of such Certificateholder’s Certificate and (b) the applicable Certificate Pool Factor.

The Noteholders and the Certificateholders, as applicable, will receive reports on or about each Payment Date concerning (i) with respect to the Collection Period immediately preceding such Payment Date, payments received on the Receivables, the aggregate principal balance of the Receivables as of the close of business on the last day of a given Collection Period (excluding Purchased Receivables and Defaulted Receivables (each, as defined in the applicable Prospectus Supplement)) (the “Pool Balance”), each Certificate Pool Factor or Note Pool Factor, as applicable, and various other items of information, and (ii) with respect to the Collection Period second preceding such Payment Date, as applicable, amounts allocated or distributed on the preceding Payment Date and any reconciliation of such amounts with information provided by the Servicer prior to such current Payment Date. In addition, Securityholders of record during any calendar year will be furnished information for tax reporting purposes not later than the latest date permitted by law. See “Certain Information Regarding the Securities—Reports to Securityholders” herein and “Reports to Noteholders” or “Reports to Securityholders”, as applicable, in the applicable Prospectus Supplement.

USE OF PROCEEDS

The net proceeds from the sale of the Securities of a given series will be applied by the applicable Trust (i) to acquire Receivables from the Depositor or otherwise to make a distribution to the Depositor, or (ii) for any other purpose described in the applicable Prospectus Supplement. The Depositor will use that portion of such net proceeds paid to it with respect to any such Trust to acquire Receivables from the Transferor or otherwise to make a distribution to the Transferor and for general corporate purposes.

THE DEPOSITOR

ETCF Asset Funding Corporation, a wholly-owned subsidiary of E*TRADE Financial Corporation, as Depositor, will sell the Receivables to the applicable Trust. The principal executive office of the depositor is located at 3355 Michelson Drive, Suite 350, Irvine, California 92612, telephone number (800) 786-2570.

The only obligations, if any, of the Depositor with respect to a Series of Certificates and/or Notes may be pursuant to certain limited representations and warranties and limited undertakings to purchase Receivables under certain circumstances. See “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” The Depositor will also undertake certain obligations to the applicable underwriters pursuant to the applicable underwriting agreement for a Series of Certificates of Notes. The Depositor will have no ongoing servicing obligations or responsibilities with respect to any Financed Asset. The Depositor does not have, nor is required to have, nor is expected in the future to have, any significant assets.

None of the Depositor, the Transferor, E*TRADE Securities LLC, E*TRADE Consumer Finance or any of their respective affiliates or any other person will insure or guarantee the Receivables, the other related property, the Certificates or Notes of any series.

THE TRANSFEROR

For a description of the Transferor and certain underwriting procedures and guidelines of the Transferor, see “The Transferor” and “Credit and Collection Procedures and Guidelines” in the applicable Prospectus Supplement.

CREDIT AND COLLECTION PROCEDURES AND GUIDELINES

For a description of certain underwriting procedures and guidelines of the Transferor, see “Credit Collection Procedures and Guidelines” in the applicable Prospectus Supplement.

THE SERVICER

For description of the Servicer, see “The Servicer” in the applicable Prospectus Supplement.

DESCRIPTION OF THE NOTES

General

With respect to each Trust that issues Notes, one or more classes of Notes of the related series will be issued pursuant to the terms of an Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This Prospectus and the applicable Prospectus Supplement summarize material terms of the related Notes and the Indenture. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes and the Indenture.

Unless the applicable Prospectus Supplement specifies that the Notes are offered in Definitive Form, the Notes will be available for purchase in the denominations specified in the applicable Prospectus Supplement and in book-entry form only. Noteholders will be able to receive Notes in definitive registered form only in the limited circumstances described in this Prospectus or in the applicable Prospectus Supplement. See “Certain Information Regarding the Securities—Definitive Securities” in this Prospectus.

Principal and Interest on the Notes

The timing and priority of payment, seniority, allocations of losses, Interest Rate and amount of or method of determining payments of principal and interest on each class of Notes of a given series will be described in the applicable Prospectus Supplement. The right of holders of any class of Notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of Notes of such series, as described in the applicable Prospectus Supplement. To the extent provided in the applicable Prospectus Supplement, payments of interest on the Notes of such series will be made prior to payments of principal thereon. To the extent provided in the applicable Prospectus Supplement, a series may include one or more classes of Strip Notes entitled to (i) principal payments with disproportionate, nominal or no interest payments or (ii) interest payments with disproportionate, nominal or no principal payments. Each class of Notes may have a different Interest Rate, which may be a fixed, variable or adjustable Interest Rate (and which may be zero for certain classes of Strip Notes), or any combination of the foregoing. The applicable Prospectus Supplement will specify the Interest Rate for each class of Notes of a given series or the method for determining such Interest Rate. See also “Certain Information Regarding the Securities—Fixed Rate Securities” and “—Floating Rate Securities” herein. One or more classes of Notes of a series may be redeemable in whole or in part under the circumstances specified in the applicable Prospectus Supplement, including at the end of the Funding Period (if any) or as a result of the Servicer’s exercising its option to purchase the related Receivables Pool.

To the extent specified in any Prospectus Supplement, one or more classes of Notes of a series may have fixed principal payment schedules. Noteholders of such Notes would be entitled to receive as payments of principal on any Payment Date the applicable amounts set forth on such schedule with respect to such Notes, in the manner and to the extent set forth in the applicable Prospectus Supplement.

Unless otherwise specified in the applicable Prospectus Supplement, payments to Noteholders of all classes within a series in respect of interest will have the same priority. Under certain circumstances, the amount available for such payments could be less than the amount of interest payable on the Notes on any of the dates specified for payments in the applicable Prospectus Supplement (each, a “Payment Date”), in which case each class of Noteholders will receive its ratable share (based upon the aggregate amount of interest due to such class of Noteholders) of the aggregate amount available to be distributed in respect of interest on the Notes of such series. See “Description of the Transfer and Servicing Agreements—Distributions” and “—Credit and Cash Flow Enhancement” herein.

In the case of a series of Notes which includes two or more classes of Notes, the sequential order and priority of payment in respect of principal and interest, and any schedule or formula or other provisions applicable to the determination thereof, of each such class will be set forth in the applicable Prospectus Supplement. Payments in respect of principal and interest of any class of Notes will be made on a pro rata basis among all the Noteholders of such class.

The Indenture

Modification of Indenture. With respect to each Trust that has issued Notes pursuant to an Indenture, the Trust and the Indenture Trustee may, with the consent of the holders, of not less than a majority in principal amount of the outstanding Notes of the related series, execute a supplemental indenture to add provisions to, change in any manner or eliminate any provisions of, the related Indenture, or modify (except as provided below) in any manner the rights of the related Noteholders.

With respect to a series of Notes, in the absence of the consent of the holder of each such outstanding Note affected thereby, no supplemental indenture will: (i) change the date of payment of, any installment of principal of or interest on any Note or reduce the principal amount thereof, the interest rate specified thereon or the redemption price with respect thereto, or change any place of payment where, or the coin or currency in which, any such Note or the interest thereon is payable; (ii) impair the right to institute suit for the enforcement of certain provisions of the related Indenture regarding payment; (iii) reduce the percentage of the aggregate amount of the outstanding Notes of such series, the consent of the holders of which is required for any such supplemental indenture or the consent of the holders of which is required for any waiver of certain defaults thereunder and their consequences as provided for in such Indenture; (iv) modify or alter the provisions of the related Indenture regarding the voting of Notes held by the applicable Trust, any other obligor on such Notes, the Depositor, the Transferor or an affiliate of any of them; (v) reduce the percentage of the aggregate outstanding amount of such Notes, the consent of the holders of which is required to direct the related Indenture Trustee to sell or liquidate the Receivables if the proceeds of such sale would be insufficient to pay the principal amount and accrued but unpaid interest on the outstanding Notes of such series; (vi) decrease the percentage of the aggregate principal amount of such Notes required to amend the sections of the related Indenture which specify the applicable percentage of aggregate principal amount of the Notes of such series necessary to amend such Indenture; or (vii) permit the creation of any lien ranking prior to or on a parity with the lien of the related Indenture with respect to any of the collateral for such Notes or, except as otherwise permitted or contemplated in such Indenture, terminate the lien of such Indenture on any such collateral or deprive the holder of any such Note of the security afforded by the lien of such Indenture.

The Trust and the applicable Indenture Trustee may also enter into supplemental indentures, without obtaining the consent of the Noteholders of the related series, for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the related Indenture or of modifying in any manner the rights of such Noteholders; provided that such action will not adversely affect in any material respect the interest of any such Noteholder.

Events of Default; Rights Upon Event of Default. With respect to the Notes of a given series, “Events of Default” under the related Indenture will consist of: (i) a default for five days in the payment of any interest on any class of Notes specified in the applicable Prospectus Supplement; (ii) a default in the payment of the principal of or any installment of the principal of any such Note when the same becomes due and payable; (iii) a default in the observance or performance of any covenant or agreement of the applicable Trust made in the related Indenture and the continuation of any such default for a period of time specified in the related Indenture (which may be as long as 90 days) after notice thereof is given to such Trust by the applicable Indenture Trustee or to such Trust and such Indenture Trustee by the holders of at least 25% in principal amount of such Notes then outstanding; (iv) any representation or warranty made by such Trust in the related Indenture or in any certificate delivered pursuant thereto or in connection therewith having been incorrect in a material respect as of the time made, and such breach not having been cured within a period of time specified in the related Indenture (which may be as long as 60 days) after notice thereof is given to such Trust by the applicable Indenture Trustee or to such Trust and such Indenture Trustee by the holders of at least 25% in principal amount of such Notes then outstanding; (v) certain events of bankruptcy, insolvency, receivership or liquidation of the applicable Trust (which, if involuntary, remain unstayed for more than 60 days); and (vi) any other event specified as an “Event of Default” in the applicable Prospectus Supplement. However, the amount of principal required to be paid to Noteholders of such series under the related Indenture will generally be limited to amounts available to be deposited in the applicable Note Distribution Account. Therefore, the failure to pay principal on a class of Notes generally will not result in the occurrence of an Event of Default until the final scheduled Payment Date for such class of Notes (which may be referred to in the applicable Prospectus Supplement as the “Stated Maturity Date” or “Scheduled Final Payment Date” for such class of Notes). In addition, if specified in the applicable Prospectus Supplement, interest required to be paid to Noteholders of subordinated classes of Notes under an Indenture may be subordinated to payment in full of interest to more senior classes of Notes, and, if specified in the applicable Prospectus Supplement, the failure to pay interest to such subordinated classes of Notes will not constitute an Event of Default under such Indenture.

If an Event of Default, other than a payment default, should occur and be continuing with respect to the Notes of any series, then, except as provided in the applicable Prospectus Supplement, the Indenture Trustee or the holders of Notes representing not less than a majority of the outstanding principal amount of the Notes of such series may declare all of the Notes of such series to be immediately due and payable. If an Event of Default should occur as a result of failure to pay interest when due on any class of Notes of such series, or as a result of failure to pay principal upon the redemption date or the maturity date of any class of Notes of such series, or, if specified in the applicable Prospectus Supplement, any other Event of Default should occur (other than an event of bankruptcy, insolvency, receivership or liquidation) then and in every such case the Indenture Trustee or the holders of Notes representing not less than a majority of the outstanding principal amount of the Controlling Class (as defined in the applicable Prospectus Supplement) of such series may make such declaration. Upon the occurrence of an Event of Default resulting from an event of bankruptcy, insolvency, receivership or liquidation of the Trust, the Notes will automatically be accelerated, and all interest on and principal of the Notes will be due and payable without any declaration or other act by the Indenture Trustee or the Noteholders. Upon such declaration, the unpaid principal of all the Notes of such series, together with accrued and unpaid interest thereon through the date of acceleration, shall become immediately due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of Notes representing at least a majority in principal amount of the Notes of such series then outstanding, except as otherwise provided in the applicable Prospectus Supplement.

If the Notes of any series are declared due and payable following an Event of Default with respect thereto, the related Indenture Trustee may institute proceedings to collect amounts due or foreclose on Trust Property, exercise remedies as a secured party, sell the related Receivables or elect to have the applicable Trust maintain possession of such Receivables and continue to apply collections on such Receivables as if there had been no declaration of acceleration. However, such Indenture Trustee is prohibited from selling the related Receivables following an Event of Default, other than a default in the payment of any principal of or a default for five days or more in the payment of any interest on any Note of such series, unless (i) the holders of all such outstanding Notes consent to such sale, (ii) the proceeds of such sale are sufficient to pay in full the principal of and the accrued interest on such outstanding Notes at the date of such sale or (iii) such Indenture Trustee determines that the proceeds of Receivables would not be sufficient on an ongoing basis to make all payments on such Notes as such payments would have become due if such Notes had not been declared due and payable, and such Indenture Trustee obtains the consent of the holders of at least 66 2/3% of the aggregate outstanding principal amount of such Notes.

Subject to the provisions of the applicable Indenture relating to the duties of the related Indenture Trustee, if an Event of Default occurs and is continuing with respect to a series of Notes, such Indenture Trustee will be under no obligation to exercise any of the rights or powers under such Indenture at the request or direction of any of the holders of such Notes, if such Indenture Trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with such request. Subject to the provisions for indemnification and certain limitations contained in the related Indenture and, except as otherwise provided in the applicable Prospectus Supplement, the holders of a majority in principal amount of the outstanding Notes of a given series will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the applicable Indenture Trustee, and the holders of a majority in principal amount of such Notes then outstanding may, in certain cases, waive any default with respect thereto, except a default in the payment of principal or interest or a default in respect of a covenant or provision of such Indenture that cannot be modified without the waiver or consent of all the holders of such outstanding Notes.

No holder of a Note of any series will have the right to institute any proceeding with respect to the related Indenture, unless (i) such holder previously has given to the applicable Indenture Trustee written notice of a continuing Event of Default, (ii) the holders of not less than 25% in principal amount of the outstanding Notes of such series have made written request to such Indenture Trustee to institute such proceeding in its own name as Indenture Trustee, (iii) such holder or holders have offered such Indenture Trustee reasonable indemnity, (iv) such Indenture Trustee has for 60 days failed to institute such proceeding and (v) no direction inconsistent with such written request has been given to such Indenture Trustee during such 60-day period by the holders of a majority in principal amount of such outstanding Notes, subject to the next sentence. Notwithstanding any other provision of the related Indenture, the right of any Noteholder to receive payment of the principal of and interest on its Notes, on or after the respective due dates expressed in the Indenture, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Noteholder, except that the related Indenture may contain provisions limiting or denying the right of any such Noteholder to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the lien of such Indenture for any property subject to such lien.

In addition, each Indenture Trustee and the related Noteholders, by accepting the related Notes, will covenant that they will not at any time acquiesce, petition or otherwise invoke or cause (or join with any other person in acquiescing, petitioning or otherwise invoking or causing) the Depositor or the related Trust or the Boat Mortgage Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Depositor or the related Trust or the Boat Mortgage Trust under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Depositor or the related Trust or the Boat Mortgage Trust or any substantial part of the property of the Depositor or the related Trust or the Boat Mortgage Trust, or ordering the winding up or liquidation of the affairs of the Depositor or related Trust or the Boat Mortgage Trust.

With respect to any Trust, neither the related Indenture Trustee nor the related Trustee in its individual capacity, nor any holder of a Certificate representing an ownership interest in such Trust nor any of their respective owners, beneficiaries, agents, officers, directors, employees, affiliates, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the related Notes or for the agreements of such Trust contained in the applicable Indenture.

Certain Covenants. Each Indenture will provide that the related Trust may not consolidate with or merge into any other entity, unless (i) the entity formed by or surviving such consolidation or merger is organized under the laws of the United States, any state or the District of Columbia, (ii) such entity expressly assumes such Trust’s obligation to make due and punctual payments upon the Notes of the related series and the performance or observance of every agreement and covenant of such Trust under the Indenture, (iii) no Event of Default shall have occurred and be continuing immediately after such merger or consolidation, (iv) such Trust has been advised that the rating of the Notes or the Certificates of such series then in effect would not be reduced or withdrawn by the Rating Agencies as a result of such merger or consolidation and (v) such Trust has received an opinion of counsel to the effect that such consolidation or merger would have no material adverse tax consequence to the Trust or to any related Noteholder or Certificateholder.

Each Trust will not, among other things, (i) except as expressly permitted by the applicable Indenture, the applicable Transfer and Servicing Agreements or certain related documents with respect to such Trust (collectively, the “Related Documents”), sell, transfer, exchange or otherwise dispose of any of the assets of such Trust, (ii) claim any credit on or make any deduction from the principal and interest payable in respect of the Notes of the related series (other than amounts withheld under the Code or applicable state law) or assert any claim against any present or former holder of such Notes because of the payment of taxes levied or assessed upon such Trust, (iii) dissolve or liquidate in whole or in part, (iv) permit the validity or effectiveness of the related Indenture to be impaired or permit any person to be released from any covenants or obligations with respect to such Notes under such Indenture except as may be expressly permitted thereby or (v) except as contemplated by the related Indenture permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance to be created on or extend to or otherwise arise upon or burden the assets of such Trust or any part thereof, or any interest therein or the proceeds thereof.

No Trust may engage in any activity other than as specified under the section of the applicable Prospectus Supplement titled “The Issuer”. No Trust will incur, assume or guarantee any indebtedness other than indebtedness incurred pursuant to the related Notes and the related Indenture, pursuant to any Servicer Advances made to it by the Servicer or otherwise in accordance with the Related Documents.

Annual Compliance Statement. Each Trust will be required to file annually with the related Indenture Trustee a written statement as to the fulfillment of its obligations under the Indenture.

Indenture Trustee’s Annual Report. If required by the Trust Indenture Act of 1939, the Indenture Trustee for each Trust will be required to mail each year to all related Noteholders a brief report relating to its eligibility and qualification to continue as Indenture Trustee under the related Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness owing by such Trust to the applicable Indenture Trustee in its individual capacity, the property and funds physically held by such Indenture Trustee as such and any action taken by it that materially affects the related Notes and that has not been previously reported.

Satisfaction and Discharge of Indenture. An Indenture will be discharged with respect to the collateral securing the related Notes upon the delivery of all such Notes to the related Indenture Trustee for cancellation or, with certain limitations, upon deposit with such Indenture Trustee of funds sufficient for the payment in full of all such Notes.

The Indenture Trustee

The Indenture Trustee for a series of Notes will be specified in the applicable Prospectus Supplement. The Indenture Trustee for any series may resign at any time, in which event the Depositor will be obligated to appoint a successor trustee for such series. The Depositor may also remove any such Indenture Trustee if such Indenture Trustee ceases to be eligible to continue as such under the related Indenture or if such Indenture Trustee becomes insolvent. In such circumstances, the Depositor will be obligated to appoint a successor trustee for the applicable series of Notes. Any resignation or removal of the Indenture Trustee and appointment of a successor trustee for any series of Notes does not become effective until acceptance of the appointment by the successor trustee for such series.

DESCRIPTION OF THE CERTIFICATES

General

With respect to each Trust, one or more classes of Certificates of the related series may be issued pursuant to the terms of a Trust Agreement or a Pooling and Servicing Agreement, a form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This Prospectus and the applicable Prospectus Supplement summarize material terms of the Certificates and the related Trust Agreement or the related Pooling and Servicing Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificates and the Trust Agreement or Pooling and Servicing Agreement, as applicable.

In the event that the Depositor and/or affiliates of the Depositor are the sole holders of undivided interests in a Trust, such undivided interests may not be represented by a certificate.

Unless the applicable Prospectus Supplement specifies that Certificates are offered in Definitive Form, the Certificates, other than those purchased by the Depositor, will be available for purchase in the denominations specified in the applicable Prospectus Supplement and in book-entry form only, as described in the applicable Prospectus Supplement. See “Certain Information Regarding the Securities—Definitive Securities” herein. Any Certificates of a given series owned by the Depositor will be entitled to equal and proportionate benefits under the applicable Trust Agreement or Pooling and Servicing Agreement, except that such Certificates will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of Certificateholders have given any request, demand, authorization, direction, notice, consent or have taken other action under the Related Documents.

Principal and Interest on the Certificates

The timing and priority of distributions, seniority, any allocations of losses, Pass Through Rate and amount of or method of determining distributions with respect to principal and interest of each class of Certificates will be described in the applicable Prospectus Supplement. Distributions of interest on such Certificates will be made on the dates specified in the applicable Prospectus Supplement (each, a “Distribution Date”), which may be the same as the Payment Dates for that Trust, and will be made prior to distributions with respect to principal of such Certificates. With respect to any Trust that issues both Notes and Certificates, the Distribution Date for the Certificates may coincide with the Payment Date for the Notes, in which case such date will be referred to in the applicable Prospectus Supplement as a Payment Date with respect to both the Notes and Certificates. To the extent provided in the applicable Prospectus Supplement, a series may include one or more classes of Strip Certificates entitled to (i) distributions in respect of principal with disproportionate, nominal or no interest distributions or (ii) interest distributions with disproportionate, nominal or no distributions in respect of principal. Each class of Certificates may have a different Pass Through Rate, which may be a fixed, variable or adjustable Pass Through Rate (and which may be zero for certain classes of Strip Certificates) or any combination of the foregoing. The applicable Prospectus Supplement will specify the Pass Through Rate for each class of Certificates of a given series or the method for determining such Pass Through Rate. See also “Certain Information Regarding the Securities—

Fixed Rate Securities” and “—Floating Rate Securities” herein. To the extent provided in the applicable Prospectus Supplement, distributions in respect of the Certificates of a given series that includes Notes may be subordinate to payments in respect of the Notes of such series as more fully described in the applicable Prospectus Supplement. Distributions in respect of interest on and principal of any class of Certificates will be made on a pro rata basis among all the Certificateholders of such class.

In the case of a series of Certificates which includes two or more classes of Certificates, the timing, sequential order, priority of payment or amount of distributions in respect of interest and principal, and any schedule or formula or other provisions applicable to the determination thereof, of each such class shall be as set forth in the applicable Prospectus Supplement.

CERTAIN INFORMATION REGARDING THE SECURITIES

Each class of Securities of any series will represent the right to receive a specified amount of payments on the related Receivables, at the rates, on the dates and in the manner described herein and in the applicable Prospectus Supplement. If a series includes multiple classes of Securities, the rights of one or more classes of Securities to receive payments may be senior or subordinate to the rights of one or more of the other classes of such series. Distributions on Certificates of a series may be subordinated in priority to payments due on any related Notes to the extent described herein and in the applicable Prospectus Supplement. A series may include one or more classes of Notes and/or Certificates which differ as to the timing and priority of payment, interest rate or amount (or percentage) of distributions in respect of principal or interest or both. A series may include one or more classes of Notes or Certificates entitled to distributions in respect of principal with disproportionate, nominal or no interest distributions, or to interest distributions with disproportionate, nominal or no distributions in respect of principal. The rate of payment in respect of principal of any class of Notes and distributions in respect of the Certificate Balance of the Certificates of any class will depend on the priority of payment of such class and the rate and timing of payments (including prepayments, defaults, liquidations and repurchases of Receivables) on the related Receivables. A rate of payment lower or higher than that anticipated may affect the weighted average life of each class of Securities in the manner described herein and in the applicable Prospectus Supplement. See “Risk Factors” herein and in the applicable Prospectus Supplement.

Fixed Rate Securities

Each class of Securities (other than certain classes of Strip Notes or Strip Certificates) may bear interest at a fixed rate per annum (“Fixed Rate Securities”) or at a variable or adjustable rate per annum (“Floating Rate Securities”), as more fully described below and in the applicable Prospectus Supplement. Each class of Fixed Rate Securities will bear interest at the applicable per annum Interest Rate or Pass Through Rate, as the case may be, specified in the applicable Prospectus Supplement. See “Description of the Notes—Principal and Interest on the Notes” and “Description of the Certificates—Principal and Interest on the Certificates” herein.

Floating Rate Securities

Each class of Floating Rate Securities will bear interest for each applicable Interest Reset Period (as such term is defined in the applicable Prospectus Supplement with respect to a class of Floating Rate Securities, the “Interest Reset Period”) at a rate per annum determined by reference to an interest rate basis (the “Base Rate”), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, in each case as specified in the applicable Prospectus Supplement. The “Spread” is the number of basis points (one basis point equals one one-hundredth of one percent) that may be specified in the applicable Prospectus Supplement as being applicable to such class, and the “Spread Multiplier” is the percentage that may be specified in the applicable Prospectus Supplement as being applicable to such class.

Book-Entry Registration, Global Clearance, Settlement and Tax Document Procedures

Unless specified otherwise in the applicable Prospectus Supplement, the Securities will be available only in book-entry form. Investors in the Securities may hold their Securities through any of DTC, in the United States, or Clearstream or Euroclear in Europe, which in turn hold through DTC, if they are participants of those systems, or indirectly through organizations that are participants in those systems. The securities will be issued as fully-registered Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered definitive security will be issued for each class of Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any class exceeds $500,000,000, one definitive note will be issued with respect to each $500,000,000 of principal amount, and an additional definitive note will be issued with respect to any remaining principal amount of such class.

The Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds. Secondary market trading between investors through Clearstream and Euroclear will be conducted in the ordinary way in accordance with the normal rules and operating procedures of Clearstream and Euroclear and in accordance with conventional eurobond practice, which is seven calendar day settlement. Secondary market trading between investors through DTC will be conducted according to DTC’s rules and procedures applicable to U.S. corporate debt obligations. Secondary cross-market trading between Clearstream or Euroclear and DTC participants holding securities will be effected on a delivery-against-payment basis through the respective depositaries of Clearstream and Euroclear and as DTC participants.

Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless the holders meet a number of requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

The Depository Trust Company. DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of definitive notes and certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation which, in turn, is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, or a “beneficial owner,” is in turn to be recorded on the DTC direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive definitive notes or certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the Securities is discontinued.

To facilitate subsequent transfers, all securities deposited by DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the DTC participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to DTC participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, renders, defaults, and proposed amendments to the transaction documents. For example, beneficial owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the securities within a class are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such class to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee), will consent or vote with respect to securities unless authorized by a DTC participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the related issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Trust or its agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer, disbursement of such payments to DTC participants will be the responsibility of DTC, and disbursements of such payments to the beneficial owners will be the responsibility of participants.

A beneficial owner shall give notice to elect to have its securities purchased or sold, through its participant and shall effect delivery of such securities by causing the DTC participant to transfer the participant’s interest in the securities, on DTC’s records. The requirement for physical delivery of the securities in connection with a sale will be deemed satisfied when the ownership rights in the securities are transferred by DTC participants on DTC’s records and followed by a book-entry credit of sold securities to the purchaser’s account.

Clearstream Banking, Luxembourg. Clearstream Banking, société anonyme, 67; Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), was incorporated in 1970 as “Cedel S.A.,” a company with limited liability under Luxembourg law (a société anonyme). Cedel S.A. subsequently changed its name to Cedelbank. On January 10, 2000, Cedelbank’s parent company, Cedel International, société anonyme (“CI”) merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG (“DBC”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in Cedelbank) to a new Luxembourg company, New Cedel International, société anonyme (“New CI”), which is 50% owned by CI and 50% owned by DBC’s parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Cedel International currently has 89 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Cedel International’s stock. Further to the merger, the Board of Directors of New Cedel International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is “Clearstream.” With effect from January 14, 2000, New CI has been renamed “Clearstream International, société anonyme”. On January 18, 2000, Cedelbank was renamed “Clearstream Banking, société anonyme,” and Cedel

Global Services was renamed “Clearstream Services, société anonyme.” On January 17, 2000, DBC was renamed “Clearstream Banking AG.” This means that there are now two entities in the corporate group headed by Clearstream International which share the name “Clearstream Banking,” the entity previously named “Cedelbank” and the entity previously named “Deutsche Borse Clearing AG.” On February 1, 2002, Cedel International and Deutsche Borse AG announced an agreement on the terms of an offer by Deutsche Borse AG to acquire Cedel International and its 50 percent ownership of Clearstream International. The offer is subject to an affirmative vote by two-thirds of Cedel International shareholders, regulatory approval and Deutsche Borse Supervisory Board approval.

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of definitive notes and certificates. Transactions may be settled by Clearstream, Luxembourg in any of 32 currencies, including U.S. Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 39 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier (“CSSF”), which supervises Luxembourg banks. Clearstream, Luxembourg’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada and the United States. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear Bank.

Euroclear. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for movement of physical securities and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in any of 32 currencies, including United States dollars. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./NV under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. Euroclear Bank S.A./NV conducts all operations. All Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank S.A./NV, not Euroclear Clearance Systems S.C. Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Euroclear Bank S.A./NV has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with Euroclear Bank S.A./NV are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These terms and conditions, operating procedures and laws govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank S.A./NV acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Initial Settlement. All securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their relevant depository which in turn will hold these positions in their accounts as DTC participants.

Investors electing to hold their securities through DTC will follow DTC settlement practices. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary security and no lock-up or restricted period. Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

The Trustee, the Indenture Trustee or the paying agent, as applicable, will make distributions on the book-entry securities on each Payment Date to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the beneficial owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners that it represents.

Under a book-entry format, beneficial owners may experience some delay in their receipt of payments, since the trustee will forward such payments to Cede & Co. Distributions with respect to securities held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by the relevant depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Certain Federal Income Tax consequences” herein. Because DTC can only act on behalf of DTC participants that in turn can only act on behalf of Financial Intermediaries, the ability of an Owner to pledge book-entry securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such book-entry securities, may be limited due to the lack of physical certificates or notes for such book-entry securities. In addition, issuance of the book-entry securities in book-entry form may reduce the liquidity of such securities in the secondary market since certain potential investors may be unwilling to purchase securities for which they cannot obtain physical certificates or notes.

Monthly and annual reports on the applicable trust fund will be provided to Cede & Co., as nominee of DTC, and Cede & Co may make such reports available to beneficial owners upon request, in accordance with the Rules, and to the DTC participants to whose DTC accounts the book-entry securities of such beneficial owners are credited directly or are credited indirectly through Financial Intermediaries.

DTC has advised the trustee that, unless and until definitive securities are issued, DTC will take any action permitted to be taken by the holders of the book-entry securities under the Transfer and Servicing Agreements only at the direction of one or more DTC participants to whose DTC accounts the book-entry securities are credited, to the extent that such actions are taken on behalf of such participants whose holdings include such book-entry securities. Clearstream or Euroclear Bank S.A./NV, as the case may be, will take any other action permitted to be taken by a holder under the transaction documents on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to the ability of the relevant depository to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related participants, with respect to some securities which conflict with actions taken with respect to other securities. For a discussion as to when definitive securities will be issued. See “—Definitive Securities” in this prospectus.

Secondary Market Trading. Because the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading Between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures applicable to asset-backed securities issues in same-day funds.

Trading Between Clearstream or Euroclear Participants. Secondary market trading between Clearstream participants or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream or Euroclear Purchasers. When securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the relevant depository, as the case may be, to receive the securities against payment. Payment will include interest accrued on the securities from and including the last Payment Date to and excluding the settlement date, on the basis of the actual number of days in the accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the relevant depository to the DTC participant’s account against delivery of the securities. After settlement has been completed, the securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream participant’s or Euroclear participant’s account. The securities credit will appear the next day, European time and the cash debt will be back-valued to, and the interest on the global securities will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the securities are credited to their account one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream participants or Euroclear participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing securities would incur overdraft charges for one day, assuming they cleared the overdraft when the securities were credited to their accounts. However, interest on the securities would accrue from the value date. Therefore, in many cases the investment income on the global securities earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although the result will depend on each Clearstream participant’s or Euroclear participant’s particular cost of funds.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for crediting global securities to the respective European depository for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participants a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading Between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream participants and Euroclear participants may employ their customary procedures for transactions in which securities are to be transferred by the respective clearing system, through the respective depository, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective depository, as appropriate, to credit the securities to the DTC participant’s account against payment. Payment will include interest accrued on the securities from and including the last interest payment to and excluding the settlement date on the basis of the actual number of days in the accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream participant or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream participant’s or Euroclear participant’s account would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. In the event that the Clearstream participant or Euroclear participant has a line of credit with its respective clearing system and elects to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period.

If settlement is not completed on the intended value date and the trade fails, receipt of the cash proceeds in the Clearstream participant’s or Euroclear participant’s account would instead be valued as of the actual settlement date.

Day Trading. Day traders that use Clearstream or Euroclear and that purchase global securities from DTC participants for delivery to Clearstream participants or Euroclear participants may wish to note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day, until the purchase side of the trade is reflected in their Clearstream or Euroclear accounts in accordance with the clearing system’s customary procedures;

•	borrowing the securities in the U.S. from a DTC participant no later than one day prior to settlement, which would give the securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Because of time zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream participants and Euroclear participants will occur in accordance with their respective rules and operating procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the relevant depositaries.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

We, the Depositor, the underwriters of the Securities, the Transferor, the Servicer, the Trustee, the Indenture Trustee and their respective affiliates will not have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interests of the book-entry securities held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

U.S. Federal Income Tax Documentation Requirements. A beneficial owner of global securities holding securities through Clearstream or Euroclear, or through DTC if the holder has an address outside the U.S., will be required to pay the U.S. withholding tax at the currently applicable rate that generally applies to payments of interest, including original issue discount, on registered debt issued by U.S. Persons, unless:

•	each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between that beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements; and

•	that beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of global securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) and by meeting all other conditions for treating interest payments as “portfolio interest.” If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of that change.

Exemption for non-U.S. Persons with effectively connected income (Form W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Persons Claim for Exemption from Withholding on Income Effectively Connected with the Conduct or Trade or Business in the United States).

Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Form W-8BEN). Non-U.S. Persons that are beneficial owners of global securities residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form W-8BEN.

Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).

U.S. Federal Income Tax Reporting Procedure. The beneficial owner of a global security files by submitting the appropriate form to the person through whom it holds, or the clearing agency in the case of persons holding directly on the books of the clearing agency. A Form W-8BEN, if furnished with a taxpayer identification number (“TIN”), will remain in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect. A Form W-8BEN, if furnished without a TIN, and a Form W-8ECI will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect.

This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to holders of the global securities who are non-U.S. Persons. Security owners are advised to consult their own tax advisers for specific tax advice concerning their holding and disposing of the global securities.

Definitive Securities

The Notes, if any, and the Certificates, if any, of a series will be issued in fully registered, certificated form (“Definitive Notes” and “Definitive Certificates”, respectively, and collectively referred to herein as “Definitive Securities”) to owners of beneficial interests in a global security or their nominees rather than to DTC or its nominee, only:

•	if the Depositor, the Trustee or Indenture Trustee or the Administrator, as applicable, advises the Trustee and Indenture Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities, and the Depositor, the Trustee or Indenture Trustee or the Administrator are unable to locate a qualified successor;

•

if after the occurrence of an event of default under the related Indenture or an event of default under the related transaction documents, owners of beneficial interest in global security representing in the aggregate more than 50% of the aggregate outstanding principal amount of the Securities of that series advise the

Trustee and Indenture Trustee through DTC participants in writing that the continuation of a book-entry system with respect to the Securities through DTC is no longer in the best interest of those owners; or

•	under any other circumstances specified in the applicable Prospectus Supplement.

Upon the occurrence of any of the events described in the immediately preceding paragraph, the Indenture Trustee will be required to notify all owners of beneficial interests in a global security, through DTC participants, of the availability through DTC of Securities in definitive registered form. Upon surrender by DTC of the definitive global securities representing the Securities and instructions for re-registration, the Indenture Trustee will reissue the Securities in definitive registered form, and thereafter the Indenture Trustee will recognize the holders of the definitive registered Securities as Securityholders.

Payments or distributions of principal of, and interest on, the Securities will be made by a paying agent directly to holders of Securities in definitive registered form in accordance with the procedures set forth herein and in the related Indenture, the related Trust Agreement or the related Transfer and Servicing Agreement. Payments or distributions on each Payment Date and on the Final Scheduled Payment Date, as specified in the applicable Prospectus Supplement, will be made to holders in whose names the definitive securities were registered at the close of business on the Record Date. Payments or distributions will be made by check mailed to the address of each securityholder as it appears on the register maintained by the Indenture Trustee or by other means to the extent provided in the applicable Prospectus Supplement. The final payment or distribution on any Security, whether securities in definitive registered form or the Security registered in the name of Cede & Co., however, will be made only upon presentation and surrender of the Security at the office or agency specified in the notice of final payment or distribution to Securityholders.

Securities in definitive registered form will be transferable and exchangeable at the offices of the Trustee or Indenture Trustee, or at the offices of a transfer agent or registrar named in a notice delivered to holders of Securities in definitive registered form, which shall initially be the Indenture Trustee. No service charge will be imposed for any registration of transfer or exchange, but the Trustee, Indenture Trustee, transfer agent or registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

List of Securityholders

With respect to the Notes of any series, three or more holders of the Notes of such series may, by written request to the related Indenture Trustee, obtain access to the list of all Noteholders maintained by such Indenture Trustee for the purpose of communicating with other Noteholders with respect to their rights under the related Indenture or under such Notes. Such Indenture Trustee may elect not to afford the requesting Noteholders access to the list of Noteholders if it agrees to mail the desired communication or proxy, on behalf of and at the expense of the requesting Noteholders, to all Noteholders of such series.

With respect to the Certificates of any series, a holder of a Certificate may, by written request to the related Trustee, obtain access to the list of all Certificateholders maintained by such Trustee for the purpose of communicating with other Certificateholders with respect to their rights under the related Trust Agreement or Pooling and Servicing Agreement or under such Certificates.

Reports to Securityholders

With respect to each series of Securities that includes Notes, on or prior to each Payment Date, the Servicer will prepare and provide to the related Indenture Trustee a statement to be delivered to the related Noteholders on such Payment Date. With respect to each series of Securities, on or prior to each Distribution Date, the Servicer will prepare and provide to the related Trustee a statement to be delivered to the related Certificateholders. With respect to each series of Securities, each such statement to be delivered to Noteholders will include (to the extent applicable) the following information (and any other information so specified in the applicable Prospectus Supplement) as to the Notes of such series with respect to such Payment Date or the period since the previous Payment Date, as applicable, and each such statement to be delivered to Certificateholders will include (to the extent applicable) the following information (and any other information so specified in the applicable Prospectus Supplement) as to the Certificates of such series with respect to such Distribution Date or the period since the previous Distribution Date, as applicable:

(i) the amount of the distribution allocable to principal of each class of such Notes and to the Certificate Balance of each class of such Certificates;

(ii) the amount of the distribution allocable to interest on or with respect to each class of Securities of such series;

(iii) the Pool Balance as of the close of business on the last day of the preceding Collection Period;

(iv) the aggregate outstanding principal balance and the Note Pool Factor for each class of such Notes, and the Certificate Balance and the Certificate Pool Factor for each class of such Certificates, each after giving effect to all payments reported under clause (i) above on such date;

(v) the amount of the Servicing Fee paid to the Servicer with respect to the related Collection Period or Collection Periods, as the case may be;

(vi) the Interest Rate or Pass Through Rate for the next period for any class of Notes or Certificates of such series with variable or adjustable rates;

(vii) any shortfall in required payments on the Securities, if any, in each case as applicable to each class of Securities, and the change in such amounts from the preceding statement;

(viii) the aggregate Purchase Amounts for Receivables, if any, that were repurchased in such Collection Period;

(ix) the balance of the Reserve Account (if any) on such date, after giving effect to changes therein on such date;

(x) for each such date during the Funding Period (if any), the remaining Pre-Funded Amount; and

(xi) for the first such date that is on or immediately following the end of the Funding Period (if any), the amount of any remaining Pre-Funded Amount that has not been distributed to the Transferor and is being passed through as payments of principal on the Securities of such series.

Each amount set forth pursuant to subclauses (i), (ii), and (v) with respect to the Notes or the Certificates of any series will be expressed as a dollar amount per $1,000 of the initial principal balance of such Notes or the initial Certificate Balance of such Certificates, as applicable.

Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of each Trust, the Applicable Trustee will mail to each person who at any time during such calendar year has been a Securityholder with respect to such Trust and received any payment thereon a statement containing certain information for the purposes of such Securityholder’s preparation of federal income tax returns. See “Certain Federal Income Tax Consequences” herein.

In addition, the filing with the Commission of periodic reports with respect to each Trust will cease following completion of the reporting period required by Rule 15d-1 of Regulation 15D under the Exchange Act.

DESCRIPTION OF THE TRANSFER AND SERVICING AGREEMENTS

The following summary describes certain terms of each Transfer and Servicing Agreement or Pooling and Servicing Agreement pursuant to which a Trust will acquire Receivables from the Depositor and the Servicer will agree to service such Receivables, each Trust Agreement (in the case of a grantor trust, the Pooling and Servicing Agreement) pursuant to which a Trust will be created and Certificates will be issued and each Administration

Agreement pursuant to which the Servicer or the Depositor (or such other person named in the applicable Prospectus Supplement) will undertake certain administrative duties with respect to a Trust that issues Notes (collectively, the “Transfer and Servicing Agreements”). Forms of the Transfer and Servicing Agreements have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. This Prospectus and the Prospectus Supplement summarize material terms of the Transfer and Servicing Agreements. Such summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Transfer and Servicing Agreements.

Transfer of Receivables

On or prior to the Closing Date specified in the Prospectus Supplement for a Trust, the Transferor will transfer, without recourse, to the Depositor its entire interest in the related Initial Receivables and its security interests in the related Financed Assets (other than Federally Documented Boats) pursuant to a transfer agreement (the “Depositor Transfer Agreement”). On or prior to such Closing Date, the Depositor will transfer to the Applicable Trustee, without recourse, pursuant to a Transfer and Servicing Agreement or a Pooling and Servicing Agreement, as applicable, its entire interest in such Initial Receivables, including its security interests in the related Financed Assets. Each such Receivable will be identified in a schedule appearing as an exhibit to such Pooling and Servicing Agreement or Transfer and Servicing Agreement (a “Schedule of Receivables”). The Applicable Trustee will, concurrently with such transfer, execute and deliver the related Notes and/or Certificates. The Applicable Trustee will not verify the existence of the Receivables or review the Receivables files. The applicable Prospectus Supplement for a given Trust will specify whether, and the terms, conditions and manner under which, Subsequent Receivables will be transferred by the Transferor to the Depositor and by the Depositor to the applicable Trust from time to time during any Funding Period on each date specified as a transfer date in the applicable Prospectus Supplement (each, a “Subsequent Transfer Date”).

The Depositor will acquire Receivables from the Transferor pursuant to the Depositor Transfer Agreement, and the Transferor may acquire Receivables from E*TRADE Consumer Finance pursuant to a transfer agreement (the “ETCF Transfer Agreement”) or pursuant to another intercompany transfer arrangement. In each Depositor Transfer Agreement the Transferor will typically represent and warrant, among other things, that, as of the applicable Closing Date: (i) the information provided in the related Schedule of Receivables with respect to Receivables acquired by the Transferor from E*TRADE Consumer Finance or other Originators prior to the Closing Date is correct in all material respects; (ii) the Obligor on each Receivable is required to maintain physical loss and damage insurance covering the related Financed Asset; (iii) immediately prior to the conveyance of the Receivables by the Transferor to the Depositor, the Transferor had good and marketable title to the Receivables, free and clear of all security interests, liens, charges and encumbrances (other than tax liens, mechanics’ liens and any liens that attach to a Receivable by operation of law as a result of any act or omission by the related Obligor) and, to the knowledge of the Transferor, no offsets, defenses or counterclaims have been asserted or threatened with respect to the Receivables; (iv) as of the Closing Date or the applicable Subsequent Transfer Date, if any, each of such Receivables is or will be secured by a first perfected security interest in favor of the Transferor in the related Financed Asset other than certain horse trailers; and (v) to the knowledge of the Transferor, each Receivable, at the time it was originated, complied and, as of the Closing Date or the applicable Subsequent Transfer Date, if any, complies in all material respects with applicable federal and state laws, including, without limitation, consumer credit, truth in lending, equal credit opportunity and disclosure laws. E*TRADE Consumer Finance will make similar representations and warranties in any ETCF Transfer Agreement, if applicable, with respect to Receivables originated or acquired by E*TRADE Consumer Finance. In the Transfer and Servicing Agreement, the Depositor will represent and warrant as of the Closing Date that (i) no Receivable has been sold, transferred, assigned or pledged by the Depositor other than to the related Trust; (ii) immediately prior to the transfer and assignment by the Depositor to the related Trust, the Depositor had good and marketable title to each Receivable, free and clear of all liens (other than tax liens, mechanics’ liens and any liens that attach to a Receivable by operation of law as a result of any act or omission by the related Obligor) and, immediately upon the transfer thereof, the related Trust will have good and marketable title to each Receivable, free and clear of all such liens (other than tax liens, mechanics’ liens and any liens that attach to a Receivable by operation of law as a result of any act or omission by the related Obligor) and such transfer has been perfected under the UCC; and (iii) all filings (including UCC filings) necessary in any jurisdiction to give the related Trust a first perfected ownership interest in the Receivables and the Indenture Trustee a first perfected security interest in the Receivables have been made.

Upon discovery by the Depositor, the Servicer, the Trustee or the Indenture Trustee of a breach of any of such representations and warranties of the Depositor set forth in the Transfer and Servicing Agreement or of the Transferor set forth in the Depositor Transfer Agreement, in each case which materially and adversely affects the value of the Receivables or the interest therein of the related Trust or the Indenture Trustee (or which materially and adversely affects the interest of the related Trust or the Indenture Trustee in the related Receivable in the case of a representation and warranty relating to a particular Receivable), the person discovering such breach shall give prompt written notice to the other parties thereto. On the last day of the Collection Period following the Collection Period during which the Depositor discovers or receives notice of such a breach, if such breach shall not have been cured in all material respects by such last day, then the Depositor shall purchase (and, if applicable, the Depositor shall enforce the obligation of E*TRADE Bank under the Depositor Transfer Agreement, to purchase) such Receivable from the related Trust as of such last day at a price equal to the unpaid principal balance owed by the Obligor thereon plus interest thereon at the respective APR to such last day (the “Purchase Amount”). The purchase obligations described above constitute the sole remedy available to the Trust, E*TRADE Bank, the Depositor, the Certificateholders or the Trustee and any Noteholders or Indenture Trustee for any such uncured breach. The obligation of the Depositor to purchase any Receivable that arises as a result of a breach of the representations and warranties of the Transferor under the Depositor Transfer Agreement is subject to the payment of the Purchase Amount by or the Transferor.

Pursuant to each Transfer and Servicing Agreement or Pooling and Servicing Agreement, each Trust will designate the Servicer as custodian to maintain possession, as such Trust’s agent, of the related retail installment loan or sale contracts, and any other documents relating to the Receivables. The Depositor’s and the Transferor’s accounting records and computer systems will reflect the transfer of the related Receivables to the applicable Trust, and Uniform Commercial Code (“UCC”) financing statements reflecting such transfers will be filed. The Receivables will not be segregated, stamped or otherwise marked to indicate that they have been transferred to the related Trust, and neither will any documents relating to the Receivables. See “Certain Legal Aspects of the Receivables” for more information with respect to such security interests.

Accounts

With respect to each Trust that issues Notes, the Servicer will establish and maintain one or more accounts, in the name of the Indenture Trustee on behalf of the related Noteholders and Certificateholders, into which all payments made on or with respect to the related Receivables will be deposited (the “Collection Account”). The Indenture Trustee will establish and maintain an account, in the name of such Indenture Trustee on behalf of such Noteholders, into which amounts released from the Collection Account and any Pre-Funding Account, Reserve Account or other credit enhancement for payment to such Noteholders will be deposited and from which all distributions to such Noteholders will be made (the “Note Distribution Account”). The Indenture Trustee may establish and maintain one or more subaccounts of the Note Distribution Account. Any reference in this Prospectus or the applicable Prospectus Supplement to the Note Distribution Account will be deemed to include a reference, where applicable, to such subaccounts. The applicable Trustee will establish and maintain an account, in the name of the related Trustee on behalf of such Certificateholders, into which amounts released from the Collection Account and any Pre-Funding Account, Reserve Account or other credit or cash flow enhancement for distribution to such Certificateholders will be deposited and from which all distributions to such Certificateholders will be made (the “Certificate Distribution Account”). With respect to each Trust that does not issue Notes, the Servicer will also establish and maintain the Collection Account and any other Trust Account in the name of the related Trustee on behalf of the related Certificateholders.

Any other accounts to be established with respect to a Trust, including any Pre-Funding Account or any Reserve Account, will be described in the applicable Prospectus Supplement.

For any series of Securities, funds in the Collection Account, the Note Distribution Account and any Pre-Funding Account, Reserve Account and other accounts identified as such in the applicable Prospectus Supplement (collectively, the “Trust Accounts”) will be invested as provided in the related Transfer and Servicing Agreement or Pooling and Servicing Agreement in Eligible Investments. “Eligible Investments” are defined in the applicable Prospectus Supplement and are generally limited to investments acceptable to the Rating Agencies rating such Securities as being consistent with the rating of such Securities and may include recreational vehicle and marine retail sale contracts or installment loans. Except as described below or in the applicable Prospectus Supplement,

Eligible Investments are limited to obligations or securities that mature on or before the date of the next distribution for such series. However, to the extent permitted by the Rating Agencies, funds in any Reserve Account or the Collection Account may be invested in securities that will not mature prior to the date of the next distribution with respect to such Certificates or Notes and will not be sold to meet any shortfalls. Thus, the amount of cash in any Reserve Account or the Collection Account at any time may be less than the balance of the Reserve Account or the Collection Account. If the amount required to be withdrawn from any Reserve Account or the Collection Account to cover shortfalls in collections on the related Receivables (as provided in the applicable Prospectus Supplement) exceeds the amount of cash in the Reserve Account or the Collection Account, a temporary shortfall in the amounts distributed to the related Noteholders or Certificateholders could result, which could, in turn, increase the average life of the Notes or the Certificates of such series. Investment earnings on funds deposited in the Trust Accounts, net of losses and investment expenses (collectively, “Investment Earnings”), shall be allocated in the manner described in the applicable Prospectus Supplement.

The Trust Accounts will be maintained as Eligible Deposit Accounts. “Eligible Deposit Account” means either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), having corporate trust powers and acting as trustee for funds deposited in such account, so long as any of the securities of such depository institution have a credit rating from each Rating Agency in one of its generic rating categories which signifies investment grade. “Eligible Institution” means, with respect to a Trust, (a) the corporate trust department of the related Indenture Trustee or the related Trustee, as applicable, or (b) a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) which has either (A) a long-term unsecured debt rating acceptable to the Rating Agencies or (B) a short-term unsecured debt rating or certificate of deposit rating acceptable to the Rating Agencies and (ii) whose deposits are insured by the FDIC.

Servicing Procedures

The Servicer will make reasonable efforts to collect all payments due with respect to the Receivables held by any Trust and will, consistent with the related Transfer and Servicing Agreement or Pooling and Servicing Agreement, follow such collection procedures as it follows with respect to recreational vehicle and boat receivables that it services for itself or others. The Servicer may, in its discretion, arrange with the Obligor on a Receivable to extend or modify the payment schedule, but no such arrangement will, for purposes of any Transfer and Servicing Agreement or Pooling and Servicing Agreement, modify the original due dates (except that E*TRADE Consumer Finance, as Servicer, may, for administrative purposes, modify the due date of a Receivable to a different date in the same month) or the amount of the scheduled payments. If the Servicer extends the final payment date of any Receivable beyond the Payment Date (as such term is defined in the applicable Prospectus Supplement) immediately following the latest scheduled maturity date of the Receivables held by the related Trust, or takes certain other actions, the Servicer will be obligated to purchase the related Receivable for the Purchase Amount. The Servicer may sell the Financed Asset securing the respective Receivable at public or private sale, or take any other action permitted by applicable law. See “Certain Legal Aspects of the Receivables” herein. The Servicer is not required to pursue Obligors for deficiency balances or judgments.

The Servicer may from time to time perform any portion of its servicing obligations under the applicable Transfer and Servicing Agreement or Pooling and Servicing Agreement through subservicing agreements with third-party servicers which (other than the Transferor) shall have been approved by the Rating Agencies. Each applicable Transfer and Servicing Agreement and Pooling and Servicing Agreement will provide that, notwithstanding the use of subservicers, the Servicer will remain liable for its servicing duties and obligations as if the Servicer were servicing the Receivable directly.

Collections

With respect to each Trust, the Servicer will deposit all payments on the related Receivables (from whatever source) and all proceeds of such Receivables collected during each collection period specified in the applicable Prospectus Supplement (each, a “Collection Period”) into the related Collection Account within two business days after receipt thereof. However, at any time that and for so long as (i) E*TRADE Consumer Finance is the Servicer,

(ii) there exists no Servicer Default and (iii) each other condition to making deposits less frequently than daily as may be specified by the Rating Agencies or set forth in the applicable Prospectus Supplement is satisfied, the Servicer will not be required to deposit such amounts into the Collection Account until the applicable Distribution Date or Payment Date. Pending deposit into the Collection Account, collections may be invested by the Servicer at its own risk and for its own benefit and will not be segregated from its own funds. If the Servicer were unable to remit such funds, Securityholders might incur a loss. In order to satisfy the requirements described above, the Servicer may (but is not required to) obtain a letter of credit or other security for the benefit of the related Trust to secure timely remittances of collections on the related Receivables purchased by the Servicer.

Servicer Advances

Unless otherwise provided in the applicable Prospectus Supplement, on or before each applicable Distribution Date or Payment Date, the Servicer shall deposit into the related Collection Account as a Servicer Advance (but only to the extent that the Servicer, in its sole discretion, expects to recoup such Servicer Advance from subsequent payments on or with respect to the Receivables) an amount equal to the amount of interest due on the related Receivables at their respective APRs for the related Collection Period (assuming that such Receivables pay on their respective due dates) minus the amount of interest actually received on such Receivables during the related Collection Period. If such calculation results in a negative number, an amount equal to such amount shall be paid to the Servicer in reimbursement of outstanding Servicer Advances. In addition, in the event that a Receivable becomes a Defaulted Receivable (as such term is defined in the applicable Prospectus Supplement), certain liquidation proceeds with respect to such Receivable attributable to accrued and unpaid interest thereon (but not including interest for the then current Collection Period) shall be withdrawn from the Collection Account and paid to the Servicer in reimbursement of outstanding Servicer Advances. No advances will be made by the Servicer in respect of principal of the Receivables or in respect of Defaulted Receivables (as such term is defined in the applicable Prospectus Supplement). The reimbursement of Servicer Advances will be made out of available funds prior to the deposit of funds in the Collection Account.

Servicing Compensation and Payment of Expenses

The Servicer will be entitled to receive a servicing fee in connection with each Trust for each Collection Period in the amount specified in the applicable Prospectus Supplement (the “Servicing Fee”). The Servicing Fee (together with any portion of the Servicing Fee that remains unpaid from prior Distribution Dates or Payment Dates) will be paid out of available funds for the related Collection Period prior to the distributions on the related Distribution Date or Payment Date to the Noteholders or the Certificateholders of the given series.

The Servicer will also be entitled to retain any late fees, prepayment charges and other administrative fees or similar charges provided for under the Receivables or allowed by applicable law with respect to the related Receivables and will be entitled to reimbursement from such Trust for certain liabilities. Payments by or on behalf of Obligors will be allocated to scheduled payments and late fees and other charges in accordance with the Servicer’s customary servicing procedures that it follows with respect to all comparable boat and recreational vehicle receivables that it services for itself or others.

The Servicing Fee will compensate the Servicer for performing the functions of a third party servicer of boat and recreational vehicle receivables as an agent for their beneficial owner, including collecting and posting all payments, responding to inquiries of Obligors on the Receivables, investigating delinquencies, sending payment coupons to Obligors and reporting tax information to Obligors. The Servicing Fee also will compensate the Servicer for administering the particular Receivables Pool, including accounting for collections and furnishing monthly and annual statements to the related Trustee and Indenture Trustee with respect to distributions.

Distributions

With respect to each series of Securities, beginning on the Payment Date or Distribution Date, as applicable, specified in the applicable Prospectus Supplement, distributions of principal and interest (or, where applicable, of principal or interest only) on each class of such Securities entitled thereto will be made by the Applicable Trustee to the Noteholders and the Certificateholders of such series. The timing, calculation, allocation, order, source, priorities of and requirements for all payments to each class of Noteholders and all distributions to each class of Certificateholders of such series will be set forth in the applicable Prospectus Supplement.

With respect to each Trust, on or before each Payment Date and Distribution Date, as applicable, collections on the related Receivables will be transferred from the Collection Account to the Note Distribution Account, if any, and the Certificate Distribution Account, if any, for distribution to Noteholders and Certificateholders, as applicable, to the extent provided in the applicable Prospectus Supplement. Credit enhancement, such as a Reserve Account, will be available to cover any shortfalls in the amount available for distribution on such date to the extent specified in the applicable Prospectus Supplement. As may be more fully described in the applicable Prospectus Supplement, and unless otherwise specified therein, distributions in respect of principal of a class of Securities of a given series will be subordinate to distributions in respect of interest on such class, and distributions in respect of one or more classes of Certificates or Notes of such series may be subordinate to payments in respect of Notes, if any, of such series or other classes of Certificates or Notes of such series.

Credit and Cash Flow Enhancement

The amounts and types of credit and cash flow enhancement arrangements and the provider thereof, if applicable, with respect to each class of Securities of a given series, if any, will be set forth in the applicable Prospectus Supplement. If and to the extent provided in the applicable Prospectus Supplement, credit and cash flow enhancement may be in the form of subordination of one or more classes of Securities, overcollateralization, Reserve Accounts, excess interest, letters of credit, credit or liquidity facilities, surety bonds, insurance policies, guaranteed investment contracts, swaps or other interest rate protection agreements, repurchase obligations, yield supplement agreements, other agreements with respect to third party payments or other support, cash deposits or such other arrangements as may be described in the applicable Prospectus Supplement or any combination of two or more of the foregoing. If specified in the applicable Prospectus Supplement, credit or cash flow enhancement for a class of Securities may cover one or more other classes of Securities of the same series, and credit or cash flow enhancement for a series of Securities may cover one or more other series of Securities.

The presence of a Reserve Account and other forms of credit enhancement for the benefit of any class or series of Securities is intended to enhance the likelihood of receipt by the Securityholders of such class or series of the full amount of principal and interest due thereon and to decrease the likelihood that such Securityholders will experience losses. The credit enhancement for a class or series of Securities may not provide protection against all risks of loss and may not guarantee repayment of the entire principal balance and interest thereon. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, Securityholders of any class or series will bear their allocable share of deficiencies, as described in the applicable Prospectus Supplement. In addition, if a form of credit enhancement covers more than one series of Securities, Securityholders of any such series will be subject to the risk that such credit enhancement will be exhausted by the claims of Securityholders of other series.

Reserve Account. If so provided in the applicable Prospectus Supplement, pursuant to the related Transfer and Servicing Agreement or Pooling and Servicing Agreement, the Servicer will establish for a series or class of Securities an account, as specified in the applicable Prospectus Supplement (the “Reserve Account”), which will be maintained in the name of the related Trustee or Indenture Trustee, as applicable. The Reserve Account will be funded by an initial deposit by the Depositor or such other person specified in the applicable Prospectus Supplement on the Closing Date in the amount set forth in the applicable Prospectus Supplement and, if the related series has a Funding Period, will also be funded on each Subsequent Transfer Date to the extent described in the applicable Prospectus Supplement. If so provided in the applicable Prospectus Supplement, the amount on deposit in the Reserve Account will be increased on each Distribution Date or Payment Date thereafter up to an amount specified in the applicable Prospectus Supplement by the deposit therein of certain collections on the related Receivables. The applicable Prospectus Supplement will describe the circumstances and manner under which distributions may be made out of the Reserve Account, either to holders of the Securities covered thereby, to the Depositor, to the Servicer or such other person specified in the applicable Prospectus Supplement.

Net Deposits

As an administrative convenience, unless the Servicer is required to remit payments daily as described in “—Collections” above, the Servicer will be permitted to make the deposit of collections, aggregate Servicer Advances and Purchase Amounts for any Trust for or with respect to the related Collection Period net of distributions to be made to the Servicer for such Trust with respect to such Collection Period. The Servicer, however, will account to the Trustee, any Indenture Trustee, the Noteholders, if any, and the Certificateholders with respect to each Trust as if all deposits, distributions and transfers were made individually. With respect to any Trust that issues both Certificates and Notes, if the related Payment Dates do not coincide with Distribution Dates, all distributions, deposits or other remittances made on a Payment Date will be treated as having been distributed, deposited or remitted on the Distribution Date for the applicable Collection Period for purposes of determining other amounts required to be distributed, deposited or otherwise remitted on such Distribution Date.

Statements to Trustees and Trust

Prior to each Distribution Date or Payment Date with respect to each series of Securities, the Servicer will provide to each Applicable Trustee as of the close of business on the last day of the preceding Collection Period a statement setting forth substantially the same information as is required to be provided in the periodic reports provided to Securityholders of such series described under “Certain Information Regarding the Securities—Reports to Securityholders”.

Evidence as to Compliance

Each Transfer and Servicing Agreement and Pooling and Servicing Agreement will provide that a firm of independent public accountants will furnish to the related Trust and Indenture Trustee or Trustee, as applicable, annually a statement as to compliance by the Servicer during the preceding calendar year (or, in the case of the first such certificate, from the applicable Closing Date through the end of the preceding calendar year) with certain standards relating to the servicing of the applicable Receivables, the Servicer’s accounting records and computer files with respect thereto and other matters.

Each Transfer and Servicing Agreement and Pooling and Servicing Agreement will also provide for annual delivery to the related Indenture Trustee or Trustee, as applicable, of a certificate signed by an officer of the Servicer stating that the Servicer has fulfilled its obligations under the Transfer and Servicing Agreement or Pooling and Servicing Agreement, as applicable, throughout the preceding calendar year (or, in the case of the first such certificate, from the Closing Date through the end of the preceding calendar year) or, if there has been a default in the fulfillment of any such obligation, describing each such default. The Servicer has agreed to give each Indenture Trustee and each Trustee notice of certain Servicer Defaults under the related Transfer and Servicing Agreement or Pooling and Servicing Agreement, as applicable.

Copies of such statements and certificates may be obtained by Securityholders by a request in writing addressed to the Applicable Trustee or as otherwise provided in the applicable Prospectus Supplement.

Certain Matters Regarding the Servicer

Each Transfer and Servicing Agreement and Pooling and Servicing Agreement will provide that the Servicer may not resign from its obligations and duties as Servicer thereunder, except upon determination that the Servicer’s performance of such duties is no longer permissible under applicable law. No such resignation will become effective until the related Indenture Trustee or Trustee, as applicable, or a successor servicer has assumed the Servicer’s servicing obligations and duties under such Transfer and Servicing Agreement or Pooling and Servicing Agreement.

Each Transfer and Servicing Agreement and Pooling and Servicing Agreement will further provide that neither the Servicer nor any of its directors, officers, employees and agents will be under any liability to the related Trust or the related Noteholders or Certificateholders for taking any action or for refraining from taking any action pursuant to such Transfer and Servicing Agreement or Pooling and Servicing Agreement or for errors in judgment; except that neither the Servicer nor any such person will be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the Servicer’s duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. In addition, each Transfer and Servicing Agreement and Pooling and Servicing Agreement will provide that the Servicer is under no obligation to appear in, prosecute or defend any legal action that is not incidental to the Servicer’s servicing responsibilities under such Transfer and Servicing Agreement or Pooling and Servicing Agreement and that, in its opinion, may cause it to incur any expense or liability.

Under the circumstances specified in each Transfer and Servicing Agreement and Pooling and Servicing Agreement, any entity into which the Servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Servicer is a party, or any entity succeeding to the properties and assets of the Servicer substantially as a whole, which entity in each of the foregoing cases assumes the obligations of the Servicer, will be the successor of the Servicer under such Transfer and Servicing Agreement or Pooling and Servicing Agreement.

Servicer Default

“Servicer Default” under each Transfer and Servicing Agreement and Pooling and Servicing Agreement will consist of (i) any failure by the Servicer to deliver to the Applicable Trustee for deposit in any of the Trust Accounts or the Certificate Distribution Account any required payment or to direct the Applicable Trustee to make any required distributions therefrom, which failure continues unremedied for three business days after written notice from the Applicable Trustee is received by the Servicer or after discovery of such failure by the Servicer; (ii) any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement in such Transfer and Servicing Agreement or Pooling and Servicing Agreement or other Related Document, which failure materially and adversely affects the rights of the Noteholders or the Certificateholders of the related series and which continues unremedied for 60 days after the giving of written notice of such failure (A) to the Servicer, by the Applicable Trustee or (B) to the Servicer and to the Applicable Trustee by holders of Notes or Certificates of such series, as applicable, evidencing not less than 25% in principal amount of such outstanding Notes or of such Certificate Balance; (iii) the occurrence of an Insolvency Event with respect to the Servicer, and (iv) any other event described as a “Servicer Default” in the applicable Prospectus Supplement. “Insolvency Event” means, with respect to a specified person (1) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such person or for any substantial part of its property, or ordering the winding-up or liquidation of such person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (2) the commencement by such person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such person to the entry of an order for relief in an involuntary case under any such law, or the consent by such person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such person or for any substantial part of its property, or the making by such person of any general assignment for the benefit of creditors, or the failure by such person generally to pay its debts as such debts become due, or the taking of action by such person in furtherance of any of the foregoing.

Rights upon Servicer Default

In the case of any Trust that has issued Notes, unless otherwise specified in the applicable Prospectus Supplement, as long as a Servicer Default under a Transfer and Servicing Agreement remains unremedied, the related Indenture Trustee or holders of Notes of the related series evidencing not less than 25% of the principal amount of such Notes then outstanding may terminate all the rights and obligations of the Servicer under such Transfer and Servicing Agreement, whereupon such Indenture Trustee or a successor servicer appointed by such Indenture Trustee will succeed to all the responsibilities, duties and liabilities of the Servicer under such Transfer and Servicing Agreement and will be entitled to similar compensation arrangements. In the case of any Trust that has not issued Notes, unless otherwise provided in the applicable Prospectus Supplement, as long as a Servicer Default under the related Pooling and Servicing Agreement remains unremedied, the related Trustee or holders of Certificates of the related series evidencing not less than 25% of the principal amount of such Certificates then outstanding may terminate all the rights and obligations of the Servicer under such Pooling and Servicing

Agreement, whereupon such Trustee or a successor servicer appointed by such Trustee will succeed to all the responsibilities, duties and liabilities of the Servicer under such Pooling and Servicing Agreement and will be entitled to similar compensation arrangements. If, however, a bankruptcy trustee or similar official has been appointed for the Servicer, and no Servicer Default other than such appointment has occurred, such trustee or official may have the power to prevent such Indenture Trustee, such Noteholders, such Trustee or such Certificateholders from effecting a transfer of servicing. In the event that such Indenture Trustee or Trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction for the appointment of, a successor with a net worth of at least $100,000,000 and whose regular business includes the servicing of the type of receivables included in the Trust.

Waiver of Past Defaults

With respect to each Trust that has issued Notes, unless otherwise specified in the applicable Prospectus Supplement, the holders of Notes evidencing at least a majority in principal amount of the then outstanding Notes of the related series (or the holders of the Certificates of such series evidencing not less than a majority of the outstanding Certificate Balance, in the case of any Servicer Default which does not adversely affect the related Indenture Trustee or the Noteholders of such Series) may, on behalf of all such Noteholders and Certificateholders, waive any default by the Servicer in the performance of its obligations under the related Transfer and Servicing Agreement and its consequences, except, unless otherwise specified in the applicable Prospectus Supplement, a default in making any required deposits to or payments from any of the Trust Accounts in accordance with such Transfer and Servicing Agreement. With respect to each Trust that has not issued Notes, unless otherwise specified in the applicable Prospectus Supplement, holders of Certificates of such series evidencing not less than a majority of the principal amount of such Certificates then outstanding may, on behalf of all such Certificateholders, waive any default by the Servicer in the performance of its obligations under the related Pooling and Servicing Agreement, except, unless otherwise specified in the applicable Prospectus Supplement, a Servicer Default in making any required deposits to or payments from the Certificate Distribution Account or the related Trust Accounts in accordance with such Pooling and Servicing Agreement. No such waiver will impair such Noteholders’ or Certificateholders’ rights with respect to subsequent defaults.

Amendment

Each of the Transfer and Servicing Agreements may be amended by the related Trust, the Depositor and the Servicer, with the consent of the related Indenture Trustee but without the consent of the related Noteholders or Certificateholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Transfer and Servicing Agreements or of modifying in any manner the rights of such Noteholders or Certificateholders; provided that such action will not, in the opinion of counsel satisfactory to the related Trustee or Indenture Trustee, as applicable, adversely affect in any material respect the interest of any such Noteholder or Certificateholder. The Transfer and Servicing Agreements may also be amended by the Depositor, the Servicer, the related Trustee and any related Indenture Trustee with the consent of the holders of Notes evidencing at least a majority in principal amount of then outstanding Notes, if any, of the related series and the holders of the Certificates of such series evidencing at least a majority of the principal amount of such Certificates then outstanding, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such Transfer and Servicing Agreements or of modifying in any manner the rights of such Noteholders or Certificateholders; provided, however, that no such amendment may (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the related Receivables or distributions that are required to be made for the benefit of such Noteholders or Certificateholders or (ii) reduce the aforesaid percentage of the Notes or Certificates of such series which are required to consent to any such amendment, without the consent of the holders of all the outstanding Notes or Certificates, as the case may be, of such series.

Non Petition

The related Trust Agreement will provide that the Trustee and the Certificateholders will not at any time acquiesce, petition or otherwise invoke or cause (or join with any other person in acquiescing, petitioning or otherwise invoking or causing) the Depositor, the related Trust or the Boat Mortgage Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Depositor, the related Trust or the Boat Mortgage Trust under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor, the Trust or the Boat Mortgage Trust or any substantial part of the property of the Depositor or the related Trust or the Boat Mortgage Trust, or ordering the winding up or liquidation of the affairs of the Depositor, the related Trust or the Boat Mortgage Trust.

Payment of Notes

Upon the payment in full of all outstanding Notes of a given series and the satisfaction and discharge of the related Indenture, the related Trustee will succeed to all the rights of the Indenture Trustee, and the Certificateholders of such series will succeed to all the rights of the Noteholders of such series, under the related Transfer and Servicing Agreement, except as otherwise provided therein.

Termination

With respect to each Trust, the obligations of the Servicer, the Depositor, the related Trustee and the related Indenture Trustee, if any, pursuant to the Transfer and Servicing Agreements will terminate upon the earlier of (i) the maturity or other liquidation of the last related Receivable and the disposition of any amounts received upon liquidation of any such remaining Receivables, (ii) the payment to Noteholders, if any, and Certificateholders of the related series of all amounts required to be paid to them pursuant to the Transfer and Servicing Agreements and (iii) the occurrence of either event described below.

To the extent provided in the applicable Prospectus Supplement, the Servicer will be permitted at its option to purchase from each Trust, as of the end of any applicable Collection Period, if the then outstanding Pool Balance with respect to the Receivables held by such Trust is less than 10% of the initial Pool Balance, all remaining related Receivables at a price equal to the aggregate of the Purchase Amounts thereof as of the end of such Collection Period or as otherwise specified in the related Prospectus Supplement. The Servicer will not be permitted to exercise such option unless the resulting distribution to the Noteholders and Certificateholders would be sufficient to pay the sum of the outstanding principal amount of the Securities plus the accrued but unpaid interest on the Securities.

If and to the extent provided in the applicable Prospectus Supplement with respect to a Trust, the Applicable Trustee will, within ten days following a Distribution Date or Payment Date as of which the Pool Balance is equal to or less than the percentage of the initial Pool Balance specified in the applicable Prospectus Supplement, solicit bids for the purchase of the Receivables remaining in such Trust, in the manner and subject to the terms and conditions set forth in such Prospectus Supplement. If the Applicable Trustee receives satisfactory bids as described in such Prospectus Supplement, then the Receivables remaining in such Trust will be sold to the highest bidder. Any such successful bid must equal an amount which is not less than the outstanding principal amount of the Securities plus accrued interest on the Securities.

If and to the extent provided in the applicable Prospectus Supplement, any outstanding Notes of the related series will be redeemed concurrently with either of the events specified above, and the subsequent distribution to the related Certificateholders of all amounts required to be distributed to them pursuant to the applicable Trust Agreement or Pooling and Servicing Agreement will effect early retirement of the Certificates of such series.

Administration Agreement

If so specified in the applicable Prospectus Supplement, the person or entity named as such in the applicable Prospectus Supplement (the “Administrator”), will enter into an agreement (as amended and supplemented from time to time, an “Administration Agreement”) with each Trust that issues Notes and the related Indenture Trustee pursuant to which the Administrator will agree, to the extent provided in such Administration Agreement, to provide the notices and to perform other administrative obligations required by the related Indenture. As compensation for the performance of the Administrator’s obligations under the applicable Administration Agreement and as reimbursement for its expenses related thereto, the Administrator will be entitled to a monthly administration fee in such amount as may be set forth in the applicable Prospectus Supplement (the “Administration Fee”).

CERTAIN LEGAL ASPECTS OF THE RECEIVABLES

General

The Receivables will be treated by each Trust as “chattel paper” as defined in the UCC. Pursuant to the UCC, the sale of chattel paper is treated in a manner similar to a collateral security interest in chattel paper. In order to protect each Trust’s interest in its Receivables, the Depositor will file financing statements with the appropriate authorities in any state deemed advisable by the Depositor to give notice of such Trust’s ownership interest, and any related Indenture Trustee’s security interest in the Receivables and their proceeds. Under each Transfer and Servicing Agreement and Pooling and Servicing Agreement, the Servicer will be obligated to maintain the perfection of each Trust’s ownership interest and any related Indenture Trustee’s security interest in the Receivables. It should be noted, however, that a good faith purchaser of chattel paper who gives value and takes possession of it in the ordinary course of such purchaser’s business has priority over a security interest, including an ownership interest, in the chattel paper that is perfected by filing financing statements, and not by possession of such chattel paper by the original secured party, if that purchaser takes possession without knowledge that the purchase violates the rights of the secured party. Any such purchaser would not be deemed to have such knowledge, as applicable, and that purchaser would not learn of the transfer of or security interest in the Receivables from a review of the Receivables since they would not be marked to show such transfer.

Any lien or security interest in a Financed Asset may be held by an agent or trustee for the benefit of E*TRADE Consumer Finance and/or the Transferor. In connection with the transfer of the related Receivable to the related Trust, such lien would then be held for the benefit of the applicable Trust.

Security Interest in Vehicles

In states in which retail installment sale contracts and installment loans such as the Recreational Vehicle Receivables evidence the credit sale of recreational vehicles by dealers to obligors, the contracts or loans also constitute personal property security agreements and include grants of security interests in the vehicles under the applicable UCC. Perfection of security interests in recreational vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In most states in which the Recreational Vehicle Receivables have been originated, a security interest in Financed Recreational Vehicles is perfected by obtaining the certificate of title to the Financed Recreational Vehicle or notation of the secured party’s lien on the Financed Recreational Vehicle’s certificate of title. In many states, however, folding camping trailers and slide-in campers, which may constitute the Financed Recreational Vehicle with respect to some Recreational Vehicle Receivables, are not subject to state titling and vehicle registration laws and a security interest in such recreational vehicles is perfected by filing pursuant to the provisions of the UCC. However, in some jurisdictions, a purchase money lien in consumer goods is perfected without any filing requirement.

Because the Servicer will continue to service the Receivables, the Obligors on the contracts and loans will not be notified of the transfers from the Transferor to the Depositor or from the Depositor to the Trust, and no action will be taken to record the transfer of the security interest from the Transferor to the Depositor or from the Depositor to the Trust by amendment of the certificates of title for the Financed Recreational Vehicles or otherwise.

Pursuant to the Depositor Transfer Agreement, the Transferor will transfer to the Depositor its interests in the Financed Recreational Vehicles securing the Recreational Vehicle Receivables transferred by the Transferor to the Depositor and, with respect to each Trust, pursuant to the related Transfer and Servicing Agreement or Pooling and Servicing Agreement, the Depositor will transfer its interests in the Financed Recreational Vehicles securing the related Receivables to such Trust. However, because of the administrative burden and expense, the Transferor, the applicable Originator, the Depositor, the Servicer or the related Trustee will neither amend any certificate of title to identify either the Depositor or such Trust as the new secured party on such certificate of title relating to a Financed Recreational Vehicle nor will any such entity execute and file any transfer instrument (including, among other instruments, UCC transfers for those Financed Recreational Vehicles for which perfection is governed by the UCC).

In most states, a transfer such as that under the Depositor Transfer Agreement, Transfer and Servicing Agreement or Pooling and Servicing Agreement is an effective conveyance of a security interest without amendment of any lien noted on a vehicle’s certificate of title or the execution or filing of any transfer instrument, and the transferee succeeds thereby to the transferor’s rights as secured party. In some states, however, in the absence of such an amendment, execution or filing, the transfer to the Applicable Trustee of a security interest in Financed Recreational Vehicles registered therein may not be effective or such security interest may not be perfected. If any otherwise effectively transferred security interest in favor of the Applicable Trustee is not perfected, such transfer of the security interest to such Trustee may not be effective against creditors or a trustee in bankruptcy of the Transferor or the applicable Originator, which continues to be specified as lienholder on any certificates of title or as secured party on any UCC filing. The Servicer will continue to hold any certificates of title relating to the Financed Recreational Vehicles in its possession as custodian for such Trust pursuant to the related Transfer and Servicing Agreement or Pooling and Servicing Agreement. See “Description of the Transfer and Servicing Agreements—Transfer of Receivables” herein.

In addition, even in those states where a transfer such as that under each Depositor Transfer Agreement, Transfer and Servicing Agreement or Pooling and Servicing Agreement is an effective conveyance of a security interest without amendment of any lien noted on a vehicle’s certificate of title, by not identifying a Trust as the secured party on the certificate of title, the security interest of such Trust in the vehicle could be defeated through fraud or negligence. In such states, in the absence of fraud or forgery by the vehicle owner or the Transferor (or the Originator, if the Transferor acquired the applicable Receivable from an Originator) or administrative error by state or local agencies, the notation of the lien of the Transferor (or the Originator, if applicable) on the certificates of title will be sufficient to protect a Trust against the rights of subsequent purchasers of a Financed Recreational Vehicle or subsequent lenders who take a security interest in a Financed Recreational Vehicle. If there are any Financed Recreational Vehicles as to which the Transferor or the applicable Originator failed to obtain a perfected security interest, the security interest of the related Trust would be subordinate to, among others, the interests of subsequent purchasers of the Financed Recreational Vehicles and holders of perfected security interests therein. Such a failure may create an obligation of the Depositor to purchase the related Receivable from the Trust or of the Transferor to purchase the related Receivable from the Depositor or the Trust in the circumstances described under “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” See also “Risk Factors—Possible Payment Delays and Losses Resulting From Failure of the Trust to Have a Perfected Security Interest in Certain Financed Assets.”

If an Obligor takes a Financed Recreational Vehicle to a dealer and the Financed Recreational Vehicle becomes part of the dealer’s inventory or is otherwise offered for sale, the Financed Recreational Vehicle may become subject to claims of creditors or the bankruptcy trustee of such dealer. In addition, in some jurisdictions, if an Obligor arranges for a dealer to sell a Financed Recreational Vehicle on consignment and the dealer then sells the Financed Recreational Vehicle to a third party which is a “buyer in the ordinary course”, the third party may take the Financed Recreational Vehicle free of the security interest created by the Obligor (even though the security interest is perfected). See “Risk Factors—Possible Payment Delays or Losses Resulting from Certain Liens Having Priority over a Perfected Security Interest.”

Under the laws of most states, if a security interest in a Financed Recreational Vehicle is perfected by any method under the laws of one state, and the Financed Recreational Vehicle is then moved to another state and titled in that other state, the security interest that was perfected under the laws of the original state remains perfected as against all persons other than a purchaser of the vehicle for value for as long as the security interest would have been perfected under the laws of the original state. However, a security interest in a Financed Recreational Vehicle that is covered by a certificate of title from the original state becomes unperfected as against a purchaser of that Financed Recreational Vehicle for value and is deemed never to have been perfected as against that purchaser if the security interest in that Financed Recreational Vehicle is not perfected under the laws of that other state within four months after the Financed Recreational Vehicle became covered by a certificate of title from the other state. A majority of states require surrender of a certificate of title to re-register a vehicle. Therefore, the Servicer will provide the department of motor vehicles or other appropriate state or county agency of the state of relocation with the certificate of title so that the owner can effect the re-registration. If the Financed Recreational Vehicle owner moves to a state that provides for notation of a lien on the certificate of title to perfect the security interests in the Financed Recreational Vehicle, absent clerical errors of fraud, the Originator would receive notice of surrender of the certificate of title if its lien in noted thereon.

However, these procedural safeguards will not protect the secured party if through fraud, forgery or negligence, the debtor somehow procures a new certificate of title that does not list the secured party’s lien.

Additionally, in states that do not require a certificate of title for registration of a recreational vehicle, re- registration could defeat perfection. In the ordinary course of servicing recreational vehicle receivables, the Servicer takes steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a vehicle, the Servicer must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related loan before release of the lien. Under each Transfer and Servicing Agreement and Pooling and Servicing Agreement, the Servicer will be obligated to take steps to maintain perfection of security interests created by the Receivables in the Financed Recreational Vehicles and is obligated to purchase the related Receivable if it fails to do so and such uncured failure materially and adversely affects such Receivables.

If a security interest in a Financed Recreational Vehicle was perfected by the filing of a UCC financing statement, or the Obligor moves from a title state to a non-title state or to a different location in the same state, a security interest in the Financed Recreational Vehicle will cease to be perfected unless within four months after such move or change, the secured party of record files a UCC financing statement in the new state of the Obligor, if the Obligor has moved out of state, or in some states amends an existing filing if the Obligor has changed locations in the same state. If the Servicer does not learn of the change or if the Servicer does not act in time (i.e., within four months after the date of such change), the perfection of the security interest could lapse. UCC financing statements expire after five years. When the term of a loan exceeds five years, the filing must be continued in order to maintain the perfected security interest. In the event that an Obligor moves from a title state to a non-title state, or to a state other than the state in which the UCC financing statement is filed or in certain states to a different county in such state, under the laws of most states the perfection of the security interest in the Financed Recreational Vehicle would continue for four months after such relocation, unless the perfection in the original jurisdiction would have expired earlier. A new financing statement must be filed in the state of relocation or, if such state is a title state, a notation on the new certificate of title must be made in order to continue the security interest.

Under the laws of most states, liens for repairs performed on a recreational vehicle and liens for unpaid taxes take priority over even a perfected security interest in such vehicle. The Code also grants priority to certain federal tax liens over the lien of a secured party. Certain state laws and federal law permit the confiscation of vehicles by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in the confiscated vehicle. Under the Depositor Transfer Agreement, the Transferor will represent to the related Trust that, as of the date the related Receivable is transferred to such Trust, each security interest in a Financed Recreational Vehicle is or will be prior to all other present liens (other than tax liens, mechanic’s liens, and other liens that arise by operation of law) upon such Financed Recreational Vehicle. However, liens for repairs or taxes could arise, or the confiscation of a Financed Recreational Vehicle could occur, at any time during the term of a Receivable. No notice will be given to the Trustee, any Indenture Trustee, any Noteholders or the Certificateholders in respect of a given Trust if such a lien arises or confiscation occurs and any such lien or confiscation arising after the applicable Closing Date would not give rise to the Transferor’s purchase obligation under the applicable Depositor Transfer Agreement.

As of the Closing Date for a Trust, E*TRADE Consumer Finance will be the initial Servicer. Unless the Servicer is the secured party of record, it may be unable to take actions necessary to cause a perfected security interest in a Financed Recreational Vehicle to be maintained without cooperation from the secured party of record, which may be E*TRADE Consumer Finance or another Originator. E*TRADE Consumer Finance will be the secured party of record with respect to a Financed Recreational Vehicle only if E*TRADE Consumer Finance originated the related Receivable or acquired it from a Dealer, and E*TRADE Consumer Finance may not be the Servicer for the entire term of a Trust. Failure of the Servicer to obtain such cooperation from the secured party of record on a timely basis could adversely affect the applicable Trust and holders of Securities issued by that Trust.

Security Interests in Boats

Generally, security interests in boats may be perfected in one of three ways: (a) in “title” states, a security interest is perfected by notation of the secured party’s lien on the certificate of title issued by an applicable state motor vehicle department or other appropriate state agency; (b) in other states, a security interest may be perfected by filing a UCC financing statement, however, in some jurisdictions a purchase money lien in consumer goods may be perfected without any filing requirement; and (c) if a boat is documented or an application for documentation has been duly filed under Federal law, a security interest will be perfected only by filing a document that creates a preferred ship mortgage (a “Preferred Mortgage”) under the federal ship mortgage statutes with the Secretary of Homeland Security of the United States, who conducts such function through the United States Coast Guard (the “Coast Guard”).

To qualify for documentation under Federal law, a boat must measure at least five net tons, which is a measure not of weight but of units of 100 cubic feet of enclosed, internal volume after certain deductions of space, as measured under Federal law. If a boat with a security interest perfected under state law is later documented under Federal law (or an application for documentation is duly filed), the exclusive method of perfecting a security interest in it is to have the boat owner or an authorized attorney-in-fact sign a Preferred Mortgage and for the Preferred Mortgage to be filed with the Coast Guard. When a boat becomes documented under federal law (or an application therefor is duly filed) the state law security interest becomes unperfected unless it is continued by the filing of a Preferred Mortgage under Federal law.

At the time that an Originator makes a loan secured by a Financed Boat, arrangements typically are made so that the necessary documents to grant and perfect the desired title lien, security interest or Preferred Mortgage in favor of the Boat Mortgage Trustee or the Originator are signed by the consumer and are filed by the Dealer, the applicable Originator, or a documentation service. In the event of fraud, clerical error, negligence or otherwise, the necessary actions may not have been taken, or taken in a timely fashion. In such event, the Originator or the Boat Mortgage Trustee and the Transferor may not have a perfected security interest or Preferred Mortgage in the Financed Boat or the security interest may be subordinate to the interests of subsequent purchasers of the Financed Boat, other lienholders, or bankruptcy trustees or receivers of the owner of the Financed Boat. A security interest or Preferred Mortgage may also be subordinate to such third parties in the event of fraud or forgery by the Obligor or administrative error by state or federal recording and filing officials. In addition, under certain state certificate of title statutes the Originator must separately perfect its security interest in boat motors or trailers. If a Financed Boat is properly documented under Federal law and covered by a Preferred Mortgage, as a matter of Federal law, the particular boat motor is considered to be an appurtenance of the Financed Boat and does not require a separately perfected security interest.

A security interest perfected by a Preferred Mortgage has a nationwide scope and no further action is necessary when an Obligor moves or relocates the collateral in order to maintain such perfection in the Untied States. Security interests perfected under state law may have to be refiled if the Obligor moves to a state other than the state in which a security interest is originally perfected and in addition, if the security interest is perfected under the UCC, a new filing must be made under the UCC in order to continue the perfected security interest. See more detailed discussion under “—Security Interest in Vehicles” above.

If the security interest in a boat is perfected under a title statute and the related Obligor moves to a state other than the state in which the boat is titled, under the laws of most title states the perfection of the security interest in the boat would continue for a brief period of time after such relocation but would have to be timely reperfected in the new state (i.e., within four months). Some states issuing certificates of title on boats require surrender of any prior certificate of title to retitle a boat. In those states that also provide for possession of the certificate of title by the secured party, possession of the certificate of title must be surrendered for any related Financed Boat to be retitled. Some states do not give the secured party possession of the certificate of title, but indicate the secured party on the certificate of title and provide notice to such secured party of surrender of the certificate of title by another person. If either the Servicer is in possession of a certificate of title that must be surrendered to retitle the Financed Boat, or the Servicer receives notice of any surrender of the certificate of title by another person, the Servicer would then have the opportunity, but only with the cooperation of the secured party of record, to continue the perfection of the security interest in the Financed Boat in the state of retitling. If the Obligor moves to a state which does not require surrender of a certificate of title for retitling of a boat, retitling could defeat perfection. In the ordinary course of servicing its portfolio of boat contracts, the Servicer generally takes steps to effect such perfection upon receipt of notice of surrender or information from the Obligor as to relocation in those states that require any action to be taken. Similarly, when an Obligor sells a boat, under the laws of many states, the purchaser cannot retitle the boat unless the related lienholder of record (which in the case of the Financed Boats covered by such laws would be the Originator, would be such Originator or other entity, if applicable, which acquired such Receivable from the related Dealer) surrenders possession of the certificate of title and accordingly the Servicer, in such circumstance, but only with the cooperation of the secured party of record, would have an opportunity to require satisfaction of the related Receivable before release of the lien.

If a security interest in a Financed Boat was perfected by the filing of a UCC financing statement, or the Obligor moves from a title state to a non-title state or to a different location in the same state, a security interest in the Financed Boat will cease to be perfected unless within four months after such move or change, the secured party of record files a UCC financing statement in the new state of the Obligor, if the Obligor has moved out of state, or in some states amends an existing filing if the Obligor has changed locations in the same state. If the Servicer does not learn of the change or if the Servicer does not act in time (i.e., within four months after the date of such change), the perfection of the security interest could lapse. UCC financing statements expire after five years. When the term of a loan exceeds five years, the filing must be continued in order to maintain the perfected security interest. In the event that an Obligor moves from a title state to a non-title state, or to a state other than the state in which the UCC financing statement is filed or in certain states to a different county in such state, under the laws of most states the perfection of the security interest in the Financed Boat would continue for four months after such relocation, unless the perfection in the original jurisdiction would have expired earlier. A new financing statement must be filed in the state of relocation or, if such state is a title state, a notation on the new certificate of title must be made in order to continue the security interest.

As of the Closing Date for a Trust, E*TRADE Consumer Finance will be the initial Servicer. Unless the Servicer is the secured party of record, it may be unable to take actions necessary to cause a perfected security interest in a Financed Asset to be maintained without cooperation from the secured party of record, which may be E*TRADE Consumer Finance, another Originator or the Boat Mortgage Trustee. E*TRADE Consumer Finance will be the secured party of record with respect to a Financed Boat only if E*TRADE Consumer Finance originated the related Receivable or acquired it from a Dealer, and E*TRADE Consumer Finance may not be the Servicer for the entire term of a Trust. Typically, the Boat Mortgage Trustee will be the secured party of record for the Federally Documented Boats. Failure of the Servicer to obtain such cooperation from the secured party of record on a timely basis could adversely affect the applicable Trust and holders of Securities issued by that Trust.

Due to the administrative burden and expense of (i) endorsing the certificate of title of Financed Boats to reflect a Trust’s interest therein and delivering each such certificate of title to the Trustee for filing (and the payment of related filing fees), in the case of Financed Boats titled in states where security interests in boats are subject to certificate of title statutes, and (ii) filing amendments to or assignments of record of UCC financing statements relating to Financed Boats (and the payment of related filing fees) to reflect the Trust’s interest therein, in the case of Financed Boats registered in states where security interests in boats are perfected by filing a UCC financing statement, none of such certificates of title will be endorsed, delivered and filed, and none of such UCC financing statements will be amended or assigned of record. In the absence of such procedures, neither the Depositor nor the Trust may have a perfected security interest in the Financed Boats titled in certificate of title states or registered in UCC states and will not have a perfected security interest in the Federally Documented Boats. Preferred Mortgages or assignments of a security interest with respect to Federally Documented Boats will not be filed with the Coast Guard until on or before the 90th day after the Closing Date specified in the applicable Prospectus Supplement, and, during such period, the Boat Mortgage Trustee will not have a perfected security interest in the related Federally Document Boats. See “The Boat Mortgage Trust.” In any event, neither the Depositor nor the Trust will have any direct security interest in Federally Documented Boats. The failure to make such endorsements, filings or recordations will not affect the validity of an original perfected security interest as against the Obligor under a Receivable in UCC states.

In the case of “title” states, in the absence of the step described in clause (i) of the preceding paragraph, the Originator will continue to be named as the secured party on the certificates of title relating to the Financed Boats titled in such states. In most such states, a transfer of such Receivable would be an effective conveyance of such a security interest and the new secured party would succeed to the rights of the Originator as the secured party (other than the right to retitle). In the absence of fraud or forgery by the Obligor, the Transferor, or an Originator, or administrative error by Federal, state or local recording officials, the notation of the lien of the Originator on the certificate of title will in most cases be sufficient to protect the Trust against the rights of subsequent purchasers of a Financed Boat covered by the laws of such state (provided the Financed Boat has not become part of the inventory of a dealer) or subsequent lenders who take a security interest in the Financed Boat. There exists a risk, however, in not identifying the Trust as the new secured party on the certificate of title, that the Trust may in some states be subordinate to claims of creditors or the receiver of the Originator, in the event of the insolvency of the Originator and that, through fraud or negligence, the security interest of such Trust could be released by the Originator, as security holder of record.

Under Federal law, no assignment of a Preferred Mortgage in a Federally Documented Boat is valid against a third party without notice until the transfer is recorded. While the interpretation of this provision by a court might depend upon the factual circumstances, under the terms of the Federal statute, the unperfected interest of the Boat Mortgage Trustee (and the indirect interest of a Trust) in Federally Documented Boats is subordinate to creditors and the receiver or trustee of the Originator or any other holder of the related Receivable, as the case may be, in the event of the insolvency of the Originator or any other holder of the related Receivable, as the case may be, and to the rights of subsequent purchasers of such a Financed Boat, subsequent lenders who take a security interest in the Financed Boat and the bankruptcy trustee of the Obligor. This provision does not affect the validity of the original security interest (if such security interest is perfected) as against the Obligor. As a general rule, a Preferred Mortgage on a Federally Documented Boat is subordinate to the costs incurred by the court and the custodian of the Financed Boat incurred during foreclosure proceedings; liens for crew wages, wages of a stevedore, salvage, general average, and tort claims, whenever they arise; Preferred Mortgages granted and perfected prior in time to the Preferred Mortgage in question; any maritime liens arising before, including liens under Federal law for “necessaries” (which are generally goods and services rendered or delivered to the Financed Boat) furnished before the Preferred Mortgage in question is perfected.

A security interest perfected under state law is not only subordinate to the same costs and liens, but it is also subordinate to all maritime liens of any kind, whenever they arise; previously perfected state law security interests; and other applicable liens, including liens for storage, repairs and taxes.

If an Obligor takes a Financed Boat (other than a Federally Documented Boat) to a dealer and the Financed Boat becomes part of the dealer’s inventory or is otherwise offered for sale, the Financed Boat may become subject to claims of creditors or the bankruptcy trustee of such dealer. In addition, in some jurisdictions if an Obligor arranges for a dealer to sell a Financed Boat on consignment and the dealer sells the Financed Boat to a third party which is a “buyer in the ordinary course,” the third party will take the Financed Boat free and clear of the security interest created by the Obligor (even if the security interest is perfected).

The priority of all security interests, mortgages, and liens may be subject to the application of principles of equitable subordination and other charges due to the exercise by courts of their equitable discretion in appropriate cases. Certain state laws and Federal law permit the seizure and forfeiture of boats by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party’s perfected security interest in the forfeited boat. Federal law protects a Preferred Mortgage from this result for violation of Federal laws if the mortgagor did not authorize, consent or conspire with respect to the unlawful act, failure or omission.

The enforceability and priority of security interests in boats that journey outside the United States are subject to the laws of each country where such boats go, which laws vary from place to place. No assurance can be given as to the effect of such laws on the interest of a Trust or the Boat Mortgage Trustee in any Financed Boat.

The validity of a Preferred Mortgage or a state law security interest in a Financed Boat that has ever been federally documented and operated other than for pleasure could be challenged if Securityholders having a controlling interest with respect to a Trust were determined to be nationals of, or under the control (directly or indirectly) of entities in, countries that the U.S. Maritime Administration has named pursuant to applicable regulations as being contrary to United States foreign policy interests, or were determined to be foreign nationals or subject to foreign control (directly or indirectly) in time of war or national emergency (and in connection therewith transfers of Securities to such nationals or entities could also be challenged). No assurance can be given as to whether any such challenge would be defeated.

The holder of a Preferred Mortgage or maritime lien who arrests a boat under Federal law to enforce that Preferred Mortgage or lien is required to give notice of the suit to all mortgagees and lienholders of record. However, if the holder of a Preferred Mortgage does not receive notice of the suit (e.g., because a transfer of the Preferred Mortgage was not recorded and the current holder did not receive notice of the arrest) and consequently does not intervene in the arrest action, or otherwise fails to so intervene, the boat can be sold free and clear of the Preferred Mortgage. If the holder of a Preferred Mortgage does not arrest the boat and foreclose the mortgage under Federal law in Federal court, but rather repossesses and resells the boat under state law, any maritime liens on the boat are not terminated by such sale and may impair the Preferred Mortgage holder’s ability to transfer clear title to the boat.

The Transferor will represent and warrant in the applicable Depositor Transfer Agreement that, as of the related Closing Date, each Receivable has created a first priority security interest in favor of the Transferor in the related Financed Boat, that the security interest of the Transferor in each Financed Boat (other than a Federally Documented Boat) has been validly assigned by the Transferor to the Depositor pursuant to such Depositor Transfer Agreement, and that the security interest in each Federally Documented Boat securing a Receivable has been validly assigned by the Originator to the Boat Mortgage Trustee pursuant to the Boat Mortgage Trust Agreement. However, none of such transfers will be accompanied by any of the endorsement or filing procedures described above. In the event of a material adverse breach of such a representation and warranty by the Transferor, the only recourse of the Trust would be to require the Transferor to purchase the related Receivables. See “Risk Factors—Certain Legal Aspects—Security Interests in the Receivables” herein. However, liens that take priority over a perfected security interest in a Financed Boat could arise, or the seizure and forfeiture of a Financed Boat could occur, at any time during the term of a Receivable. No notice will be given to the Trustee, any Indenture Trustee, any Noteholders or the Certificateholders in respect of a given Trust if such a lien arises or seizure and forfeiture occurs and any such lien or seizure and forfeiture arising after the applicable Closing Date would not give rise to the purchase obligation of the Transferor or under the applicable Depositor Transfer Agreement.

Repossession

If a boat or vehicle owner defaults on its obligations under a retail installment sale contract or an installment loan, the holder of the related retail installment sale contract or installment loan has all the remedies of a secured party under the UCC, except where specifically limited by other state laws. Among the UCC remedies, the secured party has the right to perform self-help repossession unless such act would constitute a breach of the peace. Self-help is the method employed by the Servicer in most cases and is accomplished simply by retaking possession of the financed boat or vehicle. In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a time period within which he may cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state or Federal law, a court order must be obtained from the appropriate court, and the boat or vehicle must then be repossessed in accordance with that order.

Notice of Sale; Redemption Rights

The UCC and other applicable state and Federal laws generally require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor typically has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale plus, in some jurisdictions, reasonable attorneys’ fees, or, in some states, by payment of delinquent installments or the unpaid balance.

Deficiency Judgments and Excess Proceeds

The proceeds of resale of the Financed Assets generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. While some jurisdictions impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those jurisdictions that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

Occasionally, after resale of a boat or recreational vehicle and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a lien with respect to the boat or recreational vehicle or if no such lienholder exists or there are remaining funds, the UCC requires the creditor to remit the surplus to the former owner of the boat or recreational vehicle.

Consumer Protection Laws

Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code, and retail installment sales acts, lending acts and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect a transferee’s ability to enforce consumer finance contracts such as the Receivables.

The Fair Debt Collection Practices Act contains provisions that restrict where a legal action against a consumer may be filed. In the case of personal property, this is where the consumer resides or where the applicable contract was signed. When the consumer keeps the personal property collateral outside the court jurisdiction where the consumer resides or where the applicable contract was signed, the statute could require that the Trustee enforce the security interest in the Financed Asset by means of private repossession and sale, which is not always available in each case, depending upon the circumstances. In the case of Preferred Mortgages, enforcement is accomplished by an action in rem against the vessel itself as the named defendant in federal court, in whatever jurisdiction (in the United States) in which the boat is located. Any action against the Obligor in personam for a deficiency must comply with the venue requirements of the Fair Debt Collection Practices Act.

The so-called “Holder-in-Due-Course” Rule of the Federal Trade Commission (the “FTC Rule”), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other statutes or the common law, has the effect of subjecting any assignee of a seller in a consumer credit transaction (and certain related creditors and their assignees) to all claims and defenses which the obligor in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by the obligor under the contract and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor. Liability of assignees for claims under state consumer protection laws may differ.

Some of the Receivables will be subject to the requirements of the FTC Rule. Accordingly, each Trust, as holder of the related Receivables, will be subject to any claims or defenses that the purchaser of the applicable Financed Asset may assert against the seller of the Financed Asset. Such claims are limited to a maximum liability equal to the amounts paid by the Obligor on the Receivable. If an Obligor were successful in asserting any such claim or defense, such claim or defense may constitute a breach of the Transferor’s warranties under the Depositor Transfer Agreement and may create an obligation of the Transferor to purchase or to cause an Originator to purchase the Receivable in the circumstances described under “Description of the Transfer and Servicing Agreements—Transfer of Receivables.”

Courts have applied general equitable principles to secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In certain cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to borrowers.

Under the Depositor Transfer Agreement, the Transferor will warrant that each Receivable complies with all requirements of law in all material respects. Accordingly, if an Obligor has a claim against such Trust for violation of any law and such claim materially and adversely affects such Trust’s interest in a Receivable, such violation would create an obligation of the Transferor to purchase or (if applicable) to cause an Originator to purchase the Receivable in the circumstances described under “Description of the Transfer and Servicing Agreements—Transfer of Receivables.” See also “Risk Factors—Possible Payment Delays and Losses Resulting From Lack of Enforceability of Receivables.”

Other Limitations

In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing a vehicle and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the vehicle at the time of bankruptcy (as determined by the court), leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material federal income tax consequences of the purchase, ownership and disposition of the Notes and the Certificates. The following summary represents the opinion of Tax Counsel subject to the qualifications set forth herein. An opinion of Tax Counsel, however, is not binding on the Internal Revenue Service (“IRS”) or the courts. No ruling on any of the issues discussed below will be sought from the IRS. The following summary is intended as an explanatory discussion of the possible effects of certain federal income tax consequences to holders generally, but does not purport to furnish information in the level of detail or with the attention to a holder’s specific tax circumstances that would be provided by a holder’s own tax advisor. For example, it does not discuss the tax treatment of Noteholders or Certificateholders that are insurance companies, regulated investment companies or dealers in securities. In addition, the discussion regarding the Notes is limited to the federal income tax consequences of the initial Noteholders and not a purchaser in the secondary market. Moreover, there are no cases or IRS rulings on similar transactions involving both debt and equity interests issued by a trust with terms similar to those of the Notes and the Certificates. As a result, the IRS may disagree with all or a part of the discussion below. Prospective investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes and the Certificates.

The federal tax discussion herein is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and judicial or ruling authority, all of which are subject to change, which change may be retroactive.

Tax Counsel has prepared or reviewed the statements under the heading “Summary of Terms—Tax Status” as they relate to federal income tax matters and under the heading “Federal Income Tax Consequences” herein and in the Prospectus Supplement and is of the opinion that such statements are correct in all material respects. Such statements are intended as an explanatory discussion of the possible effects of the classification of the Trust as a partnership for federal income tax purposes on investors generally and of related tax matters affecting investors generally, but do not purport to furnish information in the level of detail or with the attention to the investor’s specific tax circumstances that would be provided by an investor’s own tax adviser.

The following discussion does not purport to deal with all aspects of federal income taxation that may be relevant to Noteholders and Certificateholders in light of their personal investment circumstances nor, except for limited discussions of particular topics, to holders subject to special treatment under the federal income tax laws, including:

•	financial institutions;

•	broker-dealers;

•	life insurance companies;

•	tax-exempt organizations;

•	persons that hold the Notes or Certificates as a position in a “straddle” or as part of a synthetic security or “hedge,” “conversion transaction” or other integrated instrument;

•	persons that have a “functional currency” other than the U.S. dollar; and

•	investors in pass-through entities.

This information is directed to prospective purchasers who purchase Notes or Certificates at their issue price in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the Notes or Certificates as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. We suggest that prospective investors consult with their tax advisors as to the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes or Certificates.

Following is a brief summary of the tax opinions being rendered by Tax Counsel. If the Prospectus Supplement specifies that the related Trust will be treated as an owner trust, Tax Counsel is of the opinion that such Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. Further, with respect to the Notes (unless specified otherwise in the applicable Prospectus Supplement), Tax Counsel is of the opinion that the Notes issued by such Trust will be characterized as debt for federal income tax purposes. If the Prospectus Supplement specifies that the related Trust will be treated as a grantor trust, Tax Counsel is of the opinion that such Trust will not be classified as an association taxable as a corporation for federal income tax purposes and that such Trust will be classified as a grantor trust for federal income tax purposes.

TRUSTS THAT ARE STRUCTURED AS OWNER TRUSTS

Tax Classification of the Trust

If the Prospectus Supplement specifies that the related Trust will be structured as an Owner Trust, Tax Counsel is of the opinion that such Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion is based on the assumption that the terms of the Trust Agreement and related documents will be complied with, and on Tax Counsel’s conclusion that the nature of the income of such Trust will exempt it from the rule that certain publicly traded partnerships are taxable as corporations.

If the Trust were taxable as a corporation for federal income tax purposes, the Trust would be subject to corporate income tax on its taxable income. The Trust’s taxable income would include all its income on the Receivables, reduced by its interest expense on the Notes provided the Notes are respected as debt for federal income tax purposes (see discussion in the following paragraph). Any such corporate income tax could materially reduce cash available to make payments on the Notes and distributions on the Certificates, and Certificateholders could be liable for any such tax that is unpaid by the Trust.

Tax Consequences to Holders of the Notes

Treatment of the Notes as Indebtedness. The Transferor will agree, and the Noteholders will agree by their purchase of Notes, to treat the Notes as debt for federal, state and local income and franchise tax purposes. In the opinion of Tax Counsel (unless specified otherwise in the applicable Prospectus Supplement), the Notes will be characterized as debt for federal income tax purposes. The discussion below assumes this characterization of the Notes is correct.

The discussion below assumes that all payments on the Notes are denominated in U.S. dollars, and that the Notes are not Strip Notes. Moreover, the discussion assumes that the interest formula for the Notes meets the requirements for “qualified stated interest” under Treasury regulations (the “OID regulations”) relating to original issue discount (“OID”), and that any OID on the Notes (i.e., any excess of the principal amount of the Notes over their issue price) does not exceed a de minimis amount (i.e., 1/4% of their principal amount multiplied by the number of full years included in their term), all within the meaning of the OID regulations.

Interest Income on the Notes. Based on the above assumptions, except as discussed in the following paragraph, the Notes will not be considered issued with OID. The stated interest thereon will be taxable to a Noteholder as ordinary interest income when received or accrued in accordance with such Noteholder’s method of tax accounting. Under the OID regulations, a holder of a Note issued with a de minimis amount of OID must include such OID in income, on a pro rata basis, as principal payments are made on the Note. A purchaser who buys a Note for more or less than its principal amount will generally be subject, respectively, to the premium amortization or market discount rules of the Code.

Sale or Other Disposition. If a Noteholder sells a Note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder will equal the holder’s cost for the Note, increased by any market discount, OID and gain previously included by such Noteholder in income with respect to the Note and decreased by the amount of bond premium (if any) previously amortized and by the amount of principal payments previously received by such Noteholder with respect to such Note. Any such gain or loss will be capital gain or loss if the Note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

Foreign Holders. Interest payments made (or accrued) to a Noteholder who is a nonresident alien, foreign corporation or other non-United States person (a “foreign person”) generally will be considered “portfolio interest”, and generally will not be subject to United States federal income tax and withholding tax, if the interest is not effectively connected with the conduct of a trade or business within the United States by the foreign person and the foreign person (i) is not actually or constructively a “10 percent shareholder” of the Trust or the Depositor (including a holder of 10% of the outstanding Certificates) or a “controlled foreign corporation” with respect to which the Trust or the Depositor is a “related person” within the meaning of the Code and (ii) provides the Trustee or other person who is otherwise required to withhold U.S. tax with respect to the Notes with an appropriate statement (on Form W-8BEN or a substantially similar form), signed under penalties of perjury, certifying that the beneficial owner of the Note is a foreign person and providing the foreign person’s name and address. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent; in that case, however, the signed statement must be accompanied by a Form W-8BEN or substantially similar form provided by the foreign person that owns the Note. If such interest is not portfolio interest, then it will be subject to United States federal withholding tax at a rate of 30 percent, unless that rate is reduced or eliminated pursuant to an applicable tax treaty and the foreign person provides the trustee or other payor of the interest with a copy of IRS Form W-8BEN, or if the interest is effectively connected with the conduct of a U.S. trade or business and the foreign person provides a copy of IRS Form W-8ECI.

Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a foreign person will be exempt from United States federal income and withholding tax, provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person and (ii) in the case of an individual foreign person, the foreign person is not present in the United States for 183 days or more in the taxable year.

Information Reporting and Backup Withholding. The Trust will be required to report annually to the IRS, and to each Noteholder of record, the amount of interest paid on the Notes, and the amount of interest withheld for federal income tax purposes, if any, for each calendar year, except as to exempt holders which are, generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts or nonresident aliens who provide certification as to their status. Each holder of a Note (other than an exempt holder) will be required to provide to the Trust, under penalties of perjury, a certificate (typically on IRS Form W-9) containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Trust will be required to withhold at the currently applicable rate from the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability. The backup withholding rate currently is 28% and, under current law, will increase to 31% for payments made after the taxable year 2010. Noteholders should consult with their tax advisors regarding the application of the backup withholding and information reporting rules to their particular circumstances.

Possible Alternative Treatments of the Notes. If, contrary to the opinion of Tax Counsel, the IRS successfully asserted that one or more of the Notes did not represent debt for federal income tax purposes, the Notes might be treated as equity interests in the Trust. If so treated, the Trust might be taxable as a corporation with the adverse consequences described above (and the taxable corporation would not be able to reduce its taxable income by deductions for interest expense on Notes recharacterized as equity). Alternatively, and most likely in the view of Tax Counsel, the Trust might be treated as a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of the Notes as equity interests in such a publicly traded partnership could have adverse tax consequences to certain holders. For example, income to certain tax-exempt entities (including pension funds) would be “unrelated business taxable income,” income to foreign holders generally would be subject to U.S. tax and U.S. tax return filing and withholding requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of Trust expenses. Furthermore, such a characterization could subject holders to state and local taxation in jurisdictions in which they are not currently subject to tax.

Tax Consequences to Holders of the Certificates

Treatment of the Trust. The Depositor, the Servicer and the Trustee, and the Certificateholders by their purchase of Certificates, will agree to treat the Trust as either (i) a disregarded entity if there is only one Certificateholder, or if there are no Certificates and the undivided interest in the Trust is held by a single holder for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income, or (ii), if there is more than one Certificateholder, a partnership for purposes of federal and state income tax, franchise tax and any other tax measured in whole or in part by income, with the assets of the partnership being the assets held by the Trust, the partners of the partnership being the Certificateholders, and the Notes being debt of the partnership. However, the proper characterization of the arrangement involving the Trust, the Certificates, the Notes, the Depositor, and the Servicer is not clear because there is no authority on transactions closely comparable to that contemplated herein.

A variety of alternative characterizations are possible. For example, because the Certificates have certain features characteristic of debt, the Certificates might be considered debt of the Depositor or the Trust. Any such characterization would not result in materially adverse tax consequences to Certificateholders as compared to the intended consequences from treatment of the Certificates as equity in a partnership, described below.

The following discussion assumes that all payments on the Certificates are denominated in U.S. dollars, none of the Certificates are Strip Certificates, and that a series of Securities includes a single class of Certificates.

The following discussion assumes that the Certificates represent equity interests in a partnership.

Partnership Taxation. As a partnership, the Trust will not be subject to federal income tax. Rather, each Certificateholder will be required to separately take into account such holder’s accruals of guaranteed payments from the Trust and its allocated share of other income, gains, losses, deductions and credits of the Trust. The Trust’s income will consist primarily of interest and finance charges earned on the Receivables (including appropriate adjustments for market discount, OID and bond premium) and any gain upon collection or disposition of Receivables. The Trust’s deductions will consist primarily of interest accruing with respect to the Notes, guaranteed payments on the Certificates, servicing and other fees, and losses or deductions upon collection or disposition of Receivables.

The tax items of a partnership are allocable to the partners in accordance with the Code, Treasury regulations and the partnership agreement (here, the Trust Agreement and related documents). Under the Trust Agreement, interest payments on the Certificates at the Pass Through Rate (including interest on amounts previously due on the

Certificates but not yet distributed) will be treated as “guaranteed payments” under Section 707(c) of the Code. Guaranteed payments are payments to partners for the use of their capital and, in the present circumstances, are treated as deductible to the Trust and ordinary income to the Certificateholders. The Trust will have a calendar year tax year and will deduct the guaranteed payments under the accrual method of accounting. Certificateholders with a calendar year tax year are required to include the accruals of guaranteed payments in income in their taxable year that corresponds to the year in which the Trust deducts the payments, and Certificateholders with a different taxable year are required to include the payments in income in their taxable year that includes the December 31 of the Trust year in which the Trust deducts the payments. It is possible that guaranteed payments will not be treated as interest for all purposes of the Code.

In addition, the Trust Agreement will provide, in general, that the Certificateholders will be allocated taxable income of the Trust for each Collection Period equal to the sum of (i) any Trust income attributable to discount on the Receivables that corresponds to any excess of the principal amount of the Certificates over their initial issue price, (ii) prepayment premium, if any, payable to the Certificateholders for such month and (iii) any other amounts of income payable to the Certificateholders for such month. Such allocation will be reduced by any amortization by the Trust of premium on Receivables that corresponds to any excess of the issue price of Certificates over their principal amount. All remaining items of taxable income, gain, loss and deduction of the Trust, if any, will be allocated to the Depositor.

Based on the economic arrangement of the parties, this approach for allocating Trust income arguably should be permissible under applicable Treasury regulations, although no assurance can be given that the IRS would not require a greater amount of income to be allocated to Certificateholders. Moreover, even under the foregoing method of allocation, Certificateholders may be allocated income equal to the entire Pass Through Rate plus the other items described above even though the Trust might not have sufficient cash to make current cash distributions of such amount. Thus, cash basis holders would, in effect, be required to report income from the Certificates on the accrual basis and Certificateholders may become liable for taxes on Trust income even if they have not received cash from the Trust to pay such taxes. In addition, because tax allocations and tax reporting will be done on a uniform basis for all Certificateholders but Certificateholders may be purchasing Certificates at different times and at different prices, Certificateholders may be required to report on their tax returns taxable income that is greater or less than the amount reported to them by the Trust.

All of the guaranteed payments and taxable income allocated to a Certificateholder that is a pension, profit sharing or employee benefit plan or other tax-exempt entity, including an individual retirement account, will constitute “unrelated business taxable income” generally taxable to such a holder under the Code.

An individual taxpayer’s share of expenses of the Trust (including fees to the Servicer but not interest expense) would be miscellaneous itemized deductions. Such deductions might be disallowed to the individual in whole or in part and might result in such holder being taxed on an amount of income that exceeds the amount of cash actually distributed to such holder over the life of the Trust. It is not clear whether these rules would be applicable to a Certificateholder accruing guaranteed payments.

The Trust intends to make all tax calculations relating to income and allocations to Certificateholders on an aggregate basis. If the IRS were to require that such calculations be made separately for each Receivable, the Trust might be required to incur additional expense but it is believed that there would not be a material adverse effect on Certificateholders.

Discount and Premium. It is believed that the Receivables were not issued with OID, and, therefore, the Trust should not have OID income. However, upon transfer of the Receivables to the Trust, the value of the Receivables may be greater or less than the remaining principal balance of the Receivables at the time of transfer. If so, the Receivables may have been acquired at a premium or discount, as the case may be. As indicated above, the Trust will make this calculation on an aggregate basis, but might be required to recompute it on a Receivable-by-Receivable basis.

If the Trust acquires the Receivables at a market discount or premium, the Trust will elect to include any such discount in income currently as it accrues over the life of the Receivables or to offset any such premium against interest income on the Receivables. As indicated above, a portion of such market discount income or premium deduction may be allocated to Certificateholders.

Section 708 Termination. Under Section 708 of the Code, the Trust will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profits interests in the Trust are sold or exchanged within a 12-month period. If such a termination occurs, under current Treasury regulations the Trust (the “old partnership”) will be considered to contribute its assets to a new partnership (the “new partnership”) in exchange for interest in the new partnership. Such interests would be deemed distributed to the partners of the old partnership in liquidation thereof, which would not constitute a sale or exchange. The Trust will not comply with certain technical requirements that might apply when such a constructive termination occurs. As a result, the Trust may be subject to certain tax penalties and may incur additional expenses if it is required to comply with those requirements. Furthermore, the Trust might not be able to comply due to lack of data.

Disposition of Certificates. Subject to the discussion in the immediately following paragraph, generally, capital gain or loss will be recognized on a sale of Certificates in an amount equal to the difference between the amount realized and the seller’s tax basis in the Certificates sold. A Certificateholder’s tax basis in a Certificate will generally equal the holder’s cost increased by the holder’s share of Trust income (includible in income) and decreased by any distributions received with respect to such Certificate. In addition, both the tax basis in the Certificates and the amount realized on a sale of a Certificate would include the holder’s share of the Notes and other liabilities of the Trust. A holder acquiring Certificates at different prices may be required to maintain a single aggregate adjusted tax basis in such Certificates, and, upon sale or other disposition of some of the Certificates, allocate a portion of such aggregate tax basis to the Certificates sold (rather than maintaining a separate tax basis in each Certificate for purposes of computing gain or loss on a sale of that Certificate).

Any gain on the sale of a Certificate attributable to the holder’s share of unrecognized accrued market discount on the Receivables would generally be treated as ordinary income to the holder and would give rise to special tax reporting requirements. The Trust does not expect to have any other assets that would give rise to such special reporting requirements. Thus, to avoid those special reporting requirements, the Trust will elect to include market discount in income as it accrues.

If a Certificateholder is required to recognize an aggregate amount of income (not including income attributable to disallowed itemized deductions described above) over the life of the Certificates that exceeds the aggregate cash distributions with respect thereto, such excess will generally give rise to a capital loss upon the retirement of the Certificates.

Allocations Between Transferors and Transferees. In general, the Trust’s taxable income and losses will be determined monthly and the tax items for a particular calendar month will be apportioned among the Certificateholders in proportion to the principal amount of Certificates owned by them as of the close of the last day of such month. As a result, a holder purchasing Certificates may be allocated tax items (which will affect its tax liability and tax basis) attributable to periods before the actual purchase.

The use of such a monthly convention may not be permitted by existing Treasury regulations. If a monthly convention is not allowed (or only applies to transfers of less than all of the partner’s interest), taxable income or losses of the Trust might be reallocated among the Certificateholders. The Depositor is authorized to revise the Trust’s method of allocation between transferors and transferees to conform to a method permitted by future regulations.

Section 754 Election. In the event that a Certificateholder sells its Certificates at a profit (loss), the purchasing Certificateholder will have a higher (lower) basis in the Certificates than the selling Certificateholder had. The tax basis of the Trust’s assets will not be adjusted to reflect that higher (or lower) basis unless the Trust were to file an election under Section 754 of the Code. In order to avoid the administrative complexities that would be involved in keeping accurate accounting records, as well as potentially onerous information reporting requirements, the Trust will not make such election. As a result, Certificateholders might be allocated a greater or lesser amount of Trust income than would be appropriate based on their own purchase price for Certificates.

Administrative Matters. The Trustee is required to keep or have kept complete and accurate books of the Trust.

Such books will be maintained for financial reporting and tax purposes on an accrual basis and the fiscal year of the Trust will be the calendar year. The Trust will file a partnership information return (IRS Form 1065) with the IRS for each taxable year of the Trust and will report each Certificateholder’s allocable share of items of Trust income and expense to holders and the IRS on Schedule K-1. The Trust will provide the Schedule K-1 information to nominees that fail to provide the Trust with the information statement described below and such nominees will be required to forward such information to the beneficial owners of the Certificates. Generally, holders must file tax returns that are consistent with the information return filed by the Trust or be subject to penalties unless the holder notifies the IRS of all such inconsistencies.

Under Section 6031 of the Code, any person that holds Certificates as a nominee at any time during a calendar year is required to furnish the Trust with a statement containing certain information on the nominee, the beneficial owners and the Certificates so held. Such information includes (i) the name, address and taxpayer identification number of the nominee and (ii) as to each beneficial owner (x) the name, address and identification number of such person, (y) whether such person is a United States person, a tax-exempt entity or a foreign government, an international organization, or any wholly-owned agency or instrumentality of either of the foregoing, and (z) certain information on Certificates that were held, bought or sold on behalf of such person throughout the year. In addition, brokers and financial institutions that hold Certificates through a nominee are required to furnish directly to the Trust information as to themselves and their ownership of Certificates. A clearing agency registered under Section 17A of the Exchange Act is not required to furnish any such information statement to the Trust. The information referred to above for any calendar year must be furnished to the Trust on or before the following January 31. Nominees, brokers and financial institutions that fail to provide the Trust with the information described above may be subject to penalties.

The Depositor will be designated as the tax matters partner in the related Trust Agreement and, as such, will be responsible for representing the Certificateholders in any dispute with the IRS. The Code provides for administrative examination of a partnership as if the partnership were a separate and distinct taxpayer. Generally, the statute of limitations for partnership items does not expire before three years after the date on which the partnership information return is filed. Any adverse determination following an audit of the return of the Trust by the appropriate taxing authorities could result in an adjustment of the returns of the Certificateholders, and, under certain circumstances, a Certificateholder may be precluded from separately litigating a proposed adjustment to the items of the Trust. An adjustment could also result in an audit of a Certificateholder’s returns and adjustments of items not related to the income and losses of the Trust.

Tax Consequences to Foreign Certificateholders. It is not clear whether the Trust would be considered to be engaged in a trade or business in the United States for purposes of federal withholding taxes with respect to non-U.S. persons because there is no clear authority dealing with that issue under facts substantially similar to those described herein. Although it is not expected that the Trust would be engaged in a trade or business in the United States for such purposes, the Trust will withhold as if it were so engaged in order to protect the Trust from possible adverse consequences of a failure to withhold. The Trust expects to withhold on the portion of its taxable income that is allocable to foreign Certificateholders pursuant to Section 1446 of the Code, as if such income were effectively connected to a U.S. trade or business, at the taxpayers maximum ordinary income tax rate. Subsequent adoption of Treasury regulations or the issuance of other administrative pronouncements may require the Trust to change its withholding procedures. In determining a Certificateholder’s withholding status, the Trust may rely on IRS Form W- 8BEN, IRS Form W-8ECI or the holder’s certification of nonforeign status signed under penalties of perjury.

Each foreign Certificateholder might be required to file a U.S. individual or corporate income tax return and pay U.S. income tax on the amount computed therein (including, in the case of a corporation, the branch profits tax) on its share of accruals of guaranteed payments and the Trust’s income. Each foreign Certificateholder must obtain a taxpayer identification number from the IRS and submit that number to the Trust on Form W-8BEN in order to assure appropriate crediting of the taxes withheld. A foreign Certificateholder generally would be entitled to file with the IRS a claim for refund with respect to taxes withheld by the Trust, taking the position that no taxes were due because the Trust was not engaged in a U.S. trade or business. However, the IRS may assert additional taxes are due, and no assurance can be given as to the appropriate amount of tax liability.

Backup Withholding. If a nonexempt Certificateholder fails to provide the required certification, the Trust will be required to withhold at the currently applicable rate from the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder’s federal income tax liability. The backup withholding rate currently is 28% and, under current law, will increase to 31% for payments made after the taxable year 2010. Certificateholders should consult with their tax advisors regarding the application of the backup withholding and information reporting rules to their particular circumstances.

TRUSTS TREATED AS GRANTOR TRUSTS

Tax Classification of the Trust as a Grantor Trust. If the Prospectus Supplement specifies that the related Trust will be treated as a grantor trust, Tax Counsel is of the opinion that such Trust will not be classified as an association taxable as a corporation and that such Trust will be classified as a grantor trust under subpart E, Part 1 of subchapter J of the Code (such Trust may be referred to herein as the “Grantor Trust”). Owners of Certificates issued by such Grantor Trust (referred to herein as “Grantor Trust Certificateholders”) will be treated for federal income tax purposes as owners of a portion of the Grantor Trust’s assets as described below. The Certificates issued by the Grantor Trust are referred to herein as “Grantor Trust Certificates.”

Characterization. Each Grantor Trust Certificateholder will be treated as the owner of a pro rata undivided interest in the interest and principal portions of the Grantor Trust represented by the Grantor Trust Certificates and will be considered the equitable owner of a pro rata undivided interest in each of the Receivables in the Grantor Trust. Any amounts received by a Grantor Trust Certificateholder in lieu of amounts due with respect to any Receivable because of a default or delinquency in payment will be treated for federal income tax purposes as having the same character as the payments they replace.

Each Grantor Trust Certificateholder will be required to report on its federal income tax return in accordance with such Grantor Trust Certificateholder’s method of accounting its pro rata share of the entire income from the Receivables in the Grantor Trust represented by the Grantor Trust Certificates, including interest, OID, if any, market discount, if any, prepayment fees, assumption fees, any gain recognized upon an assumption and late payment charges received by the Servicer. Under Section 162 or 212 of the Code each Grantor Trust Certificateholder will be entitled to deduct its pro rata share of servicing fees, prepayment fees, assumption fees, any loss recognized upon an assumption and late payment charges retained by the Servicer, provided that such amounts are reasonable compensation for services rendered to the Grantor Trust. Grantor Trust Certificateholders that are individuals, estates or trusts will be entitled to deduct their share of expenses only to the extent such expenses plus all other miscellaneous itemized deductions exceed two percent of its adjusted gross income. A Grantor Trust Certificateholder using the cash method of accounting must take into account its pro rata share of income and deductions as and when collected by or paid to the Servicer. A Grantor Trust Certificateholder using an accrual method of accounting must take into account its pro rata share of income and deductions as they become due or are paid to the Servicer, whichever is earlier. If the servicing fees paid to the Servicer are deemed to exceed reasonable servicing compensation (“excess servicing”), the amount of such excess could be considered as an ownership interest retained by the Servicer (or any person to whom the Servicer assigned for value all or a portion of the servicing fees) in a portion of the interest payments on the Receivables. The Receivables would then be subject to the “coupon stripping” rules of the Code discussed below.

Stripped Bonds and Stripped Coupons. To the extent a transaction is determined to involve “excess servicing” (as described above), or that the classes of Certificates represent stripped interests in the underlying Receivables, the Grantor Trust Certificates will represent interests in stripped bonds for federal income tax purposes. Although the tax treatment of stripped bonds is not entirely clear, based on recent guidance by the IRS, each purchaser of a Grantor Trust Certificate will be treated as the purchaser of a stripped bond which generally should be treated as a single debt instrument issued on the day it is purchased for purposes of calculating any OID. Generally, under Treasury regulations (the “Section 1286 Treasury Regulations”), if the discount on a stripped bond is larger than a de minimis amount (as calculated for purposes of the OID rules of the Code) such stripped bond will be considered to have been issued with OID. If OID rules were to apply, all of the taxable income to be recognized with respect to the Grantor Trust Certificates would be includible in income as OID but would not be includible again when the interest is actually received. Regulations do not adequately address the circumstances in which payment of interest on Certificates such as the Grantor Trust Certificates would be considered unconditionally payable, and thus, Tax Counsel is unable to opine as to the extent to which interest payments on the Certificates would be treated as qualified stated interest.

Market Discount. A Grantor Trust Certificateholder that acquires an undivided interest in Receivables may be subject to the market discount rules of Sections 1276 through 1278 of the Code to the extent an undivided interest in a Receivable is considered to have been purchased at a “market discount.” Generally, the amount of market discount is equal to the excess of the portion of the principal amount of such Receivable allocable to such holder’s undivided interest over such holder’s tax basis in such interest. Market discount with respect to a Grantor Trust Certificate will be considered to be zero if the amount allocable to the Grantor Trust Certificate is less than 0.25% of the Grantor Trust Certificate’s stated redemption price at maturity multiplied by the weighted average maturity remaining after the date of purchase. Treasury regulations implementing the market discount rules have not yet been issued; therefore, investors should consult their own tax advisors regarding the application of these rules and the advisability of making any of the elections allowed under Sections 1276 through 1278 of the Code.

The Code provides that any principal payment (whether a scheduled payment or a prepayment) or any gain on disposition of a market discount bond shall be treated as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of accrued market discount for purposes of determining the tax treatment of subsequent principal payments or dispositions of the market discount bond is to be reduced by the amount so treated as ordinary income.

The Code also grants the Treasury Department authority to issue regulations providing for the computation of accrued market discount on debt instruments, the principal of which is payable in more than one installment. While the Treasury Department has not yet issued regulations, rules described in the relevant legislative history likely will apply. Under those rules, the holder of a market discount bond may elect to accrue market discount on the basis of a constant yield method.

A holder who acquired a Grantor Trust Certificate at a market discount may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry such Grantor Trust Certificate purchased with market discount. For these purposes, the de minimis rule referred to above applies. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income. If such holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

Premium. The price paid for a Grantor Trust Certificate by a holder will be allocated to such holder’s undivided interest in each Receivable based on each Receivable’s relative fair market value, so that such holder’s undivided interest in each Receivable will have its own tax basis. A Grantor Trust Certificateholder that acquires an interest in Receivables at a premium may elect to amortize such premium under a constant yield method. Amortizable bond premium will be treated as an offset to interest income on such Grantor Trust Certificate. The basis for such Grantor Trust Certificate will be reduced to the extent that amortizable premium is applied to offset interest payments. It is not clear whether a reasonable prepayment assumption should be used in computing amortization of premium allowable under Section 171 of the Code. A Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such Grantor Trust Certificateholder held at the beginning of the year of the election or acquired thereafter. Absent such an election, the premium will be deductible as an ordinary loss only upon disposition of the Certificate or pro rata as principal is paid on the Receivables.

If a premium is not subject to amortization using a reasonable prepayment assumption, the holder of a Grantor Trust Certificate acquired at a premium should recognize a loss if a Receivable prepays in full, equal to the difference between the portion of the prepaid principal amount of such Receivable that is allocable to the Grantor Trust Certificate and the portion of the adjusted basis of the Grantor Trust Certificate that is allocable to such Receivable. If a reasonable prepayment assumption is used to amortize such premium, it appears that such a loss would be available, if at all, only if prepayments have occurred at a rate faster than the reasonable assumed prepayment rate. It is not clear whether any other adjustments would be required to reflect differences between an assumed prepayment rate and the actual rate of prepayments.

Election to Treat All Interest as OID. The OID regulations permit a Grantor Trust Certificateholder to elect to accrue all interest, discount (including de minimis market or OID) and premium in income as interest, based on a constant yield method. If such an election were to be made with respect to a Grantor Trust Certificate with market discount, the Certificateholder would be deemed to have made an election to include in income currently market discount with respect to all other debt instruments having market discount that such Grantor Trust Certificateholder acquires during the year of the election or thereafter. Similarly, a Grantor Trust Certificateholder that makes this election for a Grantor Trust Certificate that is acquired at a premium will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such Grantor Trust Certificateholder held at the beginning of the year of the election or acquired thereafter. See “Premium.” The election to accrue interest, discount and premium on a constant yield method with respect to a Grantor Trust Certificate is generally irrevocable.

Sale or Exchange of a Grantor Trust Certificate. Sale or exchange of a Grantor Trust Certificate prior to its maturity will result in gain or loss equal to the difference, if any, between the amount received and the owner’s adjusted basis in the Grantor Trust Certificate. Such adjusted basis generally will equal the seller’s purchase price for the Grantor Trust Certificate, increased by the OID included in the seller’s gross income with respect to the Grantor Trust Certificate, and reduced by principal payments on the Grantor Trust Certificate previously received by the seller. Such gain or loss will be capital gain or loss to an owner for which a Grantor Trust Certificate is a “capital asset” within the meaning of Section 1221 of the Code, and will be long-term or short-term depending on whether the Grantor Trust Certificate has been owned for the long-term capital gain holding period (currently more than one year).

Non-U.S. Persons. Generally, interest or OID paid by the person required to withhold tax under Section 1441 or 1442 of the Code to (i) an owner that is not a U.S. Person (as defined below) or (ii) a Grantor Trust Certificateholder holding on behalf of an owner that is not a U.S. Person would not be subject to withholding if such Grantor Trust Certificateholder complies with certain identification requirements (including delivery of a statement, signed by the Grantor Trust Certificateholder under penalties of perjury, certifying that such Grantor Trust Certificateholder is not a U.S. Person and providing the name and address of such Grantor Trust Certificateholder).

As used herein, a “U.S. Person” means (i) a citizen or resident of the United States, (ii) a corporation or a partnership organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Information Reporting and Backup Withholding. The Servicer will furnish or make available, within a reasonable time after the end of each calendar year, to each person who was a Grantor Trust Certificateholder at any time during such year, such information as may be deemed necessary or desirable to assist Grantor Trust Certificateholders in preparing their federal income tax returns, or to enable holders to make such information available to beneficial owners or financial intermediaries that hold Grantor Trust Certificates as nominees on behalf of beneficial owners. If a holder, beneficial owner, financial intermediary or other recipient of a payment on behalf of a beneficial owner fails to supply a certified taxpayer identification number or if the Secretary of the Treasury determines that such person has not reported all interest and dividend income required to be shown on its federal income tax return, backup withholding at the currently applicable rate may be required with respect to any payments. The backup withholding rate currently is 28% and, under current law, will increase to 31% for payments made after the taxable year 2010. Any amounts deducted and withheld from a distribution to a recipient would be allowed as a credit against such recipient’s federal income tax liability. Prospective investors should consult their tax advisors regarding the application of the backup withholding and information reporting rules to their particular circumstances.

STATE AND LOCAL TAX CONSEQUENCES

The above discussion does not address the tax treatment of the Trust, Notes, Certificates, Noteholders or Certificateholders under any state or local tax laws. The activities to be undertaken by the Servicer in servicing and collecting the Receivables will take place throughout the United States and, therefore, many different tax regimes potentially apply to different portions of these transactions. Prospective investors are urged to consult with their tax advisors regarding the state and local tax treatment of the Trust as well as any state and local tax considerations for them of purchasing, holding and disposing of Notes or Certificates.

CERTAIN ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan, as well as other retirement arrangements (including individual retirement accounts and certain types of Keogh Plans) and any entity deemed to hold “plan assets” of the foregoing (each a “Benefit Plan”), from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Benefit Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons. ERISA also imposes certain duties and certain prohibitions on persons who are fiduciaries of plans subject to ERISA. Generally, any person who exercises any authority or control with respect to the management or disposition of the assets of a plan subject to ERISA is considered to be a fiduciary of such plan.

Plan Assets Regulation

Certain transactions involving a Trust might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Benefit Plan that purchased Securities if assets of the Trust were deemed to be assets of the Benefit Plan. Under a regulation issued by the United States Department of Labor (the “Plan Assets Regulation”), the assets of a Trust would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquired an “equity interest” in the Trust and none of the exceptions contained in the Plan Assets Regulation were applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. It is likely that the Certificates will be treated as an equity interest and will therefore not be generally available for purchase by Benefit Plans. For additional information regarding the equity or debt treatment of Securities, see “Certain ERISA Considerations” in the applicable Prospectus Supplement. Any Benefit Plans purchasing Securities will be required to make certain representations as further discussed in the applicable Prospectus Supplement.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements but may be subject to state or other laws that are substantially similar to ERISA or the Code.

A plan fiduciary considering the purchase of Securities of a given series should consult its tax and/or legal advisors regarding the applicability of the fiduciary responsibility provisions of ERISA, the Code and other applicable law to such investment, whether the assets of the related Trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

Underwriter Exemption

The U.S. Department of Labor has granted an individual prohibited transaction exemption, referred to as the “Exemption,” to certain underwriters. The Exemption provides relief from the application of certain of the prohibited transaction and conflict of interest rules of ERISA with respect to the initial purchase, the holding and the subsequent resale by Benefit Plans of a “Security,” which is defined as (i) a pass-through certificate or trust certificate that represents a beneficial ownership interest in the assets of an investment pool which is a Trust and which entitles the holder to payments of principal, interest, and/or other payments with respect to the assets of such Trust; or (ii) a security which is denominated as a debt instrument that is issued by, and is an obligation of, an investment pool with respect to which the “Underwriter” (as defined in the Exemption) is either (a) the sole underwriter or the co-manager of the underwriting syndicate, or (b) a selling or placement agent. Such Securities consist of certain secured receivables, loans and other obligations that meet the conditions and requirements of the Exemption. The receivables covered by the Exemption include installment sales contracts and installment loans such as the Receivables. In general, the Exemption will apply only if specific conditions (certain of which are described below) are met. However, it is not clear whether the Exemption applies to those Benefit Plans which are participant directed plans as described in Section 404(c) of ERISA or plans that are subject to Section 4975 of the Code but that are not subject to Title I of ERISA, such as certain Keogh plans and certain individual retirement accounts.

Among the conditions which must be satisfied for the Exemption to apply to the Securities are the following:

(1)	The acquisition of Securities by a Benefit Plan is on terms (including the Security price) that are at least as favorable to the Benefit Plan as they would be in an arm’s length transaction with an unrelated party;

(2)	The rights and interests evidenced by the Securities acquired by the Benefit Plan are not subordinated to the rights and interests evidenced by other Securities of the same Trust, unless the Securities are issued in a “Designated Transaction” (as defined in the Exemption);

(3)	The Securities acquired by the Benefit Plan have received a rating at the time of such acquisition that is in one of the three (or in the case of Designated Transactions, four) highest generic rating categories from any of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., or any successors thereto, each a “Rating Agency”;

(4)	The Trustee is not an affiliate of any other member of the “Restricted Group” (as defined in the Exemption) other than an Underwriter;

(5)	The sum of all payments made to and retained by the Underwriters in connection with the distribution or placement of Securities represents not more than “Reasonable Compensation” (as defined in the Exemption) for underwriting or placing the Securities; the sum of all payments made to and retained by the Depositor pursuant to the transfer of the related Receivables to the Trust represents not more than the fair market value of such Receivables; and the sum of all payments made to and retained by the Servicer represents not more than Reasonable Compensation for the Servicer’s services under the Transfer and Servicing Agreements and reimbursement of the Servicer’s reasonable expenses in connection therewith;

(6)	The Benefit Plan investing in such Securities is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act of 1933;

(7)	For certain issuers, the documents establishing the Trust and governing the transaction must contain provisions as described in the Exemption that are intended to protect the assets of the Trust from creditors of the Depositor; and

(8)	The Trust satisfies the following requirements:

(a)	the corpus of the Trust consists solely of assets of the type which have been included in other investment pools,

(b)	Securities evidencing interests in such other investment pools have been rated in one of the three (or in the case of Designated Transactions, four) highest generic rating categories of a Rating Agency for at least one year prior to the Benefit Plan’s acquisition of the Securities pursuant to the Exemption, and

(c)	Securities evidencing interests in such other investment pools have been purchased by investors other than Benefit Plans for at least one year prior to the Benefit Plan’s acquisition of Securities pursuant to the Exemption.

(9)	An interest rate swap (referred to as a “Swap” or “Swap Agreement”) is a permitted Trust asset if it:

(a)	is an “Eligible Swap.” An “Eligible Swap” means a “Ratings Dependent Swap” or “Non-Ratings Dependent Swap”:

(i)	which is dominated in U.S. dollars;

(ii)	pursuant to which the Trust pays or receives, on or immediately prior to the respective payment or distribution date for the class of Securities to which the Swap relates, a fixed rate of interest, or a floating rate of interest based on a publicly available index (e.g., LIBOR or the U.S. Federal Reserve’s Cost of Funds Index (COFI)), with the Trust receiving such payments on at least a quarterly basis and obligated to make separate payments no more frequently than the counterparty, with all simultaneous payments being netted;

(iii)	which has a notional amount that does not exceed either: (i) the principal balance of the class of Securities to which the Swap relates, or (ii) the portion of the principal balance of such class represented solely by those types of corpus or assets of the Trust referred to above in Clause (8);

(iv)	which is not leveraged (i.e., payments are based on the applicable notional amount, the day count fractions, the fixed or floating rates designated above in Clause (9)(a)(ii), and the difference between the products thereof, calculated on a one to one ratio and not on a multiplier of such difference);

(v)	which has a final termination date that is either the earlier of the date on which the Trust terminates or the related class of Securities are fully repaid; and

(vi)	which does not incorporate any provision which could cause a unilateral alteration in any provision described above in Clauses (9)(a)(i)-(iv) without the consent of the Trustee.

(b)	is with an “Eligible Swap Counterparty.” An “Eligible Swap Counterparty” means a bank or other financial institution which has a rating, at the date of issuance of the Securities, which is in one of the three highest long-term credit rating categories, or one of the two highest short-term credit rating categories, utilized by at least one of the Rating Agencies rating the Securities; provided that, if a swap counterparty is relying on its short-term rating to establish eligibility under the Exemption, such swap counterparty must either have a long-term rating in one of the three highest long-term rating categories or not have a long-term rating from the applicable Rating Agency, and provided further that if the class of Securities with which the Swap is associated has a final maturity date of more than one year from the date of issuance of the Securities, and such Swap is a Ratings Dependent Swap, the swap counterparty is required by the terms of the Swap Agreement to establish any collateralization or other arrangement satisfactory to the Rating Agencies in the event of a ratings downgrade of the swap counterparty;

(c)	is purchased by a “Qualified Plan Investor.” A “Qualified Plan Investor” means a plan investor or group of plan investors on whose behalf the decision to purchase Securities is made by an appropriate independent fiduciary that is qualified to analyze and understand the terms and conditions of any Swap transaction used by the Trust and the effect such Swap would have upon the credit ratings of the Securities. For purposes of the Exemption, such a fiduciary is either:

(i)	a “qualified professional asset manager” (“QPAM”), as defined under Prohibited Transaction Class Exemption (“PTCE”) 84-14 (a QPAM generally would include for these purposes insurance companies, savings and loan associations, banks and registered investment advisers registered under the Investment Advisers Act of 1940, each meeting certain minimum capitalization requirements); or

(ii)	an “in-house asset manager” as defined under PTCE 96-23; or

(iii)	a plan fiduciary with total assets (both employee benefit plan and non-employee benefit plan) under management of at least $100 million at the time the of the acquisition of such Securities.

(d)	in the case of a Ratings Dependent Swap (meaning an interest rate swap, or (if purchased by or on behalf of the Trust) an interest rate cap contract, that is part of the structure of a class of Securities where the rating assigned by the Rating Agency to any class of Securities held by any plan is dependent on the terms and conditions of the Swap and the rating of the counterparty), the Swap Agreement must provide that if the credit rating of the counterparty is withdrawn or reduced by any Rating Agency below a level specified by the Rating Agency, the Servicer (as agent for the Trustee) must, within the period specified under the Transfer and Servicing Agreements:

(i)	obtain a replacement Swap Agreement with an Eligible Swap Counterparty which is acceptable to the Rating Agency and the terms of which are substantially the same as the current Swap Agreement (at which time the earlier Swap Agreement must terminate); or

(ii)	cause the swap counterparty to establish any collateralization or other arrangement satisfactory to the Rating Agency such that the then current rating by the Rating Agency of the particular class of Securities will not be withdrawn or reduced.

In the event that the Servicer fails to meet these obligations, plan securityholders must be notified immediately following Trustee’s periodic report which is provided to securityholders, and sixty days after the receipt of such report, the exemptive relief provided under the Exemption will prospectively cease to be applicable to any class of Securities held by a plan which involves such Ratings Dependent Swap; provided that in no event will such plan securityholders be notified any later than the end of the second month that begins after the date on which such failure occurs; and

(e)	in the case of a “Non-Ratings Dependent Swap” (meaning an interest rate swap, or (if purchased by or on behalf of the Trust) an interest rate cap contract, that is part of the structure of a class of Securities where the rating assigned by the Rating Agency to any class of Securities held by the plan is not dependent on the existence of the Swap and rating of the counterparty), the Swap Agreement must provide that, if the credit rating of the counterparty is withdrawn or reduced below the lowest level specified above in Clause (9)(b), the Servicer (as agent for the Trustee) must, within a specified period after such rating withdrawal or reduction:

(i)	obtain a replacement Swap Agreement with an Eligible Swap Counterparty, the terms of which are substantially the same as the current Swap Agreement (at which time the earlier Swap Agreement must terminate); or

(ii)	cause the swap counterparty to post collateral with the Trustee in an amount equal to all payments owed by the counterparty if the Swap transaction were terminated; or

(iii)	terminate the Swap Agreement in accordance with its terms.

With respect to a Non-Ratings Dependent Swap, each Rating Agency rating the Securities must confirm, as of the date of issuance of the Securities by the Trust, that entering into an Eligible Swap with such counterparty will not affect the rating of the Securities.

(f)	does not require the Trust to make any termination payments to the counterparty (other than a currently scheduled payment) except from Excess Spread (as defined in the Exemption) or other amounts that would otherwise be payable to the Servicer or the Depositor.

(10) A yield supplement agreement (referred to as a “Yield Supplement Agreement”) is a permitted Trust asset if it:

(a)	is an “Eligible Yield Supplement Agreement.” An “Eligible Yield Supplement Agreement” means any yield supplement agreement, similar yield maintenance arrangement or, if purchased by or on behalf of the Trust, an interest rate cap contract to supplement the interest rates otherwise payable on obligations described above in Clause (8), provided that:

(i)	it is denominated in U.S. dollars;

(ii)	the Trust receives on, or immediately prior to the respective payment date for the Securities covered by such agreement or arrangement, a fixed rate of interest or a floating rate of interest based on a publicly available index (e.g., LIBOR or COFI), with the Trust receiving payments on at least a quarterly basis;

(iii)	it is not “leveraged,” as described above in Clause (9)(a)(iv);

(iv)	it does not incorporate any provision which would cause a unilateral alteration in any provision described above in Clauses (10)(a)(i)-(iii) without the consent of the Trustee;

(v)	it is entered into by the Trust with an Eligible Swap Counterparty; and

(vi)	it has a notional amount that does not exceed either: (i) the principal balance of the class of Securities to which such agreement or arrangement relates, or (ii) the portion of the principal balance of such class represented solely by those types of corpus or assets of the Trust referred to above in Clause (8).

Furthermore, if the applicable Prospectus Supplement provides that the property of the Trust will include a “Pre-Funding Account” (as defined in the Exemption), certain additional conditions must be met in order for the Exemption to apply to the acquisition, holding and resale of the Securities by a Benefit Plan.

The Exemption does not provide an exemption from ERISA Sections 406(a)(1)(E), 406(a)(2) or 407 for the purchase or holding of Securities by fiduciaries investing assets of Benefit Plans sponsored by any member of the Restricted Group or any affiliate of such person.

Moreover, the Exemption would provide relief from certain of the self-dealing/conflict of interest or prohibited transaction rules only if, among other requirements, (i) in the case of the acquisition of Securities in connection with the initial issuance, at least fifty (50) percent of each class of Securities in which Benefit Plans have invested are acquired by persons independent of the members of the Restricted Group and at least fifty (50) percent of the aggregate interest in the Trust is acquired by persons independent of the Restricted Group; (ii) the Benefit Plan’s investment in each class of Securities does not exceed twenty-five (25) percent of all of the Securities of that class outstanding at the time of the acquisition; and (iii) immediately after the acquisition of the Securities, no more than twenty-five (25) percent of the assets of the Benefit Plan with respect to which the person has discretionary authority or renders investment advice are invested in Securities representing an interest in a trust containing assets sold or serviced by the same entity. The Exemption does not exempt the acquisition and holding of Securities by Benefit

Plans sponsored by the Depositor, the Transferor, any Underwriter, the Trustee, the Servicer, any Obligor (as defined in the Exemption) with respect to Receivables included in the Trust constituting more than five (5) percent of the aggregate unamortized principal balance of the assets in the Trust, determined on the date of the initial issuance of Securities by the Trust, or any affiliate of such parties (the “Restricted Group”).

The Exemption also will provide relief to transactions in connection with the servicing, management and operation of the Trust provided that, in addition to the general requirements described above, (i) such transactions are carried out in accordance with the terms of the related Transfer and Servicing Agreements which are binding and (ii) the Transfer and Servicing Agreements are provided to, or described in all material respects in the applicable Prospectus Supplement provided to investing Benefit Plans before the Benefit Plans purchase Securities offered by the Trust.

If the Depositor believes that the Exemption will apply to the acquisition and holding by Benefit Plans of particular Securities it will be described in the applicable Prospectus Supplement.

Any Benefit Plan fiduciary considering the purchase of Securities should consult with its counsel with respect to the applicability of the Exemption and other issues and determine on its own whether all conditions have been satisfied and whether the Securities are an appropriate investment for a Benefit Plan under ERISA and the Code. Each Benefit Plan acquiring Securities will be required to make certain representations as further discussed in the applicable Prospectus Supplement, including, if such Benefit Plan is acquiring Securities in reliance on the Exemption, that each such Benefit Plan qualifies as an “accredited investor” as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

PLAN OF DISTRIBUTION

On the terms and conditions set forth in an underwriting agreement with respect to the Securities of a given series (the “Underwriting Agreement”), the Depositor will agree to cause the related Trust to sell to the underwriters named therein and in the applicable Prospectus Supplement, and each of such underwriters will severally agree to purchase the principal amount of each class of Notes and Certificates, as the case may be, of the related series set forth therein and in the applicable Prospectus Supplement.

In the Underwriting Agreement with respect to any given series of Securities, the several underwriters will agree, subject to the terms and conditions set forth therein, to purchase all the Notes and Certificates, as the case may be, described therein which are offered hereby and by the applicable Prospectus Supplement if any of such Notes and Certificates, as the case may be, are purchased.

Each Prospectus Supplement will either (i) set forth the price at which each class of Notes and Certificates, as the case may be, being offered thereby will be offered to the public and any concessions that may be offered to certain dealers participating in the offering of such Notes and Certificates or (ii) specify that the related Notes and Certificates, as the case may be, are to be resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale. After the initial public offering of any such Notes and Certificates, such public offering prices and such concessions may be changed.

Each Underwriting Agreement will provide that the Depositor will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the several underwriters may be required to make in respect thereof.

Each Trust may, from time to time, invest the funds in its Trust Accounts in Eligible Investments acquired from such underwriters or from the Depositor.

The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

LEGAL OPINIONS

Certain legal matters relating to the Securities of any series will be passed upon for the Depositor by Mayer, Brown, Rowe & Maw LLP, New York, New York. Certain legal matters and certain federal and state income tax matters will be passed upon for each Trust by Mayer, Brown, Rowe & Maw LLP.

INDEX OF TERMS

Administration Agreement	47
Administration Fee	47
Administrator	47
Base Rate	29
Benefit Plan	66
Boat Mortgage Trust	19
Boat Mortgage Trust Agreement	19
Boat Mortgage Trustee	19
Boat Receivables	6
Certificate Balance	5
Certificate Distribution Account	40
Certificate Pool Factor	22
Certificates	1
chattel paper	48
CI	31
Clearstream, Luxembourg	31
Closing Date	7
Coast Guard	51
Code	56
Collection Account	40
Collection Period	41
Commission	2
CSSF	32
Cutoff Date	6
DBC	31
Dealer Agreements	17
Dealers	17
Definitive Certificates	36
Definitive Notes	36
Definitive Securities	36
Depositor	1
Depositor Transfer Agreement	39
Distribution Date	28
E*TRADE Consumer Finance	4
Eligible Deposit Account	41
Eligible Institution	41
Eligible Investments	40
ERISA	66
ETCF Transfer Agreement	39
Events of Default	25
excess servicing	63
Exchange Act	2
FDIA	13
FDIA Rule	13
FDIC	13
Federally Documented Boats	19
Financed Asset	6
Financed Assets	6
Financed Boats	6
Financed Recreational Vehicles	6
Fixed Rate Securities	29
Floating Rate Securities	29
foreign person	58
FTC Rule	55

Grantor Trust	63
Grantor Trust Certificateholders	63
Indenture	4
Indenture Trustee	1
Initial Receivables	7
Insolvency Event	45
Insolvency Laws	14
Interest Rate	5
Investment Earnings	41
IRS	56
Issuer	4
New CI	31
new partnership	61
Note Distribution Account	40
Note Pool Factor	22
Notes	1
Obligors	17
OID	58
OID regulations	58
old partnership	61
Originators	7
OTS	13
Owner Trustee	1
Paid-Ahead Period	20
Paid-Ahead Receivable	20
Pass Through Rate	5
Payment Date	24
Plan Assets Regulation	66
Pool Balance	22
Pooling and Servicing Agreement	4
Preferred Mortgage	51
Pre-Funded Amount	7
Pre-Funding Account	1
Prospectus Supplement	1
PTCE	68
Purchase Amount	40
QPAM	68
Rating Agencies	16
Rating Agency	16
Receivable	6
Receivables	1
Receivables Pool	17
Recreational Vehicle Receivables	6
Registration Statement	2
Related Documents	27
Reserve Account	43
Restricted Group	71
Schedule of Receivables	39
Scheduled Final Payment Date	25
Section 1286 Treasury Regulations	63
Securities	1
Securities Act	2
Securityholders	20
Servicer	4
Servicer Advance	8
Servicer Default	45

Servicing Fee	42
Simple Interest Receivables	20
Spread	29
Spread Multiplier	29
Stated Maturity Date	25
Strip Certificates	6
Strip Notes	5
Subsequent Receivables	1
Subsequent Transfer Date	39
Swap	67
Swap Agreement	67
Tax Counsel	9
TIN	36
Transfer and Servicing Agreement	7
Transfer and Servicing Agreements	39
Transferor	4
Trust	1
Trust Accounts	40
Trust Agreement	4
Trustee	1
U.S. Person	65
UCC	40
Underwriting Agreement	71
Yield Supplement Agreement	70

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the issuer, the transferor, the depositor, the servicer or the underwriters. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus supplement and the prospectus nor any sale made hereunder shall, under any circumstances, create an implication that information herein or therein is correct as of any time since the date of this prospectus supplement or the prospectus, respectively.

E*TRADE RV AND MARINE TRUST 2004-1

Issuer

ETCF ASSET FUNDING CORPORATION

Depositor

E*TRADE CONSUMER FINANCE CORPORATION

Servicer

Asset Backed Notes, Class A-1	$61,200,000
Asset Backed Notes, Class A-2	$66,200,000
Asset Backed Notes, Class A-3	$75,900,000
Asset Backed Notes, Class A-4	$32,500,000
Asset Backed Notes, Class A-5	$34,572,000
Asset Backed Notes, Class B	$10,042,000
Asset Backed Notes, Class C	$9,270,000
Asset Backed Notes, Class D	$10,815,000

PROSPECTUS SUPPLEMENT

Lehman Brothers

We are not offering the notes in any state where the offer is not permitted.

Until March 9, 2005, all dealers effecting transactions in the notes, whether or not participating in this distribution, may be required to deliver a prospectus supplement and the prospectus to which it relates. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.